UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FARGO ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Fargo Electronics, Inc.
(2) Aggregate number of securities to which transaction applies:
12,808,106 shares of common stock (as of May 31, 2006) and 644,541 options to purchase shares of common stock (as of May 31, 2006).
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 12,808,106 shares of Common Stock multiplied by $25.50 per share and (B) options to purchase 644,541 shares of Common Stock with exercise prices below $25.50, multiplied by $17.06 per share (which is the difference between $25.50 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4) Proposed maximum aggregate value of transaction:
$337,602,572.46
(5) Total fee paid:
$36,123.48
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Subject to completion, dated June 7, 2006

Preliminary Copy

FARGO ELECTRONICS, INC.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344

, 2006

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Fargo Electronics, Inc. to be held on                                 , 2006, at                local time, at Fargo’s corporate headquarters, 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

At this meeting, you will be asked to approve the merger agreement that we entered into on May 22, 2006 with Assa Abloy, Inc., HID Global Corporation, a wholly-owned subsidiary of Assa Abloy, Inc. and Dakota Acquisition Sub, Inc., a wholly-owned subsidiary of HID Global Corporation. As a result of the merger, Fargo will become a wholly owned subsidiary of HID Global Corporation. We are also asking that you grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the merger agreement and approval of the merger at the time of the special meeting.

If the merger is completed, you will receive $25.50 in cash, without interest, for each share of Fargo common stock you own and you will have no ongoing interest in the continuing business of Fargo.

Our board of directors has unanimously approved the merger agreement. The board of directors has also unanimously determined that the merger is advisable and that the terms of the merger agreement and the merger are fair to and in the best interests of Fargo’s stockholders. Therefore, the board of directors recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The attached notice of meeting and proxy statement describe the proposed merger and the merger agreement. We urge you to read these materials carefully.

The merger is an important decision for Fargo and its stockholders. Your vote is important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Fargo. If you fail to vote on the merger agreement, the effect will be the same as a vote against approval of the merger agreement. Whether you own a few or many shares of Fargo stock, it is important that your shares be represented. Whether or not you plan to attend the special meeting, I urge you to vote by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.

Sincerely,

Gary R. Holland
Chairman, President and Chief Executive Officer

Eden Prairie, Minnesota

This proxy statement is dated                 , 2006, and is first being mailed to
Fargo stockholders beginning on or about                   , 2006.

FARGO ELECTRONICS, INC.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                      , 2006

To the Stockholders of Fargo Electronics, Inc.:

A special meeting of stockholders of Fargo Electronics, Inc., a Delaware corporation, will be held on           ,                , 2006, at       a.m., local time, at Fargo’s corporate headquarters, 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344, for the following purposes:

1.                To approve an Agreement and Plan of Merger dated as of May 22, 2006 among Fargo Electronics, Inc., Assa Abloy, Inc., HID Global Corporation and Dakota Acquisition Sub, Inc.

2.                To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

3.                To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Fargo common stock entitled to vote at the special meeting. Only stockholders of record at the close of business on                      , 2006 will be entitled to notice of, and to vote at, the special meeting and any adjournments. Stockholders are entitled to one vote for each share of Fargo common stock held of record on that date. Any action on the items of business above may be considered at the special meeting or any adjournment or postponement of the special meeting.

We have described the merger agreement and merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this proxy statement.

If you do not vote in favor of approving the merger agreement, and you otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law (the “DGCL”), you will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, and you will be entitled to receive, in lieu of the $25.50 merger consideration, payment in cash of the “fair value” of your shares of Fargo common stock. A copy of Section 262 of the DGCL is included as Appendix C to this proxy statement. We also refer you to the information included under the heading “Appraisal Rights” in this proxy statement.

A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten (10) days prior to the special meeting, at the offices of Fargo Electronics, Inc., 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

By Order of the Board of Directors,

Jeffrey D. Upin
Secretary

                    , 2006
Eden Prairie, Minnesota

i

APPRAISAL RIGHTS	54
You Have a Right to Dissent	54
We Must Provide You Notice of Your Appraisal Rights	54
A Dissenting Stockholder Must Perfect Appraisal Rights	54
Fargo Must Provide Each Stockholder that has Properly Asserted Appraisal Rights Notice	55
A Petition Must be Filed in the Delaware Chancery Court	55
Stockholders May Request Information	56
A Court Will Determine Stockholders Entitled to Appraisal Rights, Fair Value and Allocation of Expenses	56
No Right to Vote Appraisal Shares or Receive Dividends or Distributions on Appraisal Shares	56
Failure to Perfect Appraisal Rights	56
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	58
INFORMATION REGARDING FARGO	59
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF FARGO	60
Stock Ownership of Certain Beneficial Owners	60
Stock Ownership of Directors and Management	61
INFORMATION REGARDING ASSA ABLOY, INC. AND HID	62
FUTURE STOCKHOLDER PROPOSALS	63
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	63
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	63
WHERE YOU CAN FIND MORE INFORMATION	63
DOCUMENTS INCORPORATED BY REFERENCE	64

APPENDICES
Appendix A	Agreement and Plan of Merger dated as of May 22, 2006 among Fargo Electronics, Inc., Assa Abloy, Inc., HID Global Corporation and Dakota Acquisition Sub, Inc.
Appendix B	Opinion of Fargo’s Financial Advisor
Appendix C	Appraisal Rights—Section 262 of the Delaware General Corporation Law

Unless the context otherwise requires, the terms “we,” “us,” “our” and “Fargo” in this proxy statement refer to Fargo Electronics, Inc. and its subsidiaries. We refer to Assa Abloy, Inc. as “Assa Abloy”, HID Global Corporation as “HID” and Dakota Acquisition Sub, Inc. as “HID’s merger subsidiary” in this proxy statement.

ii

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers About the Merger and the Special Meeting” on the pages following this summary term sheet, highlight important selected information from this proxy statement relating to our proposed merger with HID’s merger subsidiary. This summary term sheet and the following question and answer section may not, however, contain all the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the information to which we have referred you, and all of the appendices before voting on the proposed merger and merger agreement. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.

Companies Involved in the Merger (pages 59 and 62)

Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Telephone:  (952) 941-9470

Fargo is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. End users of Fargo’s card identity systems, including governments, corporations, educational institutions and trade and professional associations, create personalized cards for a wide variety of applications. Fargo common stock is quoted on the Nasdaq National Market under the symbol “FRGO.”  Fargo was organized as a North Dakota corporation in 1974, reincorporated in Minnesota in 1985 and reincorporated in Delaware in December 1999.

Assa Abloy, Inc.
110 Sargent Drive
New Haven, Connecticut 06511
Telephone:  (203) 624-5225

Assa Abloy, Inc. is a leading global manufacturer and supplier of locking solutions and related products. Assa Abloy, Inc. is a wholly-owned subsidiary of Assa Abloy AB, which has over 150 subsidiary companies in over 40 countries worldwide with approximately 30,000 employees and annual revenues of approximately 3 billion Euros. Assa Abloy, Inc. was incorporated in the State of Oregon in 1986.

HID Global Corporation
9292 Jeronimo Road
Irvine, California 92618
Telephone:  (949) 598-1600

HID Global Corporation is a wholly-owned subsidiary of Assa Abloy, Inc. that manufactures and supplies ID cards, card readers and access control systems based on radio frequency identification (RFID). HID Global Corporation was incorporated in the State of Delaware in 1991.

Dakota Acquisition Sub, Inc.
9292 Jeronimo Road
Irvine, California 92618
Telephone:  (949) 598-1600

Dakota Acquisition Sub, Inc. is a newly-formed Delaware corporation that is wholly-owned by HID. Dakota Acquisition Sub, Inc. was incorporated in 2006 in preparation for the proposed merger and has not conducted any business activities to date other than activities incidental to its formation and in connection with the transaction contemplated by the merger agreement.

The Merger (page 17)

•       You have been asked to vote to approve a merger agreement providing for the acquisition of Fargo by HID.

•       At the effective time of the merger, HID’s merger subsidiary will merge with and into Fargo, and Fargo will continue as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement, which is described in, and is attached to, this proxy statement as Appendix A. You should read the description of the merger agreement in this proxy statement under the heading “The Merger Agreement” and the merger agreement carefully.

•       If the merger is completed:

•        You will receive $25.50 in cash for each of your shares of Fargo common stock outstanding at the time of the merger, including shares of common stock that were issued as restricted stock awards, unless you exercise and perfect your appraisal rights. This cash payment is referred to as the “merger consideration” in this proxy statement.

•        Holders of Fargo stock options will receive for each outstanding option held at the time of the merger an amount in cash determined by multiplying (1) the excess of $25.50 over the exercise price per share of the option by (2) the number of shares subject to the option, less any amounts needed to pay any applicable withholding of income or payroll taxes. This cash payment is referred to as the “option consideration” in this proxy statement.

Effects of the Merger (page 32)

•       As a result of the merger:

•        Fargo will no longer be a public company but will be a wholly-owned, privately-held subsidiary of HID;

•        Fargo common stock will no longer be quoted on the Nasdaq National Market, price quotations will no longer be available and the registration of Fargo common stock, and Fargo’s reporting obligations under the Securities Exchange Act of 1934 will terminate;

•        you will no longer be a stockholder of or have any ownership interest in Fargo, and therefore you will not be able to participate in any future earnings and growth of Fargo, or benefit from any future increases in Fargo’s value; and

•        HID will receive 100% of any future earnings and growth of Fargo, and benefit from any future increases in Fargo’s value, but will also bear 100% of the risk of any future losses of Fargo and any future decreases in Fargo’s value.

Vote Required (page 15)

•       The merger agreement must be approved by the holders of a majority of the shares of Fargo common stock outstanding as of the record date of the special meeting.

Recommendation of the Board of Directors (page 23)

•       Our board of directors unanimously approved the merger and the merger agreement, and unanimously recommends that you vote to approve it. Our board of directors also unanimously recommends that you vote for the approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting. When considering the recommendations of our board of directors, you should be aware that members of our board of directors and our management have interests in the merger other than their interests as Fargo stockholders generally.

•       Our board of directors has unanimously determined that the merger is advisable and that the terms of the merger agreement, including the merger consideration of $25.50 per share, are fair to and in the best interests of Fargo stockholders.

Reasons for the Merger (page 23)

•       In reaching its conclusion to approve and recommend the merger agreement, our board of directors considered, among other factors, the following:

•        The per share merger consideration in relation to historical and market trading prices for Fargo common stock and the fact that the merger consideration represents a premium of approximately 54% over the closing sale price for the Fargo common stock on the last trading day prior to the approval by our board of directors of the merger agreement;

•        The per share merger consideration in relation to the implied value per share of certain comparable public companies based on an analysis of the last twelve months’ revenue, EBITDA and net income of such companies, the implied value per share of companies acquired in certain precedent transactions, based on an analysis of the last twelve months’ revenue and EBITDA of such acquired companies, and the implied equity value per share of Fargo based on a discounted cash flow analysis;

•        The familiarity of the board of directors with the business, operations, financial condition, and prospects of Fargo and general industry, economic and market conditions;

•        The opinion of Raymond James & Associates, Inc. that, as of the date of its opinion, and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to holders of Fargo common stock, and the financial presentation of Raymond James in connection with that opinion;

•        The experience, reputation and financial capabilities of Assa Abloy, Inc. and HID and the likelihood that regulatory and stockholder approval could be obtained;

•        The fact that the merger agreement must be submitted to Fargo stockholders for approval, which allows for an informed vote of the stockholders on the merits of the transaction, and may be terminated in the event this approval is not obtained, and the fact that appraisal rights are available under Section 262 of the Delaware General Corporation Law, or DGCL;

•        The fact that the merger consideration will consist entirely of cash and therefore will not be subject to any market risk prior to closing;

•        The terms and conditions of the merger agreement, including provisions that permit Fargo under certain conditions to terminate the merger agreement to accept a superior proposal;

•        The fact that there is no financing condition to the merger or any condition based on due diligence or fluctuations in the price of Fargo common stock;

•        The recommendation of our management with respect to the merger; and

•        The board’s belief that it cannot be predicted whether another similarly attractive acquisition opportunity might become available in the future.

Opinion of Fargo’s Financial Advisor (page 26)

•       Raymond James delivered to the board of directors its written opinion, dated May 21, 2006, that, as of the date of its opinion, and based upon and subject to the matters described in the opinion, the merger consideration to be received by Fargo’s stockholders in the merger is fair, from a financial point of view, to holders of Fargo common stock.

•       This opinion is attached as Appendix B to this proxy statement. We encourage you to read this opinion carefully in its entirety.

Interests of Fargo’s Directors and Officers in the Merger (page 33)

•       In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that some of our directors and officers have interests in the merger or have certain relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interest in the connection with the merger.

•        Our directors and officers will receive an aggregate of $9,684,237 in merger consideration for their shares of common stock, including common stock issued as restricted stock awards.

•        Vested and unvested stock options held by our directors and executive officers will be canceled and cashed out in connection with the merger, meaning that our directors and executive officers will receive cash payments, without interest and less any applicable withholding tax, equal to the product of the excess of $25.50, if any, over the exercise price per share of common stock subject to their options and the number of shares of our common stock subject to their options. As of the record date, our directors and executive officers held, in the aggregate, vested and unvested in-the-money stock options to acquire 505,000 shares of our common stock with a weighted exercise price of $8.644 per share. The total aggregate amount of cash payments to be made to our directors and executive officers in connection with the cancellation of their options will be approximately $8,512,076.

•        Each of our executive officers has entered into an agreement with us that provides certain severance payments and benefits in the event of their termination of employment under certain circumstances. If the merger had occurred on May 22, 2006 and if each of our executive officers had terminated employment on that date, the total aggregate cash value of potential cash severance payments and benefits for these executive officers would be approximately $2,595,144. In addition, Mr. Holland’s employment agreement provides that in the event any benefit received by Mr. Holland gives rise to an excise tax, Mr. Holland is also entitled to a “gross-up” payment in an amount that would place Mr. Holland in the same after-tax position that he would have been in if no excise tax had applied. Fargo does not believe this transaction will require a “gross-up” payment to Mr. Holland. Mr. Holland has, however, indicated that he is willing to commit to Assa Abloy, Inc. that he will renegotiate certain of the terms of his employment agreement upon the closing of the merger.

•        Although, as of the date of this proxy statement, no member of our management has entered into any agreement with HID, HID has informed us of its intention to retain members of our existing management team with the surviving corporation after the merger is completed.

•        Assa Abloy, Inc. and HID have also agreed in the merger agreement that after the effectiveness of the merger they will honor Fargo’s indemnification obligations to its directors and officers and will maintain for a six-year period “tail” directors’ and officers’ liability insurance for each person currently covered by our current directors’ and officers’ liability insurance policy.

Conditions to the Merger (page 50)

•       Each party’s obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

HID and Assa Abloy, Inc., on the one hand, and we, on the other hand, are obligated to complete the merger only if the following conditions are satisfied or waived:

•        the merger agreement is approved by our stockholders at the special meeting;

•        the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, has expired or terminated and approval has been obtained under any material foreign law;

•        there is not any threatened or pending suit, action, proceeding or investigation by any government entity seeking to restrain or prohibit completion of the merger; and

•        no government entity has enacted or issued any law, regulation or order making illegal or prohibiting completion of the merger.

We will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•        HID’s representations and warranties in the merger agreement are true and correct as of signing and the closing of the merger, except in certain cases where the failure to be true and correct would not materially impair the ability of Assa Abloy, Inc., HID or HID’s merger subsidiary to perform their obligations under the merger agreement; and

•        HID has performed in all material respects all of its obligations required by the merger agreement to be performed before or at the closing of the merger.

Assa Abloy, Inc., HID and HID’s merger subsidiary will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•        our representations and warranties in the merger agreement are true and correct as of signing and the closing of the merger, except in certain cases where the failure to be true and correct does not have and would not reasonably be expected to have a material adverse effect on Fargo (or, for certain representations and warranties, except where the failure to be true and correct would not be material);

•        we have performed in all material respects all of our obligations required by the merger agreement to be performed before or at the closing of the merger;

•        we have not received notice that Fargo stockholders holding 5% or more of Fargo’s outstanding common stock have purported to exercise dissenters’ rights under Section 262 of the DGCL;

•        we have not suffered a material adverse effect since the date of the merger agreement; and

•        there is not threatened or pending any suit, action, proceeding or investigation by any government entity or any other person seeking to prohibit or impose material limitations on the ownership or operation of the business of Assa Abloy, Inc., HID, Fargo or any of their respective affiliates or which is reasonably likely to materially limit the reasonably expected benefits of the merger for HID, compel the divestiture of any assets or business of Assa Abloy, Inc., HID, Fargo or any of their respective affiliates that would be reasonably likely to be materially adverse or impose any material limitation on the ability of Assa Abloy, Inc., HID, Fargo or any of their respective affiliates to conduct or exercise control over their respective businesses.

•       If these conditions are satisfied, the merger should be completed within several days after the special meeting. If these conditions are not satisfied, Fargo and/or HID may be able to terminate the merger agreement.

Limitations on Considering Other Acquisition Proposals (page 49)

•       We have agreed that, except under certain specified circumstances set forth in the merger agreement, neither we nor our officers, directors, employees, advisors, agents and representatives will, directly or indirectly:

•        solicit, initiate, facilitate or knowingly encourage any offer from a third party other than HID for an alternative transaction to acquire Fargo, or any inquiry, proposal or offer that could reasonably be expected to lead to such an alternative transaction; or

•        enter into or participate in any discussions or negotiations concerning such a proposal (other than with Assa Abloy, Inc., HID or HID’s merger subsidiary).

•       Notwithstanding the restrictions described above, if, at any time before the special meeting we receive an unsolicited bona fide written acquisition proposal from a third party:

•        we may furnish public and non-public information concerning Fargo to the third party if the third party enters into an appropriate confidentiality agreement and our board of directors determines in good faith that failure to provide such information is reasonably likely to result in a breach of its fiduciary duties; and

•        we may participate in discussions or negotiations with the third party if our board of directors determines in good faith that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and failure to enter into discussions or negotiations is reasonably likely to result in a breach of its fiduciary duties.

•       We have agreed to promptly (and always within 24 hours) after we receive an offer from a third party for an alternative transaction to acquire Fargo, or any inquiry, proposal or offer that could reasonably be expected to lead to such an alternative transaction, notify HID orally and in writing of the terms of any such offer, including the identity of the third party making the offer, and any discussions with the third party, and to provide updates to HID on any such discussions at least every two calendar days.

•       The merger agreement also provides that our board of directors (or any committee thereof) will not:

•        withdraw or adversely modify its recommendation in favor of the merger, determine that the merger agreement no longer is advisable, recommend that the Fargo stockholders reject the merger agreement or resolve or publicly propose to take any such actions;

•        approve or recommend approval of any offer from a third party for an alternative transaction to acquire Fargo, or withdraw approval of the merger agreement or resolve to take any such action;

•        propose publicly to approve any offer from a third party for an alternative transaction to acquire Fargo or withdraw approval of the merger agreement or resolve to take any such action;

•        fail to include in the proxy statement for the special meeting the unanimous recommendation of our board of directors in favor of the merger agreement or fail to reaffirm this unanimous recommendation within five days of any request by HID; or

•        permit Fargo to enter into any letter of intent or agreement relating to an alternative transaction to acquire Fargo.

•       Notwithstanding the above, our board of directors may take any of the above actions (including entering into an agreement relating to an alternative transaction to acquire Fargo) if our board determines that the alternative transaction is a superior proposal and in good faith determines the failure to take such an action is reasonably likely to result in a breach of its fiduciary duties.

•       However, we may not proceed to enter into an agreement for an alternative transaction to acquire Fargo until we provide HID with an explanation of why the alternative transaction is more favorable to us than the merger, provide HID a copy of the agreement relating to such alternative transaction and give HID three days to modify its proposal so that the alternative transaction is no longer a superior proposal.

•       If our board of directors takes any of the various actions detailed above, we may be required to pay a termination fee of $10,950,000 to HID.

Termination of the Merger Agreement (page 51)

HID and we can terminate the merger agreement under certain circumstances, including:

•       by mutual written consent;

•       by either of us if any governmental restraint prohibiting the completion of the merger is in effect and has become final and nonappealable;

•       by either of us if the merger has not been completed by October 31, 2006, provided that the terminating party’s failure to fulfill any obligation under the merger agreement is not the cause of the merger not being completed;

•       by either of us if our stockholders do not approve the merger agreement at the special meeting;

•       by us, if:

•        we are not in material breach of any of our representations, warranties or covenants and Assa Abloy, Inc., HID or HID’s merger subsidiary breaches or fails to perform in any material respect any of their respective representations, warranties or covenants (and does not cure such breach or failure within 20 days of notice); or

•        our board of directors makes a so-called “company adverse recommendation change” in response to a superior proposal to acquire Fargo and Fargo has complied with certain procedures set forth in the merger agreement.

•       by HID, if:

•        HID is not in material breach of any of its representations, warranties or covenants and we breach or fail to perform in any material respect any of our representations, warranties or covenants (and do not cure such breach or failure within 20 days of notice); or

•        our board of directors makes a so-called “company adverse recommendation change”, whether or not in response to a superior proposal to acquire Fargo;

•        we have experienced a material adverse effect; or

•        we have materially breached sections of the merger agreement concerning limitations on our response to, or the consideration by us of, other acquisition proposals or calling a stockholder meeting to consider the merger.

Termination Fees and Expenses (page 53)

•       The merger agreement provides that regardless of whether the merger is completed, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

•       The merger agreement provides that, in several circumstances, we may be required to pay HID a termination fee of $10,950,000 and that in other circumstances we may be required to pay HID a smaller termination fee. The merger agreement provides that in more limited circumstances HID may be required to pay us a termination fee of up to $1.5 million.

Security Ownership of Management (page 60)

•       Fargo’s directors and executive officers have indicated that they intend to vote their shares of Fargo common stock in favor of the merger agreement.

•       As a result of these indications, approximately 3% of Fargo’s outstanding common stock will be voted in favor of the merger agreement.

Regulatory Requirements (page 42)

•       Under the HSR Act, the merger may not be completed until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is terminated earlier by the FTC or the Department of Justice, or unless the waiting period is extended by a request for additional information or documentary material. Fargo and HID made the requisite filings under the HSR Act on May 26, 2006.

Appraisal Rights (page 54)

•       If you do not wish to accept the $25.50 merger consideration in the merger and you do not vote in favor of the merger agreement, you have the right under Delaware law to seek a judicial appraisal of your shares to determine the “fair value” of your shares, in lieu of the $25.50 merger consideration if the merger is completed. This value could be more than, less than, or the same as the merger consideration.

•       We refer you to the information under the heading “Appraisal Rights” in this proxy statement and to the applicable Delaware statute attached as Appendix C to this proxy statement for information on how to exercise your appraisal rights. Failure to follow exactly all of the steps required under Delaware law will result in the loss of your appraisal rights.

Source of Funds (page 42)

•       The amount of funds required to fund the payment of the merger consideration and the option consideration is estimated to be $337 million, which HID intends to obtain from its working capital and available capacity on its existing credit agreements. In addition, as of March 31, 2006, Fargo had approximately $37 million in cash and cash equivalents, which will be available to HID immediately following the merger.

•       The merger is not conditioned upon any financing arrangements.

The Special Meeting of Fargo’s Stockholders (page 14)

•       The special meeting will be held to consider and vote upon the proposal to approve the merger agreement and the proposal to grant the authority to vote your shares to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the approval of the merger and merger agreement at the time of the special meeting. The special meeting will be held at our corporate headquarters at 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344, on                          , 2006, at     :00 a.m., local time.

•       You are entitled to vote at the special meeting if you owned shares of Fargo common stock on               , 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of Fargo common stock you owned on the record date. There are                           shares of Fargo common stock entitled to be voted at the special meeting.

•       To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the special meeting and vote in person. You may also vote your proxy by telephone or the internet by following the instructions provided on your proxy card. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the merger agreement.

•       The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Fargo common stock on the record date. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter.

Surrender of Certificates

•       Promptly after the effective time of the merger, Fargo stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender their shares of Fargo common stock in exchange for the merger consideration. Fargo stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When Fargo stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the merger consideration.

Material U.S. Federal Income Tax Consequences (page 40)

•       For U.S. federal income tax purposes, you will be taxed on your receipt of the $25.50 in cash per share to the extent that the amount you receive exceeds your tax basis in your shares.

•       Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.

Questions About the Merger

•       If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

Paul W.B. Stephenson
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344
(952) 941-9470

•       The following pages present answers to some of the more commonly asked questions about the merger and the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:             Why am I receiving this proxy statement?

A.              We have entered into a merger agreement with Assa Abloy, Inc., HID and HID’s merger subsidiary. Under the merger agreement, we will become a wholly-owned subsidiary of HID and our common stock will no longer be listed on the Nasdaq National Market. A copy of the merger agreement is attached to this proxy statement as Appendix A. In order to complete the merger, our stockholders must vote to approve the merger agreement. Our board of directors is providing this proxy statement to give you information for your use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q:             When and where is the special meeting?

A:             The special meeting of stockholders will be held on                          , 2006, at     :00 a.m., local time, at Fargo’s corporate headquarters, 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

Q:             What matters will be voted on at the special meeting?

A:             You will vote on a proposal to approve the merger agreement and a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:             What will I receive in the merger?

A:             You will be entitled to receive $25.50 in cash for each share of Fargo common stock you own at the effective time of the merger, unless you exercise and perfect your appraisal rights.

Q:             What do I need to do now? (page 14)

A:             We urge you to read carefully and consider the information contained in this proxy statement. In addition, you should complete, sign and date the attached proxy card and return it in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Fargo common stock may be represented at the special meeting. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card.

Q:             What happens if I do not return a proxy card? (page 15)

A:             The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Q:             May I vote in person? (page 15)

A:             Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank if you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:             May I change my vote after I have mailed my signed proxy card? (page 16)

A:             Yes. You may revoke your proxy any time before the special meeting by any one of the following three methods:

•       giving written notice to our Secretary of your revocation bearing a later date than your proxy at or before the vote at the special meeting;

•       delivering to our Secretary a duly executed proxy relating to the same shares and bearing a later date at or before the vote at the special meeting; or

•       attending the special meeting and voting in person. You should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me? (page 15)

A:             Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide your broker with instructions on how to vote. Any failure to instruct your broker on how to vote in favor of the merger agreement will have the effect of a vote “against” the merger agreement. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q:             What vote of the stockholders is required to approve the merger agreement? (page 15)

A:             Approval of the merger agreement requires the affirmative vote of a majority of the shares of Fargo common stock outstanding as of                     , 2006. A failure to vote or to provide your broker with instructions on how to vote, or a vote to abstain, will have the same effect as a vote “against” the merger agreement.

All of Fargo’s directors and executive officers have indicated to us that they and their affiliates intend to vote their shares of Fargo common stock in favor of the merger agreement. As a result, approximately 3% of outstanding Fargo common stock will be voted in favor of the merger agreement. Accordingly, in excess of an additional 47% of outstanding Fargo common stock must be voted in favor of the merger agreement for its approval.

Q:             Why is the board of directors recommending that I vote in favor of the merger agreement? (page 17)

A:             Fargo’s board of directors has unanimously determined that the merger is advisable and that the terms of the merger agreement and the merger are fair to and in the best interests of Fargo’s stockholders. Accordingly, the board of directors unanimously approved the merger agreement and recommends that you vote to approve it. For more information, we refer you to “The Merger—Background of the Merger” and “—Recommendation of the Board of Directors and Reasons for the Merger.”

Q:             Is the merger contingent upon approval at the special meeting of any of the proposals to be voted upon at the special meeting other than the proposal to approve the merger agreement?

A:             No.

Q:             What will happen to my Fargo stock options? (page 45)

A:             If you own options to purchase shares of Fargo common stock at the effective time of the merger, all outstanding options will become fully vested and you will be entitled to receive, for each option, an amount in cash determined by multiplying: (1) the excess, if any, of $25.50 over the per share exercise price of that option, by (2) the number of shares subject to that option. The amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due.

Q:             What will happen to the market for Fargo common stock after the merger?

A:             At the effective time of the merger, trading in Fargo common stock on the Nasdaq National Market will cease. Price quotations for Fargo common stock will no longer be available and the registration of Fargo common stock, and Fargo’s reporting obligations, under the Securities Exchange Act of 1934 will terminate.

Q:             What happens if I sell my shares before the special meeting?

A:             The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of Fargo common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of Fargo common stock.

Q:             What are the tax consequences of the merger?

A:             The exchange of your shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. For more information, we refer you to “The Merger—Material U.S. Federal Income Tax Consequences.”  We encourage you to consult with your own tax advisor for any questions you may have on the tax consequences of the merger, especially if you own Fargo stock options.

Q:             When do you expect the merger to be completed?

A:             We are working to complete the merger as quickly as possible. Assuming we obtain stockholder approval and any required antitrust clearance, we expect to complete the merger within several days after the special meeting.

Q:             Who will bear the cost of this solicitation?

A:             Fargo will bear the cost of this solicitation, which will be made primarily by mail. Proxies may also be solicited in person, or in telephone or similar means, by Fargo’s directors, officers or employees without additional compensation. Fargo will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expense in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             What rights do I have if I oppose the proposed merger agreement? (page 54)

A:             If you oppose the proposed merger agreement and do not vote in favor of it and the merger is completed, you may dissent and seek appraisal of the fair value of your shares under Delaware law. You must, however, comply exactly with all of the required procedures explained under the heading “Appraisal Rights” in this proxy statement and in Appendix C to this proxy statement.

Q:             Should I send in my Fargo stock certificates now? (page 45)

A:             No. Soon after the merger is completed, the paying agent will send you written instructions explaining how to exchange your Fargo stock certificates for cash.

Q:             When will I receive the cash consideration for my shares of Fargo common stock? (page 45)

A:             After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to surrender your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference certain statements concerning our expectations about future results or events, which are “forward-looking statements”. When used in this report, words such as “anticipate,” “believe,” “estimate,” “expect,” and “forecast” as they relate to us or our management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by Fargo, including our most recent periodic filings on Forms 10-K, 10-Q and 8-K and the following:

•       risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•       the failure of Fargo to obtain required stockholder approval;

•       the inability of the parties to secure required governmental or third party consents to and authorizations for the merger;

•       the occurrence of events that would have a material adverse effect on Fargo as described in the merger agreement; and

•       the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees.

These and other factors may cause our actual results to differ materially from any forward-looking statement.

Except as required by law, we do not undertake any obligation to update or keep current either (i) any forward-looking statement to reflect events or circumstances arising after the date of such statement, or (ii) the important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or which are reflected from time to time in any forward-looking statement.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place

This proxy statement is furnished in connection with the solicitation of proxies by Fargo’s board of directors for a special meeting of stockholders to be held on        ,           , 2006, at    :00 a.m., local time, at Fargo’s corporate headquarters, 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

Purpose

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and, if there are not sufficient votes in favor of approval of the merger agreement, to adjourn or postpone the special meeting to a later date to solicit additional proxies. A copy of the merger agreement is attached as Appendix A to this proxy statement.

The board of directors of Fargo has unanimously determined that the merger is advisable and that the terms of the merger agreement are fair to and in the best interests of Fargo’s stockholders and has unanimously approved the merger agreement and the merger. Accordingly, the board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of Fargo’s board of directors, you should be aware that, as discussed in more detail under the heading “The Merger—Interests of Fargo’s Directors and Officers in the Merger,” some of Fargo’s directors and officers have interests in the merger or have certain relationships that may present actual or potential, or the appearance of actual or potential, conflicts of interest in the connection with the merger.

To review the background and reasons for the merger in greater detail, we refer you to the information under the heading “The Merger—Background of the Merger” and “—Recommendation of the Board of Directors and Reasons for the Merger.”

You may be asked to consider other matters that may properly come before the special meeting and any postponements or adjournments of the meeting. It is not anticipated that any other matters will be brought before the special meeting. If other matters should properly come before the special meeting, however, the holders of proxies solicited hereby will vote on such matters in their discretion, unless you withhold such authority. These matters may include an adjournment or postponement of the special meeting from time to time if Fargo’s board of directors so determines. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.

If the special meeting is adjourned to a different place, date or time, Fargo need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than thirty (30) days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Fargo stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Record Date; Stockholders Entitled to Vote

We have fixed the close of business on                , 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. As of that date, there were shares of Fargo common stock outstanding and eligible to vote. Each share of Fargo common stock is entitled to one vote on each matter to be voted on at the special meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold the special meeting. Under our bylaws, a quorum is present at the special meeting if a majority of the shares of our issued and outstanding common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions (properly signed proxies marked “abstain”) and “broker non-votes” (properly signed proxies held by brokers in street name on behalf of customers who have not provided their brokers with specific voting instructions on nonroutine matters) will be counted as present.

Vote Required

Assuming a quorum is represented at the special meeting, either in person or by proxy, the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of Fargo common stock outstanding as of the record date. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter.

Shares represented by a proxy card voted as abstaining on the proposed merger agreement will be treated as shares present and entitled to vote that were not cast in favor of the merger agreement, and thus will be counted as votes against the merger agreement.

Security Ownership of Management

All of Fargo’s directors and executive officers have indicated to us that they and their affiliates intend to vote their shares of Fargo common stock in favor of the merger agreement. Accordingly, approximately 3% of Fargo common stock outstanding as of the record date of the special meeting will be voted in favor of approval of the merger agreement.

Broker Non-Votes

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. These brokers, however, are precluded from exercising their voting discretion with respect to the approval of non-routine matters, like approving the merger agreement. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the merger agreement.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about               , 2006 in connection with the solicitation of proxies by the board of directors for use at the special meeting.

Your vote is important. A proxy card is enclosed for your use. You are solicited on behalf of the board of directors, to mark, sign, date and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States.

Proxies will be voted as specified by you. Signed proxies that lack any specification will be voted in favor of the approval of the merger agreement and the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

The board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocation of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its use at the special meeting by using any one of the following three methods:

•       giving written notice to our Secretary of your revocation bearing a later date than your proxy at or before the vote at the special meeting;

•       delivering to our Secretary a duly executed proxy relating to the same shares and bearing a later date at or before the vote at the special meeting; or

•       attending the special meeting and voting in person. You should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of Fargo common stock will be borne by Fargo. Fargo’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, personal conversation or otherwise. Fargo may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Fargo common stock.

Fargo may decide to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the special meeting. If Fargo retains a proxy solicitation firm, it anticipates that the costs it will incur will be approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses.

Appraisal Rights

Stockholders on the record date who do not vote in favor of the merger agreement, who file with Fargo before the vote on the merger agreement a written notice of intent to demand the fair value of their shares and comply exactly with the other statutory requirements of Section 262 of the Delaware General Corporation Law, will be entitled to appraisal rights. If you vote in favor of the merger agreement, you will waive your appraisal rights. A copy of the Delaware appraisal statute is attached as Appendix C to this proxy statement and is described in more detail in this proxy statement under the heading “Appraisal Rights.”

THE MERGER

This section describes material aspects of the merger. The merger agreement itself, which is the definitive document governing the merger, is described under “The Merger Agreement” beginning on page 44. While Fargo believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this proxy statement for a more complete understanding of the merger and the merger agreement.

Fargo’s stockholders are being asked to consider and act upon a proposal to approve the merger agreement. The merger agreement provides for the acquisition of all the outstanding shares of common stock of Fargo for $25.50 in cash per share of common stock. The merger will not be completed unless the merger agreement is approved by the required affirmative vote of our stockholders.

Background of the Merger

Since its initial public offering in February 2000, Fargo has regularly considered opportunities for acquisitions, joint ventures, distribution and licensing arrangements and other strategic transactions, and has from time to time engaged in preliminary discussions and negotiations with other companies regarding these types of transactions.

Prior to Fargo’s initial public offering, Fargo and HID had discussed the possibility of an acquisition transaction between the two parties, but no formal offer resulted from these discussions. Later in 2000, HID was acquired by Assa Abloy AB, based in Sweden. HID is a manufacturer of contactless access control cards and readers for the security industry and has manufactured proximity cards for use in Fargo’s CardJet printer platform since December 2004 and supplies proximity cards to Fargo for use in other Fargo printers.

On July 31, 2001, Fargo entered into an acquisition agreement pursuant to which Fargo agreed to be acquired by Zebra Technologies Corporation. Under the now terminated acquisition agreement, on August 3, 2001, a wholly-owned subsidiary of Zebra commenced a cash tender offer for all of Fargo’s outstanding shares at a price of $7.25 per share. The tender offer was subject to certain conditions, including successful termination of the Federal Trade Commission’s antitrust review under the provisions of the HSR Act. On March 27, 2002, Fargo and Zebra agreed to terminate the acquisition agreement. Based on discussions with representatives of the Federal Trade Commission, Fargo and Zebra concluded that the FTC would not approve the acquisition of Fargo by Zebra. The agreement between Fargo and Zebra terminating the acquisition agreement provided for the immediate termination of the tender offer and included a mutual release. Shares tendered in the tender offer were returned to the stockholders.

In October 2005, a representative of an investment banking firm not retained by either party contacted Jeffrey D. Upin, Fargo’s Vice President of Business Development, General Counsel and Secretary, indicating that HID had expressed an interest in acquiring Fargo. Due to Fargo and HID’s ongoing business relationship, Mr. Upin and Fargo’s President and Chief Executive Officer, Gary R. Holland, made a telephone call to Joseph Grillo, the Chief Executive Officer of the Global Technologies Division of Assa Abloy, Inc., the parent corporation of HID. Mr. Grillo indicated that HID had for some time maintained an interest in a potential transaction with Fargo and, in any event, due to the deepening of the parties’ on-going business contacts and relationship, suggested that the parties should meet in January 2006 to discuss these issues in greater detail.

On December 8, 2005, Fargo’s board of directors held a regularly scheduled meeting at which they discussed, among other things, a new employment agreement with Mr. Holland, which had been under discussion for the previous six months. Fargo’s board of directors also approved an extension to the change in control agreements with Fargo’s executive officers. The board indicated that once Mr. Holland’s agreement was complete they intended to recommend changes to the current change in control agreements with the executive officers of Fargo.

On January 23, 2006, Mr. Grillo and Denis Hébert, the President of HID, met with Mr. Upin and Mr. Holland at the offices of Oppenheimer Wolff & Donnelly LLP, Fargo’s outside legal counsel, to discuss HID’s interest in acquiring Fargo and the deepening of the parties’ on-going business contacts and relationship. Mr. Upin and Mr. Holland indicated that Fargo was not seeking to be acquired, but was always willing to listen to bona fide potential offers. Mr. Grillo and Mr. Hébert informed Mr. Upin and Mr. Holland that they would get back to Fargo after further discussions with Assa Abloy AB.

During the week of January 29, 2006, Mr. Grillo contacted Mr. Upin to schedule a second meeting to discuss a potential transaction in greater detail.

On February 24, 2006, Fargo’s board of directors held a regularly scheduled meeting at which Mr. Holland apprised the board of HID’s interest in an acquisition of Fargo and of the discussions that had occurred to date. The board of directors determined to continue discussions concerning the potential business combination and appointed an acquisition committee of the board consisting of Edward H. Bersoff, Edward J. Smith and Mr. Holland to coordinate discussions concerning a potential transaction.

On February 28, 2006, Mr. Holland and Mr. Upin met with Mr. Hébert and Will West, HID’s Director of Mergers and Acquisitions, at the offices of Oppenheimer Wolff & Donnelly LLP. Mr. Hébert and Mr. West expressed continued interest in a potential acquisition of Fargo and asked for further information regarding Fargo so it could be discussed at a meeting of the board of directors of Assa Abloy AB to be held at the end of April 2006.

On March 3, 2006, Mr. Upin received a telephone call from Mr. West indicating that HID intended to retain UBS Securities LLC (“UBS Investment Bank”) to act as its financial advisor with respect to a potential transaction with Fargo. Mr. West requested that Fargo provide certain reports regarding non-public financial information pertaining to Fargo’s products. Mr. Upin indicated that he would need to discuss the request internally before responding to Mr. West’s request.

On March 6, 2006, after discussions with Bruce Machmeier of Oppenheimer Wolff & Donnelly LLP, Mr. Upin contacted Mr. West by telephone indicating that he would need further direction from the acquisition committee of the board of directors prior to making any decision regarding providing non-public information to Assa Abloy AB. Mr. Upin also noted to Mr. West that the confidentiality agreement in place between the parties, which had been entered into in connection with the prior business relationship between the companies, was product driven and would probably need to be revised. Mr. West indicated he would discuss this matter with HID, Assa Abloy AB and UBS Investment Bank.

On March 9, 2006, the acquisition committee of the board of directors held a telephonic meeting to discuss Fargo’s willingness to move forward with providing confidential information to HID. The committee also discussed the type and format of information Fargo would be willing to provide, as well as the general terms it might consider in entering into a transaction with HID. In particular, the committee discussed the fact that Fargo was not interested in providing confidential information to HID only to become the target of an unfriendly transaction by HID. After further discussion, the committee authorized Fargo’s management to negotiate a confidentiality and stand-still agreement with HID before providing the requested non-public information.

On March 9, 2006, following the meeting of the acquisition committee, Mr. Upin contacted Mr. West by telephone to discuss a confidentiality and stand-still agreement. In response to a request from Mr. West, Mr. Upin sent an e-mail to Mr. West containing a draft of an agreement to review. On March 11, 2006, Mr. West sent an e-mail to Mr. Upin containing a revised draft of the confidentiality and stand-still agreement and provided an updated list of information that HID wished to review. On March 13, 2006, Mr. West sent an e-mail to Mr. Upin containing a more detailed information request list.

On March 17, 2006, the acquisition committee of the board of directors held a telephonic meeting to discuss the revised draft of the confidentiality and stand-still agreement and HID’s information request. After discussing the revisions and information request, the committee authorized Fargo’s management to execute the confidentiality and stand-still agreement with HID and provide the requested information.

On March 17, 2006, Mr. Upin contacted Mr. West by telephone and informed him that Fargo was comfortable moving ahead and signing the confidentiality and stand-still agreement. Mr. West and Mr. Upin continued to negotiate the terms of these agreements over the next several days through e-mail correspondence and telephone calls. On March 20, 2006, Mr. Upin and Paul Stephenson, Fargo’s Chief Financial Officer, contacted Mr. West by telephone to discuss the information request.

On March 24, 2006, Mr. West contacted Mr. Upin by telephone to inform him that Assa Abloy AB wanted to accelerate the process of considering an acquisition by forgoing the execution of the confidentiality and stand-still agreement and moving directly to a letter of intent, but that the letter of intent might contain a broader price range since it would be based only on publicly disclosed information. Mr. West indicated that Fargo should consider the letter an unsolicited offer which would not be hostile in nature.

On March 24, 2006, Mr. Holland updated the acquisition committee of the board of directors by e-mail regarding the letter of intent and Mr. Upin and Mr. Holland contacted Mr. West to inform him that Fargo would be willing to receive an unsolicited letter of intent. On March 27, 2006, Mr. West contacted Mr. Upin by telephone indicating that he would be sending to Fargo an executed letter of intent the following day from Assa Abloy AB.

On the morning of March 29, 2006, Mr. Upin received a signed letter of intent from Assa Abloy AB by e-mail, which included a statement of HID’s interest in purchasing Fargo, certain conditions, a no-shop clause and an exclusivity period of forty-five days. The proposed exclusivity provision expressly permitted the Fargo board, in response to an unsolicited written proposal for an alternative transaction, to take any actions it determined were reasonably necessary to comply with its fiduciary duties. Later in the day, Mr. Holland sent an e-mail to Fargo’s entire board of directors indicating that Fargo had received a letter of intent earlier that day. Subsequently, Mr. West contacted Mr. Upin by telephone and explained the terms of the letter of intent. Mr. West stated that it was HID’s goal to conduct 30 days of due diligence to allow for a discussion to occur at a meeting of the board of directors of Assa Abloy AB to be held on April 24 to 25, 2006.

On the evening of March 29, 2006, the acquisition committee of Fargo’s board of directors held a telephonic meeting, with Mr. Upin, Mr. Stephenson and Mr. Machmeier also in attendance, to discuss the letter of intent from Assa Abloy AB. Mr. Machmeier reviewed for the committee its legal duties and responsibilities in connection with considering the letter of intent. The committee decided to ask HID and Assa Abloy AB to sign a confidentiality and stand-still agreement prior to allowing them to undertake their due diligence review. The committee also instructed Fargo management to revise the letter of intent and send the revised draft to HID and Assa Abloy AB. On March 29, 2006, after the acquisition committee meeting, Mr. Upin called Mr. West and informed him of the decision of Fargo’s acquisition committee.

On March 30, 2006, the acquisition committee members corresponded by e-mail among themselves concerning the terms they desired in the revised letter of intent, and Mr. Upin spoke to Mr. West indicating the changes that Fargo wanted to make to the letter of intent. Mr. West proposed that the parties meet in Newark, New Jersey on April 4, 2006 to introduce the senior management of Assa Abloy AB to the management of Fargo. Mr. West indicated that the chief executive officer of Assa Abloy AB,

Johan Molin, and deputy chief executive officer and chief financial officer, Göran Jansson, intended to be present at the meeting.

On April 4, 2006, Mr. Holland, Mr. Stephenson and Mr. Upin met with Mr. Molin, Mr. Jansson, Mr. Hébert, Mr. West and Mr. Grillo in Newark, New Jersey. The parties executed a standard confidentiality agreement prior to beginning discussions. Mr. Holland gave a presentation regarding Fargo’s present operations and future prospects. The parties then discussed Fargo’s business prospects.

On April 5, 2006, Mr. Upin and Mr. West met at the ISC West Show in Las Vegas, Nevada, a security trade show held annually, and discussed Fargo’s desired changes to the letter of intent. Mr. West indicated he would take the requested changes to Assa Abloy AB for discussion. On April 5, 2006, Mr. Holland sent correspondence to the acquisition committee of the Fargo board of directors updating them concerning the prior day’s meeting with HID.

On April 7, 2006, Mr. Upin met with Joseph Hayek of Raymond James & Associates, Inc. (“Raymond James”), an investment banking firm, at which time they discussed the potential transaction at a high level and the possibility of Fargo hiring Raymond James to assist Fargo.

On April 7, 2006, Mr. West sent to Mr. Upin a comprehensive due diligence request.

On April 10, 2006, Mr. Upin received from Mr. West a signed version of the letter of intent, confidentiality agreement and stand-still agreement.

On April 10, 2006, Fargo’s board of directors held a telephonic meeting at which all directors were present, as well as Mr. Upin and Mr. Stephenson. The acquisition committee reported to the board on the status of the proposed transaction. The board discussed the letter of intent, confidentiality agreement and stand-still agreement. The board voted to execute the letter of intent, confidentiality agreement and stand-still agreement, with one dissenting vote. On April 10, 2006, Mr. Holland executed these documents and forwarded them to HID.

From April 11 to 14, 2006, representatives of HID and Assa Abloy AB met with Fargo’s management team to conduct due diligence at the offices of Oppenheimer Wolff & Donnelly LLP. The parties held additional due diligence meetings on April 17 and 18, 2006, which included tours of Fargo’s manufacturing facility by certain representatives of HID.

On April 24 and 25, 2006, Assa Abloy AB held a meeting of its board of directors at which the potential transaction was discussed.

On April 27, 2006, Mr. West contacted Mr. Holland by telephone indicating that HID intended to send an offer to Fargo with a firm price. Mr. West verbally told Mr. Holland of the proposed price per share, $24.50 per share. Later that day, Mr. Upin contacted Mr. West by telephone indicating in his opinion that the terms of the stand-still agreement prevented Assa Abloy AB from sending a formal offer without the consent of Fargo’s board of directors, and that such consent had not yet been given. Accordingly, Mr. Upin requested that Assa Abloy AB not send any formal offer at that time.

On April 28, 2006, Mr. Holland continued to update the acquisition committee of the Fargo board of directors by e-mail. On April 28, 2006, Mr. Upin and Mr. Holland had various conversations with members of the acquisition committee and the Fargo board of directors. As a result of these discussions, Fargo made the decision to request a draft proposal of the offer from Assa Abloy AB, which Mr. Upin communicated to Mr. West via telephone on May 1, 2006.

On May 1, 2006, Mr. Upin received a draft proposal dated April 28, 2006 from Mr. West that included an offer by HID to purchase Fargo at a price of $24.50 per share.

On May 1 and 2, 2006, Fargo held its regularly scheduled meeting of its board of directors, followed by its annual stockholders’ meeting on the afternoon of May 2, 2006. At this board meeting, the board discussed how to respond to the draft offer. The board of directors unanimously determined that $24.50 per share was inadequate, and determined that it would reply to the offer and suggested a meeting in New York, New York, with HID, Assa Abloy AB and UBS Investment Bank and the acquisition committee and Mr. Upin. In addition, it authorized management to engage Raymond James, if the meeting in New York looked as if it a transaction between Assa Abloy and Fargo were reasonably likely to occur, for the purposes of providing a fairness opinion as well as other assistance with respect to the proposed transaction. On May 3, 2006, Mr. Upin and Mr. Holland spoke with Mr. Smith to confirm the approach to take with Assa Abloy AB regarding the offer.

On May 3, 2006, Mr. Holland and Mr. Upin contacted Mr. West and Mr. Hébert by telephone informing them that the Fargo board of directors did not accept the offer of $24.50 per share. Mr. Holland and Mr. Upin suggested that the relevant parties meet in New York, New York to discuss the matter further. Mr. West and Mr. Hébert agreed that the parties should meet to discuss the offer.

On May 4, 2006, Mr. Upin spoke with Mr. Hayek of Raymond James regarding, among other things, Raymond James’ customary fees for issuing a fairness opinion. Mr. Upin did not, however, formally engage Raymond James, pursuant to the instructions of the board of directors.

On May 7, 2006, Mr. Upin and Mr. West had a telephone conversation regarding logistics of the proposed meeting.

On May 8, 2006, Mr. Upin asked Raymond James to prepare and provide Fargo with information regarding the historical financial performance of Assa Abloy AB, as well as prior acquisitions by Assa Abloy AB. On May 9, 2006, Raymond James provided publicly available information regarding these matters, which was circulated to management and members of the acquisition committee.

On May 10, 2006, Mr. Holland, Mr. Upin, Mr. Smith and Mr. Bersoff met with Mr. Grillo, Mr. Jansson, Mr. West, Mr. Hébert and representatives of UBS Investment Bank at UBS Investment Bank’s office in New York, New York. Mr. Jansson and Mr. Grillo gave a presentation providing background on Assa Abloy AB, followed by a presentation by UBS Investment Bank regarding valuation considerations of Fargo. At the conclusion of the presentation, Assa Abloy made an offer to purchase Fargo at a price of $25.25 per share. Representatives of Fargo discussed the proposal among themselves and made a counter offer of $25.50 per share, subject to approval by Fargo’s board of directors, and indicated that at a price of $25.50 they would agree to continued exclusivity under the letter of intent while the parties negotiated a definitive acquisition agreement. Representatives of Assa Abloy discussed the counter-offer among themselves, and ultimately agreed to the price. The parties then discussed process and logistics.

On May 11, 2006, Fargo’s board of directors met telephonically with all members present except William H. Gibbs. Also in attendance were Mr. Stephenson and Mr. Upin from Fargo, Mr. Machmeier from Oppenheimer Wolff & Donnelly LLP, and Thomas Avery and Mr. Hayek from Raymond James. Raymond James discussed documentation that had previously been circulated to the board. Mr. Machmeier discussed the board’s legal duties and responsibilities in the context of the proposed offer. While the board did not make any formal decision to accept the offer by Assa Abloy AB, it voted unanimously to agree to an extension of the exclusivity provision for purposes of negotiating a definitive agreement at a purchase price of $25.50 per share. In addition, the board also approved, subject to final approval of the board’s compensation committee, a new employment agreement with Mr. Holland and new officers’ agreements with all of the executive officers of Fargo, except Mr. Holland, which terminated and replaced their existing agreements.  After the call, Mr. Upin spoke with Mr. Gibbs by telephone providing him with an update regarding the items of discussion at the meeting. Mr. Gibbs informed Mr. Upin that he concurred with the board’s actions.

After the board meeting, Mr. Upin and Mr. Holland called Mr. West and informed him of the decision by the Fargo board. At the request of Mr. West, the law firm of Wiggin and Dana LLP, outside legal counsel to Assa Abloy AB and HID, sent to Mr. Upin a proposed definitive merger agreement for review by Fargo and Fargo’s outside legal counsel, Oppenheimer Wolff & Donnelly LLP. Mr. West also provided to Mr. Upin a list of additional due diligence items that Assa Abloy AB wanted to review to complete its due diligence. Mr. Upin also contacted Mr. Hayek of Raymond James and requested a proposal for Raymond James to provide Fargo with a fairness opinion in connection with the proposed transaction, assuming Raymond James was able to deliver such an opinion consistent with its policies and practices.

On May 12, 2006, the board’s compensation committee made several changes to the provisions of the officers’ agreements and approved the officers’ agreements, subject to final approval of Mr. Holland’s employment agreement. On May 12, 2006, Raymond James sent a draft engagement letter to Mr. Upin and Mr. Machmeier for review.

From May 15 to 20, 2006, the parties continued to negotiate the definitive merger agreement, discuss drafts of the disclosure letter to be delivered pursuant to the merger agreement, and discuss additional due diligence materials provided by Fargo. During the same period, Mr. Upin communicated regularly with the Fargo board regarding the status of negotiations, the timing of a board meeting to review the definitive merger agreement and other related issues. On May 18, 2006, Mr. Upin, Mr. Machmeier and Mr. Holland discussed with Mr. Smith of the board’s acquisition committee the status of the negotiations of the draft merger agreement. In order to give the full board a better opportunity to understand and ask questions about the merger agreement prior to the completion of negotiations of the agreement, Mr. Holland scheduled a board meeting for May 19, 2006. During the evening of May 18, 2006, Mr. Machmeier sent the board by e-mail a copy of the then-current draft of the definitive merger agreement and a summary of the draft agreement.

On May 18, 2006, Raymond James conducted management interviews as part of its due diligence in connection with its fairness opinion analysis. In addition, Fargo and Raymond James executed the engagement letter for Raymond James’ services. On May 18, 2006, a final version of Mr. Holland’s employment agreement was approved by the board’s compensation committee. Mr. Holland then signed his employment agreement and Mr. Upin, Mr. Stephenson, Ms. Phillips and Mr. Platner signed their respective officers’ agreements.

On the afternoon of May 19, 2006, a special telephonic meeting of the board was held with all board members in attendance. Messrs. Upin and Stephenson of Fargo, Mr. Machmeier of Oppenheimer Wolff & Donnelly LLP and Mr. Hayek of Raymond James also participated in the meeting at the request of the board. Mr. Upin reviewed the merger agreement generally, with a particular focus on the provisions regarding the termination fee, the possible actions that would result in Fargo paying a termination fee, the provisions of the agreement limiting the solicitation of further offers to acquire Fargo, and the provisions that provided the board with the ability to exercise its fiduciary duties in the event of a potential proposal that would lead to an alternative transaction with a better price for the stockholders. Mr. Hayek and Mr. Machmeier provided additional counsel and opinion regarding the various provisions of the agreement. The directors discussed at length various provisions of the draft merger agreement and provided direction to Mr. Upin as to changes to the definitive agreement that might be more acceptable to the board. After the board meeting, Messrs. Upin and Machmeier called Mr. West to discuss the feedback from the board. Mr. West indicated that he would discuss this feedback with Terry Jones of Wiggin and Dana LLP.

On May 20, 2006, a package was delivered to each of the directors for a special telephonic board meeting to be held on the evening of May 21, 2006 to formally consider the definitive merger agreement. The board package included another copy of the summary of the definitive merger agreement that had been sent to the board electronically on May 18, 2006; a revised draft of the definitive merger agreement; a summary of proposed board resolutions; and a copy of the engagement letter with Raymond James. On May 20, 2006, Raymond James electronically delivered to Mr. Upin a draft of its fairness opinion and a presentation of its analysis of the transaction, which Mr. Upin forwarded to each of the board members.

During this time period, Messrs. Upin, Machmeier and Jones continued to negotiate the terms of the definitive merger agreement.

On May 21, 2006, the Fargo board held a special telephonic board meeting. The purpose of this meeting was to consider the definitive merger agreement and the transactions contemplated by the merger agreement. All board members were in attendance along with, at the invitation of the board, Messrs. Hayek, Avery, Upin, Stephenson and Machmeier. At this meeting, Mr. Upin and Mr. Machmeier summarized the merger agreement. Mr. Machmeier then summarized for the directors their legal duties and responsibilities in connection with the proposed merger. Mr. Hayek of Raymond James discussed the financial aspects of the proposed merger and the procedures that it had undertaken to evaluate the merger from a financial point of view, and responded to questions from Fargo board members. At the conclusion of its presentation, Raymond James delivered its oral opinion to the effect that, as of such date, the $25.50 in cash to be received by Fargo stockholders was fair from a financial point of view. Following a discussion of a number of issues related to the merger agreement and of both positive and negative factors bearing on whether the merger should be approved, the Fargo board of directors unanimously (i) determined that the merger was advisable and that the terms of the merger and the merger agreement were fair to, and in the best interests, of Fargo’s stockholders, and (ii) recommended that Fargo’s stockholders vote in favor of the adoption and approval of the merger agreement and the merger. As a result, the board authorized Mr. Upin to continue negotiating the merger agreement with the goal of signing the agreement on the evening of May 22, 2006.

On May 22, 2006, Fargo entered into an amendment to its stockholder rights agreement in order to prevent the proposed transaction from being considered a rights triggering event. On the evening of May 22, 2006, Assa Abloy, Inc., HID and Fargo signed the merger agreement. The following day Assa Abloy AB, HID and Fargo publicly announced the transaction through the issuance of press releases.

Recommendation of the Board of Directors and Reasons for the Merger

At a special meeting of our board of directors on May 21, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of Fargo stockholders. Our board of directors unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and approval of the merger. Our board of directors also unanimously recommends that you vote “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement and approval of the merger at the time of the special meeting. When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our management have interests in the merger other than their interests as Fargo stockholders generally. See “The Merger—Interests of Fargo’s Directors and Officers in the Merger” beginning on page 33.

In arriving at its determination that the merger is advisable and that the terms of the merger agreement and merger are fair to and in the best interests of Fargo stockholders, the board of directors considered a number of factors, including without limitation, the following:

•       The per share merger consideration in relation to historical and market trading prices for Fargo common stock and the fact that the merger consideration represents a premium of approximately:

•        54.3% over the closing sale price of Fargo common stock on May 19, 2006;

•        55.0% over the average closing sale price of Fargo common stock for the one week period ended on May 19, 2006;

•        45.2% over the average closing sale price of Fargo common stock for the one month period ended on May 19, 2006;

•        46.2% over the average closing sale price of Fargo common stock for the three month period ended on May 19, 2006; and

•        37.7% over the average closing sale price of Fargo common stock for the one year period ended on May 19, 2006.

•       The per share merger consideration in relation to the implied value per share of certain comparable public companies based on an analysis of the last twelve months’ revenue, EBITDA and net income of such companies, the implied value per share of companies acquired in certain precedent transactions based on an analysis of the last twelve months’ revenue and EBIT of such acquired companies, and the implied equity value per share of Fargo based on a discounted cash flow analysis;

•       The familiarity of the board of directors with the business, operations, financial condition, and prospects of Fargo and general industry, economic and market conditions, including the inherent risks and uncertainties in Fargo’s business, in each case on a historical, current and prospective basis.

•       The opinion of Raymond James & Associates, Inc. that, as of May 21, 2006, and based on and subject to the matters described in the opinion, the merger consideration provided for in the merger was fair, from a financial point of view, to holders of Fargo common stock, as well as Raymond James’ financial presentation in connection with that opinion.

•       The experience, reputation and financial capabilities of Assa Abloy AB and HID and the likelihood that regulatory and stockholder approval could be obtained.

•       The fact that the merger agreement must be submitted to Fargo stockholders for approval, which allows for an informed vote of the stockholders on the merits of the transaction, and that the merger agreement may be terminated in the event this approval is not obtained, and the fact that appraisal rights are available under Section 262 of the Delaware General Corporation Law.

•       The fact that the merger consideration to be received by Fargo stockholders in the merger will consist entirely of cash, and therefore, will not be subject to any market risk associated with the price of Fargo’s or Assa Abloy AB’s stock prior to the merger.

•       The terms and conditions of the merger agreement, including provisions that (a) permit Fargo to furnish public or non-public information relating to Fargo to third parties making an unsolicited bona fide written acquisition proposal provided that the board has determined in good faith that the failure of the board to take such action would be reasonably likely to result in a breach of the board’s fiduciary duties, (b) permit Fargo to participate in discussions and negotiations with third parties making an unsolicited bona fide written acquisition proposal provided the board has determined in good faith (i) that the failure of the board to take such action would be reasonably likely to result in a breach of the board’s fiduciary duties, and (ii) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (c) permit Fargo to terminate the merger agreement to accept a superior proposal, subject to (i) Fargo intending to enter into a definitive agreement providing for the transactions contemplated by such superior proposal immediately following such termination, (ii) the board of directors having given HID at least three business days prior written notice of its determination to terminate the merger agreement and having afforded HID a reasonable opportunity within such three business day period to amend the merger agreement to be at least as favorable to Fargo stockholders as the superior proposal and (iii) payment of a termination fee of $10,950,000.

•       The fact that there is no financing condition to the merger or any condition based on due diligence or fluctuations in general or Fargo common stock prices.

•       The recommendation of Fargo’s management with respect to the merger.

•       The board’s belief that it cannot be predicted whether another similarly attractive acquisition opportunity might become available in the future.

Fargo’s board of directors also identified and considered a number of uncertainties, risks and negative factors in its deliberations concerning the merger, including the following:

•       Fargo stockholders will cease to participate in any future earnings and growth of Fargo and will cease to benefit from any future increases in the value of Fargo.

•       Fargo stockholders will recognize a taxable gain upon completion of the merger to the extent the amount of cash they receive in the merger exceeds their tax basis in their shares of Fargo common stock.

•       The possibility that the merger may not be completed and the effect of an abandoned merger on Fargo’s sales and operating results, and its ability to attract and retain new customers and attract and retain key sales, marketing, technical, and management personnel.

•       The risk that the announcement of the merger and the efforts necessary to complete the merger could result in a disruption in the operations of Fargo by, among other things, diverting management and other resources of Fargo from its day to day business and the risk that key personnel may choose not to remain employed with Fargo after the merger.

•       The fact that, if Fargo were to exercise its right to terminate the merger agreement in connection with the receipt of a superior proposal, a termination fee of $10,950,000 would become payable by Fargo to HID which may prevent others from making an acquisition proposal that may be financially superior to Fargo stockholders.

•       The potential conflicts of interest of Fargo’s directors and officers in connection with the merger, as described in more detail in this proxy statement under the heading “—Interests of Fargo’s Directors and Officers in the Merger.”

•       The fact that the merger agreement provides that, (i) the identity of any other party offering to purchase Fargo would be disclosed to HID and (ii) HID would have the right to match any superior offers, which might have a chilling effect on other potential acquisition proposals.

The foregoing list of factors considered by Fargo’s board of directors is not intended to be exhaustive. The foregoing discussion addresses the material information and factors considered by Fargo’s board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it.

In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to all of the various factors and analyses considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. The board of directors did, however, give special consideration to the premium to be paid by HID in relation to current and historical market prices of Fargo common stock and the fact that the $25.50 price to be received by Fargo stockholders in the merger exceeded or was close to the high end of the range for all of the valuation methodologies employed by Raymond James.

In determining whether to approve and recommend the merger agreement, the board of directors did not find it practicable to, and did not, appraise the assets of Fargo to determine a liquidation value of Fargo. The board of directors believes that Fargo’s liquidation value would likely be significantly lower than the valuation of Fargo’s business as a going concern, and as such would not provide a useful comparison for assessing the fairness of the merger consideration. In that regard, the board of directors noted that Raymond James, its financial advisor, had not considered liquidation value and had assessed the value of the business on the assumption that the business would continue as a going concern.

The board of directors noted that the merger agreement was approved by all of the directors of Fargo who are not employees of Fargo and that these non-employee directors believed that there was no need for them to (i) retain any additional unaffiliated representative to act on behalf of Fargo’s unaffiliated stockholders, (ii) require the approval of at least a majority of Fargo’s unaffiliated stockholders, (iii) grant to unaffiliated stockholders access to corporate files; or (iv) obtain counsel or appraisal services for unaffiliated stockholders at Fargo’s expense. The board took these factors into account in its assessment of the fairness of the transaction. The board determined that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

Opinion of Fargo’s Financial Advisor

Fargo retained Raymond James as financial advisor on May 18, 2006. In connection with that engagement, Fargo’s board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Fargo’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement. Raymond James is a nationally recognized investment banking firm and regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements and for estate, corporate and other purposes. Fargo selected Raymond James to act as its financial advisor on the basis of Raymond James’ experience and expertise in transactions similar to the merger and its reputation in the industry. In addition, Fargo had previously engaged Raymond James as an underwriter in the initial public offering of Fargo common stock in 2000 and the secondary offering of Fargo common stock in June of 2002. Raymond James was also engaged and provided a fairness opinion in connection with the potential acquisition of Fargo by Zebra Technologies Corporation in July 2001. On March 27, 2002, Fargo and Zebra agreed to terminate the acquisition agreement. Based on discussions with representatives of the Federal Trade Commission, Fargo and Zebra concluded that the FTC would not approve the acquisition of Fargo by Zebra.

At the May 21, 2006 meeting of Fargo’s board of directors, Raymond James gave its opinion that, as of such date, and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the stockholders of Fargo pursuant to the merger agreement is fair, from a financial point of view, to the holders of Fargo’s outstanding common stock.

The full text of the written opinion of Raymond James, dated May 21, 2006, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of Fargo common stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the Fargo board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of Fargo common stock in connection with the proposed merger. Raymond James’s opinion does not constitute a recommendation to any holder of Fargo common stock as to how such stockholder should vote at the special meeting of Fargo stockholders and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•       reviewed the financial terms and conditions as stated in the draft of the merger agreement;

•       reviewed Fargo’s Annual and Quarterly Reports filed on Forms 10-K and 10-Q for the year ended December 31, 2005 and the quarter ended March 31, 2006, respectively;

•       reviewed other company financial and operating information requested from and/or provided by Fargo;

•       reviewed certain other publicly available information on Fargo, including all material Form 8-Ks from January 1, 2004 to May 19, 2006; and

•       discussed with members of the senior management of Fargo certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Fargo, Assa Abloy AB or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Fargo. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Fargo is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Fargo. In its financial analyses, Raymond James assumed the merger consideration had a value of $25.50 per Fargo share based on the cash payment of $25.50 per Fargo share. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of Fargo and certain other publicly held companies in businesses Raymond James believed to be comparable to Fargo; (ii) the current and projected financial position and results of operations of Fargo; (iii) the historical market prices and trading activity of the Common Stock of Fargo; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the Fargo board of directors at its meeting on May 21, 2006, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Fargo or the contemplated merger.

Trading Analysis.   Raymond James analyzed historical closing prices of Fargo and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price Per Share	Implied Premium
Merger consideration value	$25.50	—
Fargo closing stock price as of May 19, 2006	16.53	54.3%
52-week high Fargo stock price (at July 18, 2005)	22.52	13.2%
52-week low Fargo stock price (at May 20, 2005)	16.02	59.2%

Selected Public Companies Analysis.   Raymond James analyzed the relative valuation multiples of the following 12 publicly-traded companies:

•       Axalto Holding NV

•       BIO-key International, Inc.

•       Digimarc Corporation

•       Intermec, Inc.

•       LaserCard Corporation

•       Metrologic Instruments, Inc.

•       Paxar Corporation

•       Printronix Inc.

•       RSA Security Inc.

•       TransAct Technologies, Inc.

•       Viisage Technology, Inc.

•       Zebra Technologies Corporation

Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to revenues, (ii) enterprise value compared to earnings before interest, taxes, deduction or amortization, or EBITDA, and (iii) equity value per share compared to earnings per share, using the actual results and Wall Street research analysts’ estimates for the selected companies for calendar years ending December 31, 2006 and 2007, referred to as CY2006E and CY2007E. The analysis of Fargo under the metrics was based on projections of the financial performance of Fargo that represented the best available estimates and judgment of management.  The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Fargo implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value / Revenue	Enterprise Value / EBITDA		Equity Value / Net Income
	TTM	TTM	CY06E	TTM	CY06E	CY07E
Mean	2.3x	13.8x	11.3x	26.0x	23.7x	19.4x
Median	1.8x	14.8x	9.4x	24.1x	21.9x	19.3x
Minimum	0.5x	7.7x	6.5x	16.6x	17.0x	13.6x
Maximum	5.6x	24.3x	18.5x	41.1x	33.5x	25.4x
Merger consideration	3.6x	20.3x	17.3x	33.4x	30.0x	25.7x

Transaction Premium Analysis.   Raymond James analyzed the stock price premiums paid in 68 merger and acquisition transactions announced since January 1, 2005 with a transaction value of between $200 million and $500 million. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and one month prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the Fargo merger consideration expressed as a premium relative to the closing stock price of Fargo on May 19, 2006, on May 12, 2006 and on April 19, 2006. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	1-week	1-month
Mean	24.7%	26.0%	29.8%
Median	19.8%	23.1%	27.3%
Minimum	(11.5)%	(4.6)%	(17.6)%
Maximum	83.4%	72.9%	140.9%
Merger consideration	$25.50	$25.50	$25.50
Fargo closing stock price per share	$16.53	$16.62	$18.09
Fargo premium	54.3%	53.4%	41.0%

Selected Transaction Analysis.   Raymond James analyzed publicly available information relating to selected acquisitions of Auto-ID or Digital Security companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Date Announced	Target	Acquiror
•2/6/06	Securimetrics, Inc.	Viisage Technology, Inc.
•1/12/06	Identix, Inc.	Viisage Technology, Inc.
•12/7/05	Gemplus SA	Axalto Holding NV
•12/2/05	Visual Networks, Inc.	Danaher Corp.
•11/15/05	Integrated Biometric Technologies LLC	Viisage Technology, Inc.
•10/24/05	PSC Inc.	Datalogic S.p.A.
•3/4/05	Informatics, Inc.	Datalogic S.p.A.
•2/28/05	Inovonics Wireless Corporation	Roper Industries, Inc.
•1/19/05	Tolt Technologies, Inc.	Comtech Telecommunications Corp.
•12/13/04	TransCore Holdings, Inc.	Roper Industries, Inc.
•10/6/04	Linx Printing Technologies plc	Danaher Corp.
•10/5/04	Imaging Automation, Inc.	Viisage Technology, Inc.
•9/22/04	Cybernetix Microelectronique S.A.S.	NBS Technologies, Inc.
•9/9/04	Matrics, Inc.	Symbol Technologies, Inc.
•8/16/04	Aether Mobile Government Division, Inc.	BIO-key International Inc.
•6/2/04	TPG (Division of ATSI Holdings, Inc.)	TransAct Technologies, Inc.
•3/22/04	SSP-Solutions, Inc.	Saflink Corporation
•1/7/04	MAXRAD, Inc.	PCTEL Inc.
•11/21/03	Accu-Sort Systems, Inc.	Danaher Corp.
•10/14/03	Itronix Corp.	Golden Gate Capital
•4/24/03	SpeechWorks International, Inc.	ScanSoft, Inc.
•2/22/02	Visionics Corp.	Identix Inc.
•12/3/01	Polaroid Corporation (ID Systems business)	Digimarc Corporation
•11/6/00	HID Corporation	Assa Abloy AB

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBIT, in each case for the trailing twelve months ended prior to announcement of the transaction or the latest publicly available information. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Fargo implied by the merger consideration. The results of the selected transactions analysis are summarized below:

	Enterprise Value/ Trailing Twelve Months		Enterprise Value/ Trailing Twelve Months
	Revenue		EBIT
Mean	2.5	x	12.4	x
Median	1.4	x	11.5	x
Minimum	0.2	x	6.8	x
Maximum	11.3	x	18.8	x
Merger consideration	3.6	x	22.2	x

Discounted Cash Flow Analysis.   Raymond James analyzed the discounted present value of Fargo’s projected free cash flows for the years ending December 31, 2006 through 2008 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of Fargo that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2008E as the final year for the analysis and applied multiples, ranging from 15x to 19x, to calendar 2008E EBITDA in order to derive a range of terminal values for Fargo in 2008.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 16.0% to 20.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing Fargo’s business plan. The resulting range of present enterprise values was adjusted by Fargo’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Fargo share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Fargo implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$20.02
Maximum	$26.44
Merger consideration	$25.50

Additional Considerations.   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Fargo.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Fargo. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Fargo board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of Fargo common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, to the stockholders of the merger consideration pursuant to the merger agreement. The opinion of Raymond James was one of many factors taken into consideration by the Fargo board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Fargo board of directors’ or Fargo management’s opinion with respect to the value of Fargo. Fargo placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it at the close of business on May 19, 2006, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, Fargo paid Raymond James a customary investment banking fee upon delivery of its opinion. Fargo also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. In addition, Fargo has paid Raymond James customary investment banking fees for previous underwriting and advisory assignments, as previously noted.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Fargo and Assa Abloy AB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects of the Merger

Legal Effects under Delaware Law.   At the effective time of the merger, HID’s merger subsidiary will merge with and into Fargo and Fargo will continue as the surviving corporation and as a wholly-owned subsidiary of HID under the name, “Fargo Electronics, Inc.”  As the surviving corporation after the merger, Fargo will have all the property, rights and powers of Fargo and HID’s merger subsidiary before the merger, and it will be liable for all of the debts, liabilities and obligations of Fargo and HID’s merger subsidiary before the merger. After the merger, the separate corporate existence of HID’s merger subsidiary will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation.   At the effective time of the merger, the Certificate of Incorporation of Fargo will be amended to read the same as the Certificate of Incorporation of HID’s merger subsidiary in effect at that time, except that Article I of the Certificate of Incorporation of Fargo will be amended and restated in its entirety to read as follows: “The name of this corporation is Fargo Electronics, Inc.”  At the effective time of the merger, the bylaws of Fargo will be amended as necessary to read the same as the bylaws of HID’s merger subsidiary in effect at that time.

Directors and Officers of the Surviving Corporation.   The directors and executive officers of HID’s merger subsidiary immediately before the merger will become the directors and executive officers of the surviving corporation immediately after the merger.

Exchange of Securities.   At the effective time of the merger:

•       each share of Fargo common stock issued and outstanding (other than dissenting shares and shares held in Fargo’s treasury or by Assa Abloy, Inc., HID or HID’s merger subsidiary), together with the associated preferred stock purchase rights issued under Fargo’s shareholder rights plan, will be cancelled and converted into the right to receive $25.50 in cash, without interest;

•       each share of Fargo common stock held in Fargo’s treasury or owned by Assa Abloy, Inc., HID or HID’s merger subsidiary will be cancelled and retired and no consideration will be exchanged for such shares;

•       each share of Fargo common stock for which appraisal rights have been exercised and perfected will be treated as described under the heading “Appraisal Rights” in this proxy statement; and

•       each share of common stock of HID’s merger subsidiary will remain outstanding as one share of common stock of the surviving corporation in the merger.

At the effective time of the merger, all restricted stock awards will become fully vested and holders of restricted stock awards will be entitled to receive $25.50 in cash for each share of Fargo common stock owned at the effective time of the merger, unless they exercise and perfect their appraisal rights.

At the effective time of the merger, holders of unexercised options to purchase shares of Fargo common stock will be entitled to receive with respect to each option an amount in cash equal to: (1) the excess, if any, of $25.50 over the per share exercise price of the option or warrant, multiplied by (2) the number of shares of Fargo common stock issuable upon exercise of the option (regardless of whether such option is vested or not) immediately prior to the completion of the merger less any amounts needed to pay any applicable withholding of income or payroll taxes.

Effects on Nasdaq Listing and Exchange Act Registration.   Upon completion of the merger, Fargo common stock will be delisted from the Nasdaq National Market and price quotations will no longer be available. Fargo common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, registration of Fargo common stock under the Exchange Act will be terminated, and Fargo will be relieved of its obligation to comply with the public reporting requirements of the Exchange Act. Accordingly, Fargo will no longer be required to file periodic reports with the SEC, for example, annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. In addition, Fargo will no longer be subject to the proxy rules in Regulation 14A, the short-swing trading profit provisions of Section 16 and, with respect to future transactions, the going-private provisions of Rule 13e-3 of the Exchange Act.

Interests of Fargo’s Directors and Officers in the Merger

In considering the recommendation of the board of directors to approve the merger agreement, you should be aware that some of Fargo’s directors and officers have interests in the merger or have relationships, including those referred to below. These interests may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The board of directors was aware of these actual or potential conflicts of interest and considered them along with other matters that have been described in this proxy statement under the heading “The Merger—Recommendation of the Board of Directors and Reasons for the Merger.”

Holland Employment Agreement

On June 19, 2001, Fargo and Gary R. Holland, Fargo’s Chairman, President and Chief Executive Officer, entered into an Amended and Restated Employment Agreement. The agreement had an initial term expiring in December 2003 and was renewed automatically thereafter. Under the Amended and Restated Employment Agreement, Mr. Holland would be entitled to certain benefits if: (i) he is terminated either within the period that begins on the date of the change in control and ends on the last day of the 30th month that begins after the month in which the change in control occurs or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control, or (ii) he terminates his employment with Fargo for any reason within the period beginning on the first day of the 12th month that begins after the month during which a change in control of Fargo occurs and ending on the last day of the 30th month that begins after the month during which the change in control occurs. Mr. Holland would not be considered “terminated” for purposes of this agreement if he dies or is terminated for cause. He would, however, be considered “terminated” if he voluntarily leaves Fargo’s employ for “good reason.”

Upon a termination in connection with a change in control, Mr. Holland would be entitled to receive the following payments and benefits:

•       cash payment equal to (1) two and one-half times the sum of Mr. Holland’s base salary plus (2) 50% of his maximum target cash bonus for the year during which the change in control occurs;

•       group health, dental and term life insurance benefits to Mr. Holland, his family members and dependents for a period of 30 months, at a substantially similar total cost to Mr. Holland;

•       $1,000 per month cash allowance for a period of 30 months;

•       full vesting of any restricted stock or stock options held by Mr. Holland; and

•       to the extent any of the payments or benefits constitute an “excess parachute payment,” as defined by Section 280G(b) of the Internal Revenue Code, the payments or benefits will be reduced to the extent necessary to prevent any portion becoming subject to excise tax.

After several months of negotiation, on May 18, 2006, Fargo entered into a new employment agreement with Gary R. Holland for a term of three years. The agreement may be renewed for additional terms of one year upon the mutual agreement of the parties. This new agreement is in all material respects identical to the agreement described above in the context of a change of control, except as follows:

•       the change in control provisions are limited to if he is terminated or he terminates his employment with Fargo for any reason or no reason within one year of the date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control;

•       upon a termination in connection with a change in control, Mr. Holland’s cash payment will also include an amount equal to the value of two years of car payments and club dues in the amount of $20,000 annually, plus any gross-up payment for any excise tax imposed on Mr. Holland upon receipt of a cash payment in addition to the cash payments under his prior employment agreement; and

•       Mr. Holland will not be entitled to a separate $1,000 per month cash allowance for a period of 30 months.

On May 22, 2006, Mr. Holland agreed with Assa Abloy AB that he would, upon completion of the merger, renegotiate the terms of his employment agreement to include the following terms:

•       a one-year agreement with an additional two years of consulting;

•       during the first year of employment, he would not be able to terminate the agreement without good cause;

•       he and Assa Abloy AB would have a mutual 90-day cancellation right, beginning after the first year of the agreement, and continuing throughout the two-year consulting period;

•       the agreement would include a three-year non-compete, beginning on the termination date;

•       a buyout under the cancellation right would be 2.5 times one year’s salary, plus one-half of the current year’s bonus plus benefits; and

•       the total economic package over the three-year period would nor differ materially from that set forth in the May 18, 2006 employment agreement.

The negotiation described above is a contractual matter between Mr. Holland and Assa Abloy AB and it is not a condition to Assa Abloy Inc., HID, HID’s merger subsidiary or Fargo consummating the merger.

Officers Agreements

On December 8, 2005, all of Fargo’s executive officers, other than Gary R. Holland, executed amendments to their Officers Agreements pursuant to which Fargo agrees to provide certain benefits to these executives if they are terminated in connection with a change in control of Fargo. These Officers

Agreements, which originally expired by their terms December 31, 2005, were amended to extend their terms through December 31, 2006.

Under these agreements, these officers are entitled to certain benefits if they are terminated either within 12 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control. These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave Fargo’s employ for “good reason.” “Good reason” means any of the following:

•       an adverse and material change in the title, status, position, authority, duties or responsibilities as an executive (not including any such change directly attributable to the fact that Fargo is no longer a public company);

•       reduction in base salary or an adverse change in the form or timing of the payment of such salary, subject to certain exceptions;

•       failure to cover the executive under substantially similar benefit plans at a substantially similar total cost to the executive;

•       relocation of the executive to a different metropolitan area (other than the Minneapolis or St. Paul metropolitan area) than the executive’s existing office;

•       failure to obtain a successor’s assent to Fargo’s fulfillment of its obligations under the agreement; or

•       any purported termination by Fargo or any successor company of the executive’s employment that is not properly effected.

Upon a termination in connection with a change in control, these executives would be entitled to receive a lump sum cash payment up to equal to 100% of his or her base salary (except for Mr. Stephenson, who would receive a payment equal to 150% of his base salary). In addition, these executives would receive a cash payment in the full amount of any options granted under the 1998 Stock Option Plan at the time of the change in control and any other Fargo stock option plan, whether vested or unvested if the Officer is terminated or leaves due to “good reason.”  The cash payout is dependent upon the exercise price of the options and the price paid for the Company. The Board of Directors previously accelerated all options for all employees under the 1998 Stock Option plan in the event of a change in control.

On May 18, 2006, all of Fargo’s executive officers, other than Mr. Holland, executed new Officers Agreements. These new Officers Agreements were effective on May 18, 2006, revoke the previously executed Officers Agreements and will renew annually unless notice of a termination of the Officers Agreement is given to the executive officer 60 days or more prior to its renewal. As would have been the case under the old Officers Agreements, the merger will be considered a change in control event under the new Officers Agreements.

The new Officers Agreements include the following changes from the old Officers Agreements:

•       the concept of termination for “Good Reason” now includes a reduction in the bonus of these executives;

•       upon a termination in connection with a change in control, each of these executives will be entitled to receive a lump sum cash payment equal to the sum of 150% of their base salary and an amount equal to 150% of the maximum annual bonus based upon the current bonus plan;

•       upon a termination in connection with a change in control, all options will fully vest and will be purchased by a successor in the same manner as other vested shares;

•       upon a termination in connection with a change in control, for a period of 18 months, Fargo will provide group health and dental insurance as well as other benefits to the officer and family members, at a substantially similar total cost to similarly situated employees who continue to be employed by Fargo; and

•       to the extent any of the payments or benefits constitute an “excess parachute payment,” as defined by Section 280G(b) of the Internal Revenue Code, the payments or benefits will be reduced to the extent necessary to prevent any portion becoming subject to excise tax.

Potential Severance Payments

The following table sets forth an estimate of the potential cash severance payments and value of continued benefits that could be payable to Fargo’s executive officers as described above assuming, for illustrative purposes only, the executive officer’s employment terminates without cause or for “good reason” on May 31, 2006, or in the case of Mr. Holland, with or without cause,:

Name of Executive Officer(1)	Estimated Amount of Potential Cash Severance Payments(2)	Estimated Value of Benefits(3)	Estimated Gross-Up Payment	Total Estimated Consideration
Gary R. Holland	$944,625	$73,800	—	$1,018,425
Kathleen L. Phillips	$374,625	$5,454	—	$380,079
Thomas C. Platner	$374,625	$14,130	—	$388,755
Paul W.B. Stephenson	$405,000	$14,130	—	$419,130
Jeffrey D. Upin	$374,625	$14,130	—	$388,755

(1)          The termination date of May 31, 2006 used to calculate the estimates set forth in the table is assumed for disclosure purposes only. The closing of the merger may occur before or after such date. In addition, as explained above, some or all of Fargo’s executive officers may remain employed with the surviving corporation after the merger in which case severance benefits would not be payable on such date (if at all).

(2)          Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation.

(3)          Represents the estimated value of the continuation of certain health and welfare benefit plan coverage.

Stock Incentive Plans

Under our 2003 Stock Incentive Plan, if a “change in control” of the company occurs, then, if approved by our board of directors or a committee thereof (either at the time of the grant of the incentive award or at any time thereafter):

•       all options that have been outstanding will become immediately exercisable in full and will remain exercisable for the remainder of their terms;

•       all outstanding restricted stock awards that have been outstanding will become immediately fully vested and non-forfeitable.

For purposes of the 2003 Plan a “Change in Control” of Fargo generally occurs if:

•       all or substantially all of our assets are sold, leased, exchanged or transferred to any successor;

•       our stockholders approve any plan or proposal to liquidate or dissolve the company;

•       any successor, other than a bona fide underwriter in a securities offering, becomes the beneficial owner of:

•        20% or more, but not 50% or more, of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction has been approved in advance by “continuity directors,” who are members of our board at the time of the Annual Meeting or whose nomination for election meets certain approval requirements related to continuity with our current board; or

•        more than 50% of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors).

•       we are a party to a merger or consolidation that results in our stockholders beneficially owning securities representing:

•        50% or more, but not more than 80%, of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation, unless such merger or consolidation has been approved in advance by the continuity directors; or

•        less than 50% of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation (regardless of any approval by the continuity directors); or

•        the continuity directors cease to constitute at least a majority of our board.

Under our Amended and Restated 1998 Stock Option and Grant Plan and pursuant to certain resolutions by our board of directors, if a “change in control” of Fargo occurs, then:

•       all stock options and other awards granted under the plan that are unvested as of the effective date of such transaction will become fully vested as of such effective date; and

•       each optionee will be permitted to exercise, for a period of at least 15 days prior to the date of such transaction, all outstanding options and other awards held by the optionee that are then exercisable or become exercisable upon the effectiveness of the transaction.

For purposes of the 1998 Plan, a change in control of Fargo will be deemed to have occurred, among other things, upon:

•       the sale or transfer of all or substantially all of our assets; or

•       a merger or consolidation of Fargo with or into another corporation whereby less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by our original stockholders immediately prior to such event; or

•       any purchase by a party or group of affiliated parties of shares of capital stock, the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Fargo immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

•       the continuity directors cease to constitute at least a majority of our board.

On May 21, 2006, the Fargo’s board of directors amended Fargo’s 2003 Stock Incentive Plan to give the board or the committee administering the plan the authority to allow options and restricted stock awards to immediately vest upon a change of control or upon the termination of employment or service of a participant. The plan previously required options and restricted stock awards to be outstanding for a minimum of six months before vesting could be accelerated.

Following the amendment, the Board of Directors approved the acceleration of vesting of all outstanding stock options and restricted stock awards under the 2003 Stock Incentive Plan upon the completion of the Merger. As a result of this action, upon the completion of the Merger, the vesting of restricted stock awards in the amount of 2,100 shares of common stock held by each non-employee director will be accelerated, the vesting of options to purchase 13,750 shares of common stock for each of Mr. Bersoff, Mr. Murphy and Mr. Smith will be accelerated and the vesting of options to purchase 7,500 shares of common stock for each of Mr. Gibbs, Mr. Lillemoe and Ms. Pullen will be accelerated.

Post-Merger Employment.   Although, as of the date of this proxy statement, no member of our management has entered into any agreement with HID, HID has informed us of its intention to retain members of our existing management team with the surviving corporation after the merger is completed.

Ownership of Fargo Stock.   Some of our directors and executive officers own Fargo common stock and, like our stockholders, will be entitled to receive merger consideration for their shares. We refer you to the information included elsewhere in this proxy statement under the heading “Security Ownership of Principal Stockholders and Management of Fargo” for information regarding our current directors and executive officers and their stock ownership in Fargo.

Ownership of Fargo Stock Options.   All of our directors and executive officers hold options to purchase shares of Fargo common stock. All of the options held by our directors and our executive officers will, like other Fargo stock options, be automatically accelerated and cashed out in the merger pursuant to the terms of the merger agreement. The following table shows the number of stock options held by each of our directors and executive officers and the amounts each of these directors and officers will receive with respect to their Fargo stock options upon completion of the merger:

Name of Director or Executive Officer	Number of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Amount to Be Paid Upon Completion of the Merger
Gary R. Holland	80,000	$9.61	$1,271,000
Edward H. Bersoff	25,000	$13.95	$288,800
William H. Gibbs	76,875	$7.42	$1,390,013
Kent O. Lillemoe	40,000	$6.71	$751,575
David D. Murphy	25,000	$13.45	$301,250
Elaine A. Pullen	47,625	$8.64	$803,138
Edward J. Smith	25,000	$13.95	$288,800
Kathleen L. Phillips	43,000	$6.26	$827,500
Thomas C. Platner	45,000	$6.10	$873,000
Paul W.B. Stephenson	47,500	$9.26	$771,500
Jeffrey D. Upin	50,000	$6.59	$945,500

Any amounts actually paid to these directors and executive officers for the cancellation of their stock options will be reduced by any applicable federal and state income and payroll tax withholdings.

Ownership of Fargo Restricted Stock Awards.   All of our non-employee directors were granted restricted stock awards for Fargo common stock on the date of Fargo’s 2006 annual meeting. All restricted stock awards held by our non-employee directors will be automatically accelerated and cashed out in the merger pursuant to the terms of the merger agreement. The following table shows the number of shares of common stock underlying restricted stock awards held by each of our directors and the amounts each of these directors will receive with respect to their restricted stock awards upon completion of the merger:

Name of Director or Executive Officer	Number of Shares of Common Stock	Amount to Be Paid Upon Completion of the Merger
Edward H. Bersoff	2,100	$53,550
William H. Gibbs	2,100	$53,550
Kent O. Lillemoe	2,100	$53,550
David D. Murphy	2,100	$53,550
Elaine A. Pullen	2,100	$53,550
Edward J. Smith	2,100	$53,550

Indemnification.   The merger agreement provides that after the date the merger is completed Assa Abloy, Inc. HID and Fargo, as the surviving corporation, will indemnify our current and former directors and executive officers against matters occurring before the merger became effective to the extent permitted by applicable law or provided under our amended and restated certificate of incorporation and restated bylaws and indemnity agreements in effect on the date of the merger agreement. Assa Abloy, Inc. and HID have also agreed in the merger agreement that after the effectiveness of the merger they maintain for a six-year period “tail” directors’ and officers’ liability insurance for each person currently covered by our current directors’ and officers’ liability insurance policy.

Exemption from Short-Swing Liability.   Under Section 16(b) of the Securities Exchange Act of 1934, if an insider realizes a profit on a purchase and sale or sale and purchase of any class of equity securities within a six-month period, the profit belongs to and must be recovered by Fargo. Fargo’s board of directors has voted to exempt all directors and executive officers’ dispositions of common stock, including restricted stock awards, and options to purchase common stock in the proposed merger from Section 16(b).

Rights Agreement and Amendment

On February 9, 2000, we adopted a rights agreement and declared a distribution of one right for each outstanding share of our common stock. The rights expire on February 9, 2010. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of Series C preferred stock, par value $.01 per share, with economic terms similar to one share of common stock, at a purchase price of $170, subject to adjustment. Until they become exercisable, the rights automatically trade with shares of our common stock. The rights will be exercisable only if a person or group has acquired 15% or more of the outstanding shares of common stock, or following the commencement of a tender or exchange offer for 15% or more of such outstanding shares of common stock, other than in connection with a permitted offer transaction approved by our board of directors. If a person or group acquires more than 15% of the then outstanding shares of common stock, or if our board determines that a person holding 12% or more of the outstanding common stock is an “adverse person”, then each right will entitle its holder to purchase common stock (or, in certain circumstances, cash, property or other securities of Fargo) having a value equal to two times the exercise price of the right. In addition, if Fargo is acquired in a merger or other business combination transaction other than a transaction approved by our board of directors, each right will entitle its holder to purchase that number of the acquiring company’s common shares having a market value of twice the right’s exercise price. We will be entitled to redeem the rights at $0.001 per right at any time prior to the earlier of ten days following the time that a person has acquired a 15% position or been determined to be an “adverse person” or the expiration date of the rights.

On May 22, 2006, shortly before the merger agreement was signed, we amended the rights agreement (i) to clarify that the rights agreement does not apply to, and the rights are not exercisable in connection with, the merger agreement or the merger and (ii) to provide that in addition to the expiration provisions set forth in the rights agreement, the rights will expire immediately prior to the effective time of the merger. The rights do not have voting or distribution rights, and until they become exercisable, have no dilutive effect on our earnings.

Employee Stock Purchase Plan

On May 22, 2006, the board of directors suspended the 2001 Employee Stock Purchase Plan. In accordance with the terms of the plan, the rights of participants in the plan with respect to the current offering period will be completed for all purposes prior thereto by refunding to each participant his or her respective account balance under the plan. At the effective time of the merger, Fargo’s 2001 Employee Stock Purchase Plan will be terminated.

Relationship Between Fargo and HID

Prior to Fargo’s initial public offering, Fargo and HID had discussed the possibility of an acquisition transaction between the two parties, but no formal offer resulted from these discussions. In 2000, HID was acquired by Assa Abloy AB. HID is a manufacturer of contactless access control cards and readers for the security industry and has manufactured proximity cards for use in Fargo’s CardJet printer platform since December 2004 through its subsidiary Access ID. Due to HID’s presence in the card manufacturing market, Fargo and HID have had discussions from time to time regarding other potential business relationships, none of which evolved into any formal business arrangements.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material United States federal income tax consequences of the merger to Fargo, HID and its affiliates and Fargo stockholders whose shares of Fargo common stock are held as capital assets and converted into the right to receive $25.50 cash in the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger.

For example, this summary:

•       does not consider the effect of any applicable state, local or foreign tax laws;

•       does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances;

•       is not intended for stockholders that may be subject to special federal income tax rules, such as:

•        insurance companies;

•        tax-exempt organizations;

•        financial institutions or broker-dealers;

•        stockholders who hold their Fargo common stock as part of a hedge, straddle or conversion transaction;

•        stockholders who acquired their Fargo common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

•        stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States;

•       does not address tax consequences to holders of Fargo stock options; and

•       does not address, except as expressly provided below, the tax consequences to HID, any of its affiliates or any person who would be treated as constructively owning Fargo common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code.

This summary assumes that stockholders have held their Fargo common stock as a “capital asset” under the Internal Revenue Code. Generally, a “capital asset” is property held for investment.

This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. It is possible that the Internal Revenue Service will take a contrary view. Neither Fargo nor HID nor any of their affiliates, respectively, has sought or intends to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any of these changes or interpretations could be retroactive and could affect the tax consequences of the merger to you. This proxy statement was not written or intended to be used, and it can not be used by any taxpayer, for the purpose of avoiding tax penalties that might be imposed on the taxpayer under U.S. tax law.

You should consult your own tax advisor with respect to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Treatment of Fargo and HID.   For federal income tax purposes, the merger will be treated as a purchase by HID of all of the common stock of Fargo. Accordingly, neither Fargo nor HID or its affiliates are expected to incur any material U.S. federal income tax consequences as a result of the merger.

Treatment of Holders of Fargo Common Stock.   The conversion of your shares of Fargo common stock into the right to receive $25.50 per share in cash in the merger, or pursuant to the exercise of your appraisal rights, will be fully taxable to you. Subject to the assumptions and limitations described above, you will recognize a capital gain or loss equal to the difference between:

•       the amount of cash you receive in the merger; and

•       your tax basis in your shares of Fargo common stock.

Generally, your tax basis in your shares of Fargo common stock will be equal to what you paid for your shares.

If you are an individual,

•       long-term capital gain will be taxable at a maximum federal capital gains rate of 15% if you held your shares for more than one year at the time of the merger, gain on shares held for one year or less will be subject to ordinary income tax rates; and

•       capital loss may only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of unused capital loss to subsequent years.

Backup Withholding.   You may be subject to backup withholding up to the rate of 28% with respect to the gross proceeds you receive from the conversion of your Fargo common stock unless you:

•       are a corporation or other exempt recipient and, when required, establish this exemption; or

•       provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

If after the merger you do not provide the paying agent with your correct taxpayer identification number or any other documents or certifications required by the Internal Revenue Service, including among others, a Form W-9 or a substitute for this Form, you may be subject to penalties imposed by the

Internal Revenue Service. Any amount withheld under these backup withholding rules will be creditable against your federal income tax liability. The paying agent will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

Source of Funds

The aggregate cash consideration payable in the merger to all Fargo stockholders (except to Assa Abloy, Inc., HID, HID’s merger subsidiary and Fargo stockholders who have exercised their dissenters’ rights) is approximately $337 million. The funds will be provided from HID’s existing capital resources. In addition, as of March 31, 2006, Fargo had approximately $37 million in cash and cash equivalents, which will be available to HID immediately following the merger.

Fees and Expenses

Fargo estimates that merger-related fees and expenses, consisting primarily of financial advisory fees, fees and expenses of attorneys and accountants, HSR Act filing fees, SEC filing fees and other related charges, will total approximately $1.2 million, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$550,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$50,000
SEC filing fee	$36,500
Printing, solicitation and mailing costs	$30,000
Miscellaneous expenses	$25,000
Total	$1,191,500

None of these costs and expenses will reduce the $25.50 per share merger consideration payable to holders of Fargo’s common stock or the amount payable to holders of stock options.

Regulatory Requirements

In connection with the merger, Fargo will be required to make a number of filings with and obtain a number of approvals from various international, federal and state governmental agencies, including:

•       filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger agreement by Fargo stockholders;

•       complying with federal and state securities laws;

•       notifying and furnishing certain information to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act; and

•       notifying and furnishing certain information to foreign competition law authorities.

Under the HSR Act, the merger may not be completed until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is terminated earlier by the FTC or the Department of Justice, or unless the waiting period is extended by a request for additional information or documentary material. Fargo and HID made the requisite filings under the HSR Act on May 26, 2006. Both Fargo and HID believe that the completion of the merger will not violate any antitrust laws. The FTC and the Department of Justice have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which Fargo or HID has operations may also review the merger under state antitrust laws.

THE MERGER AGREEMENT

On May 22, 2006, Fargo entered into the merger agreement with Assa Abloy, Inc., HID and HID’s merger subsidiary. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. Fargo encourages you to read the merger agreement carefully in its entirety.

The Merger

At the effective time of the merger, HID’s merger subsidiary will merge with and into Fargo, and Fargo will continue as the surviving corporation and as a wholly-owned subsidiary of HID.

As the surviving corporation after the merger, Fargo will have all the property, rights and powers of Fargo and HID’s merger subsidiary before the merger, and it will be liable for all of the debts, liabilities and obligations of Fargo and HID’s merger subsidiary before the merger. After the merger, the separate corporate existence of HID’s merger subsidiary will cease.

At the effective time of the merger, the Certificate of Incorporation of Fargo will be amended to read the same as the Certificate of Incorporation of HID’s merger subsidiary in effect at that time, except that Article I of the Certificate of Incorporation of HID’s merger subsidiary will be amended and restated in its entirety to read as follows: “The name of this corporation is “Fargo Electronics, Inc.”  At the effective time of the merger, the bylaws of Fargo will be amended as necessary to read the same as the bylaws of HID’s merger subsidiary in effect at that time.

The directors and executive officers of HID’s merger subsidiary immediately before the merger will become the directors and executive officers of the surviving corporation immediately after the merger.

Exchange of Securities; Merger Consideration

If the merger is completed, at the effective time of the merger:

•       each share of Fargo common stock issued and outstanding (other than dissenting shares and shares held in Fargo’s treasury or by Assa Abloy, Inc., HID or HID’s merger subsidiary), together with the associated preferred stock purchase rights issued under Fargo’s stockholder rights plan, will be cancelled and converted into the right to receive $25.50 in cash, without interest;

•       each share of Fargo common stock held in Fargo’s treasury or held by Assa Abloy, Inc., HID or HID’s merger subsidiary will be cancelled and retired and no consideration will be exchanged for such shares;

•       each share of Fargo common stock for which appraisal rights have been exercised and perfected will be treated as described under the heading “Appraisal Rights” in this proxy statement; and

•       each share of common stock of HID’s merger subsidiary will remain outstanding as one share of common stock of the surviving corporation in the merger.

Time of Closing

The merger will close at a time and date to be specified by Fargo and HID which will be no later than the second business day after satisfaction or waiver of the conditions to the merger. To complete the merger, HID and Fargo will file a certificate of merger with the Secretary of State of the State of Delaware.

Exchange and Payment Procedures

HID and Fargo have appointed                        , as paying agent to handle the exchange of Fargo’s stock certificates in the merger for cash. Soon after the merger becomes effective, the paying agent will mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash. Upon surrender to the paying agent of a valid stock certificate and a properly completed letter of transmittal, along with such other documents as the paying agent may reasonably require, you will be entitled to receive $25.50 in cash per share. Until surrendered in this manner, following the effective time of the merger each Fargo stock certificate will represent only the right to receive the merger consideration.

You should not send your Fargo stock certificates now. You should send them only after you receive a letter of transmittal from the paying agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

Any merger consideration made available to the paying agent that remains unclaimed by Fargo stockholders for 18 months after the time the merger becomes effective will be returned to HID, and any Fargo stockholder who has not by that time made an exchange of his, her or its Fargo stock certificates for the merger consideration must then look to HID for payment of the merger consideration.

Transfers of Shares

No transfers of shares of Fargo common stock will be made on Fargo’s stock transfer books after the merger becomes effective.

Treatment of Stock Options

At the time the merger becomes effective, all outstanding unvested options to purchase shares of Fargo common stock that were granted under the 2003 Stock Incentive Plan or the Amended and Restated 1998 Stock Option and Grant Plan will become vested. In exchange for the cancellation of all vested options, holders will receive upon completion of the merger, with respect to each option, an amount in cash equal to (1) the excess, if any, of $25.50 over the per share exercise price of the option, multiplied by (2) the number of shares of Fargo common stock issuable upon exercise of the option (regardless of whether such option was previously vested or not) immediately prior to the completion of the merger.  For example, if an option holder holds options to purchase 5,000 shares of Fargo common stock at an exercise price of $2.00, 1,500 shares of which were vested prior to the effective time and 3,500 shares of which were unvested prior to the effective time, the option holder will receive in exchange for this option, a cash payment of $117,500 ($25.50 (merger consideration) minus $2.00 (exercise price), multiplied by 5,000 (number of shares subject to the option)), less any amounts required to be withheld. Any stock options with an exercise price over $25.50 per share will be cancelled upon the effective time of the merger. As of May 31, 2006, Fargo does not have any options with an exercise price over $25.50.

Dissenting Shares

Shares of Fargo common stock held by Fargo stockholders that have properly exercised and perfected their demand for appraisal rights, will not be converted into the right to receive the $25.50 per share merger consideration. These stockholders will instead be entitled to receive the “fair value” of their shares as determined under Delaware law. See Appraisal Rights on page 54.

Representations and Warranties

In the merger agreement, Fargo has made several representations and warranties to each of Assa Abbloy, HID and HID’s merger subsidiary. These representations and warranties relate to, among other things:

•       organization, good standing, foreign qualifications, and similar corporate matters;

•       charter documents and capital structure;

•       authority and authorizations;

•       consents and approvals necessary to enter into the merger agreement;

•       the accuracy of its SEC filings and financial statements;

•       no defaults under organizational documents;

•       the absence of certain changes or events since December 31, 2005;

•       permits required to operate its business and compliance with applicable laws;

•       tax matters;

•       the absence of pending or threatened litigation and outstanding orders, judgments, injunctions, awards or decrees;

•       material contracts;

•       employee benefit plan matters;

•       compliance with employee safety laws;

•       labor and employment matters;

•       intellectual property matters;

•       required shareholder vote;

•       environmental and other regulatory matters;

•       insurance matters;

•       transactions with affiliates;

•       the information supplied by Fargo in connection with this proxy statement;

•       title to and sufficiency of Fargo’s assets;

•       brokers finders’ fees and expenses;

•       the absence of certain illegal business practices;

•       the receipt by Fargo of a written fairness opinion from Raymond James & Associates, Inc.; and

•       state takeover laws.

The merger agreement also contains representations and warranties of Assa Abloy, Inc., HID and HID’s merger subsidiary relating to, among other things:

•       organization, good standing, foreign qualifications, and similar corporate matters;

•       authority and authorizations;

•       consents and approvals necessary to enter into the merger agreement;

•       availability of funds required to complete the merger;

•       the absence of pending or threatened litigation; and

•       the accuracy information supplied by Assa Abloy, Inc., HID and HID’s merger subsidiary in connection with this proxy statement.

The representations and warranties in the merger agreement do not survive the closing of the merger.

Fargo’s Covenants

Fargo has undertaken several covenants in the merger agreement. The following summarizes certain of these covenants:

Interim Conduct of Fargo’s Business.   From May 22, 2006 until the completion of the merger, Fargo has agreed to conduct its business in the ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with third parties. Fargo also agreed to certain specific restrictions during this period that are subject to exceptions described in the merger agreement. These include restrictions on:

•       declaring, setting aside, making or paying any dividend or other distribution;

•       reclassifying, combining, splitting, purchasing or redeeming any Fargo capital stock;

•       issuing, selling, pledging, disposing of, granting or encumbering any shares of Fargo capital stock or other securities or any assets;

•       amending Fargo’s amended and restated certificate of incorporation or bylaws or other organizational documents;

•       acquiring or agreeing to acquire any third party or any material amount of assets;

•       altering the corporate structure of any subsidiary of Fargo;

•       selling, leasing or otherwise disposing of any of Fargo’s assets, other than inventory sales or other commercial transactions made in the ordinary course of business consistent with past practice;

•       incurring any indebtedness for borrowed money or guaranteeing the obligations of any person, making any loans, advances or capital contributions to, or investments in, any other person (other than any indebtedness entered into in the ordinary course of business consistent with past practices);

•       adopting a plan of liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or be revoked;

•       hiring additional employees other than in the ordinary course of business consistent with past practice, except as disclosed at the time of execution of the merger agreement;

•       increasing the compensation of any of its directors, officers or key employees except as disclosed at the time of execution of the merger agreement (other than increases entered into in the ordinary course of business consistent with past practices);

•       granting severance or termination pay to, or entering into an employment or severance agreement with, any of its directors or officers except as disclosed at the time of execution of the merger agreement;

•       amending any pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, program, policy or contract;

•       making any change to its accounting policies or procedures;

•       commencing any litigation or proceedings or settling or compromising any other claims, or litigation, except in certain circumstances;

•       entering into, renewing, terminating or amending any material contract, except for sales of inventory and other commercial transactions in the ordinary course of business;

•       paying, discharging or satisfying any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice of liabilities reflected, reserved against or contemplated by the most recent financial statements of Fargo;

•       creating or forming any subsidiary or making any other investment in another person or entity, other than short term investments for the purpose of cash management or as otherwise permitted under the merger agreement;

•       making or authorizing any capital expenditures in excess of $500,000 in the aggregate in excess of amounts set forth in the company’s current capital budget, except as disclosed at the time of execution of the merger agreement;

•       entering into any license, distribution, marketing or sales agreements, to the extent that any are not consistent with past practice;

•       entering into any commitment to develop software, incorporate software into Fargo’s products, to the extent that any are not consistent with past practice, or entering into any license, distributorship or sales agreement that would relate to any products of HID or its affiliates;

•       selling, transferring or otherwise disposing of any its intellectual property, to the extent that any are not consistent with past practice;

•       granting “most favored nation” pricing to any person or entity, to the extent that any are not consistent with past practice;

•       allowing any insurance policy to be amended or terminated without replacing it with substantially equal coverage;

•       entering into or amending any contract, agreement, commitment or arrangement with any holder of more than 5% of Fargo’s outstanding common stock, any director or executive officer of Fargo or any immediate family member or person or entity controlled by such persons; or

•       entering into, modifying, amending or terminating any agreement, or waiving, releasing or assigning any material rights or claims under such agreements, which would reasonably be expected to have a material adverse effect on Fargo, impair its ability to perform its obligations under the merger agreement or prevent or materially impede, interfere with, hinder or delay the merger.

Fargo has also agreed not to enter into any contract, agreement, commitment or arrangement to do any of these things.

No Solicitation.   Fargo has agreed that, except as required by its fiduciary duties to Fargo stockholders or as otherwise permitted in the merger agreement, it and its officers, directors, employees, advisors, agents and representatives will not, directly or indirectly:

•       solicit, initiate, facilitate or knowingly encourage any offer from a third party other than HID for an alternative transaction to acquire Fargo, or any inquiry, proposal or offer that could reasonably be expected to lead to such an alternative transaction; or

•       enter into or participate in any discussions or negotiations concerning such a proposal (other than with Assa Abloy, Inc., HID or HID’s merger subsidiary).

Notwithstanding the restrictions described above, if, at any time before the special meeting Fargo receives an unsolicited bona fide written acquisition proposal from a third party:

•       Fargo may, in response to a tender offer, take and disclose a position with respect to the tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act;

•       Fargo may furnish public and non-public information concerning Fargo to the third party if the third party enters into an appropriate confidentiality agreement and Fargo’s board of directors determines in good faith that failure to provide such information is reasonably likely to result in a breach of its fiduciary duties; and

•       Fargo may participate in discussions or negotiations with the third party if Fargo’s board of directors determines that the acquisition proposal is reasonably likely to lead to a superior proposal and failure to enter into discussions or negotiations is reasonably likely to result in a breach of its fiduciary duties.

Fargo has agreed to promptly (and always within 24 hours) after it receives an offer from a third party for an alternative transaction to acquire Fargo, or any inquiry, proposal or offer that could reasonably be expected to lead to such an alternative transaction, to notify HID orally and in writing of the terms of any such offer, including the identity of the third party making the offer, and any discussions with the third party, and to provide updates to HID on any such discussions at least every two calendar days.

An alternative transaction is defined in the merger agreement to mean:

•       a transaction or series of transactions pursuant to which a third party, directly or indirectly, acquires or would acquire more than 15% of any class of Fargo’s equity securities;

•       any transaction or series of transactions pursuant to which a third party acquires or would acquire control of assets representing more than 15% of the fair market value of all the assets, net revenues or net income of Fargo; or

•       any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction or series of transactions involving Fargo, as a result of which the holders of shares in Fargo immediately prior to such transaction do not own at least 85% of the outstanding capital stock and voting power of the surviving entity following the transaction.

Covenants Relating to the Stockholders Meeting and Proxy Materials.   Fargo has agreed to call a meeting of its stockholders to vote on the merger agreement and the merger. Fargo has also agreed that its board of directors will unanimously recommend approval and adoption of the merger agreement and the merger by Fargo stockholders. This obligation to recommend is subject, however, to the fiduciary duties of Fargo’s directors with respect to a superior acquisition proposal. Fargo has also agreed to prepare and mail this proxy statement.

HID’s Covenants

HID has also undertaken several covenants in the merger agreement. The following summarizes certain of these covenants.

Employee Benefits and Employee Matters.   HID has agreed to cause the surviving corporation to provide employee benefits to Fargo’s employees that are no less favorable in the aggregate than the better of (i) benefits offered by HID to its similarly situated employees and (ii) benefits provided to Fargo’s employees under Fargo’s benefit plans (for a period of at least six months). In addition, HID will, or cause the surviving corporation to, give employees of Fargo, and any subsidiary of Fargo, full credit for service accrued under employee benefit plans or arrangements maintained by Fargo, and any subsidiary of Fargo, for all purposes, except that no credit will be granted to the extent that such credit will result in duplicative accrual of benefits for the same period of service, was not recognized under the corresponding Fargo benefit plan or is with respect to any equity incentive award granted after the closing of the merger.

Indemnification and Insurance of Fargo’s Directors and Officers.   The merger agreement provides that after the date the merger is completed Assa Abloy, Inc., HID and Fargo, as the surviving corporation, will indemnify Fargo’s current and former directors and executive officers against matters occurring before the merger became effective, including the authorization of the merger agreement and merger, to the maximum extent provided  under applicable law or under Fargo’s amended and restated certificate of incorporation and restated bylaws in effect on the date of the merger agreement. Assa Abloy, Inc. and HID have also agreed under the merger agreement that for at least six years following the completion of the merger, Fargo, as the surviving corporation, will provide “tail” directors’ and officers’ liability insurance for each person currently covered by Fargo’s current directors’ and officers’ liability insurance policy.

Additional Agreements

The parties to the merger agreement have agreed to use commercially reasonable efforts to do or cause to be done anything necessary, proper or advisable to consummate the merger. The parties have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

Conditions to the Merger

Mutual Closing Conditions.   The parties’ obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the closing date of the merger of the following conditions:

•       the approval of the merger agreement by the requisite affirmative vote of the stockholders of Fargo;

•       the expiration or early termination of the waiting period under the HSR Act and  the receipt of approval under any material foreign laws;

•       the absence of any pending or threatened legal prohibition seeking to make the merger illegal or otherwise prohibit consummation of the merger; and

•       the absence of any statute, rule, regulation, judgment, order or injunction applicable to the merger or any of the transactions contemplated thereby, or any other action taken by a governmental entity, resulting in any of the consequences referred to immediately above.

Additional Closing Conditions for the Benefit of Assa Abloy, Inc., HID and HID’s Merger Subsidiary.   The obligation of Assa Abloy, Inc., HID and HID’s merger subsidiary to complete the merger is subject to the following additional conditions:

•       Fargo’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date of the merger;

•       the material performance by Fargo of its obligations and agreements and material compliance with the covenants and conditions required under the merger agreement;

•       Fargo has not received notice that holders beneficially owning 5% or more of its issued and outstanding common stock, individually or in the aggregate, have purported to exercise appraisal rights;

•       Fargo has furnished an officer’s certificate dated as of the closing date of the merger to the effect that Fargo has performed its obligations under the merger agreement;

•       the absence of any threatened or pending suit, action, proceeding or investigation seeking to prohibit or limit the ownership or operation of Assa Abloy, Inc., HID, HID’s merger subsidiary or Fargo’s assets, properties or business, or which has (or is reasonably likely to have) the effect of limiting the reasonably expected benefits of the merger to HID, compelling the sale or other disposition of the assets, properties or business of Assa Abloy, Inc., HID, HID’s merger subsidiary or Fargo or limiting the ability of any of them to conduct their businesses or own or control their assets, properties and business; and

•       no material adverse effect has occurred or is reasonably likely to occur.

Additional Closing Conditions for Fargo’s Benefit.   Fargo’s obligation to complete the merger is subject to the following additional conditions:

•       the representations and warranties of HID being true and correct as of the date of the merger agreement and as of the closing date of the merger;

•       the material performance by HID of its obligations and agreements and material compliance with the covenants and conditions required under the merger agreement; and

•       HID has furnished an officer’s certificate dated as of the closing date of the merger to the effect that HID has performed its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the closing in any of the following ways:

   (1)  by mutual written consent of Fargo and HID;

   (2)  by either Fargo or HID if completion of the merger is prohibited by law;

   (3)  by either Fargo or HID if the merger is not consummated by October 31, 2006 unless the party requesting termination has failed to fulfill any obligation under the merger agreement, thereby causing the failure of the merger to be consummated by such date;

   (4)  by Fargo if Fargo is not in material breach and there has been a material breach or failure to perform by Assa Abloy, Inc., HID or HID merger subsidiary of any of its representations, warranties or covenants under the merger agreement such that the conditions to the merger described above under the heading “—Conditions to the Merger” will not be satisfied, but, if such material breach is curable, Fargo may not terminate the merger agreement so long as Assa

Abloy, Inc., HID or HID’s merger subsidiary cures the breach or failure within 20 days following written notice of such breach or failure to perform;

   (5)  by HID if HID is not in material breach and there has been a material breach or failure to perform by Fargo of any of its representations, warranties or covenants under the merger agreement such that the conditions to the merger described above under the heading “—Conditions to the Merger” will not be satisfied, but, if such material breach is curable, HID may not terminate the merger agreement so long as Fargo cures the breach or failure within 20 days following written notice of such breach or failure to perform;

   (6)  by HID if Fargo’s board of directors (or any committee thereof):

•        withdraws or modifies in a manner adverse to HID its recommendation in favor of the merger agreement and the merger, determines that the merger agreement or the merger is no longer advisable, recommends that the Fargo stockholders reject the merger agreement or the merger or resolves, agrees or proposes publicly to take any such actions;

•        adopts or approves any acquisition proposal or alternative transaction, withdraws its approval of the merger agreement or the merger or resolves or agrees to take any such actions;

•        proposes publicly to adopt or approve any acquisition proposal or alternative transaction, or proposes publicly to withdraw its approval of the merger agreement or the merger or resolves or agrees to take any such actions;

•        fails to include in this proxy statement its unanimous recommendation in favor of the merger agreement and the merger, fails to reaffirm such recommendation within 5 calendar days after HID requests such affirmation, or fails to send to its security holders, within 10 business days after a tender or exchange offer relating to its securities is first published, sent or given, a statement disclosing that the board unanimously recommends rejection of such tender or exchange offer; or

•        causes or permits Fargo to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to an acquisition proposal or alternative transaction;

   (7)  by Fargo prior to the special meeting (or any postponement or adjournment of the meeting) if its board of directors has taken any        of the actions described in clause (5) above in response to a superior acquisition proposal or alternative transaction and:

•                     Fargo’s board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the board’s fiduciary duties;

•                     Fargo’s board of directors has provided HID written notice of such superior proposal or alternative agreement and that it intends to enter into such binding agreement, which notice must specify the reasons for accepting such agreement and have attached to it the most current version of such agreement; and

•                     after three business days after receipt of the notice, the superior proposal or alternative agreement remains superior after taking into account any changes to the terms of the merger agreement proposed by HID in response to the notice;

   (8)  by either Fargo or HID if Fargo stockholders do not approve the merger agreement and the merger;

   (9)  by HID if there has been a material adverse effect; or

(10) by HID if Fargo is in material breach of its obligations described above under the heading “—No Solicitation” or “—Covenants Relating to the Stockholders Meeting and Proxy Materials”.

If the merger agreement terminates, it will become void. However, termination will not affect the rights of either party against the other for any liability for any breach of a representation, warranty or covenant contained in the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees described under “Termination Fees” below.

Termination Fees

Fargo has agreed to pay HID $10,950,000 (the “Termination Fee”) in cash if the merger agreement is terminated by HID (payable not later than five business days after termination) or by Fargo (payable immediately), as described under clause (6) and clause (7) above, respectively, under the heading “Termination of the Merger Agreement.”

Fargo has also agreed to pay HID the Termination Fee immediately following the consummation of an alternative transaction, if the three following events occur:

•       the merger agreement is terminated by HID or Fargo as described under clauses (3), (5), (8), (9) or (10) above under the heading “Termination of the Merger Agreement”;

•       at any time after the date of the merger agreement and prior to the special shareholder meeting, a potential acquisition proposal with respect to Fargo is made known to Fargo (privately or otherwise) or made public; and

•       within 15 months of the termination of the merger agreement, Fargo enters into an agreement with respect to any acquisition proposal or the transaction contemplated by the acquisition proposal shall have been consummated.

In addition, Fargo has agreed to pay HID an amount equal to the one third (1/3) of the Termination Fee if the merger agreement is terminated by HID or Fargo as described under clause (8) above under the heading “Termination of the Merger Agreement.”  Fargo has also agreed to pay HID’s expenses in connection with the transactions contemplated in the merger agreement (not to exceed $3,000,000) plus an amount equal to the sum of one third (1/3) of the Termination Fee if the merger agreement is terminated by HID as described under clause (10) above under the heading “Termination of the Merger Agreement.

HID has agreed to pay Fargo an amount  equal to the sum of Fargo’s expenses in connection with the transactions contemplated in the merger agreement (not to exceed $1,500,000) if the merger agreement is terminated by Fargo as described under clause (4) above under the heading “Termination of the Merger Agreement.”

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by Fargo stockholders, no amendment or waiver can be made that reduces the amount or changes the form of consideration to be delivered to Fargo stockholders, without their further approval.

APPRAISAL RIGHTS

You Have a Right to Dissent

Under the Delaware General Corporation Law, or DGCL, if you do not wish to accept the merger consideration of $25.50 per share for your shares of Fargo common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of Fargo common stock held by you, provided that you comply with the provisions of Section 262 of the DGCL.

Holders of record of Fargo common stock who do not vote in favor of the merger agreement, who continuously hold such shares through the effective date of the merger and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Fargo common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is a summary of the material provisions of Section 262 of the DGCL. The following summary is qualified in its entirety by the full text of Section 262 of the DGCL that is reprinted in its entirety in Appendix C. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Fargo common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of Fargo common stock who exactly follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

We Must Provide You Notice of Your Appraisal Rights

Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

This proxy statement constitutes such notice to the holders of shares for which appraisal rights are available and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or you wish to preserve your right to do so, you should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

A Dissenting Stockholder Must Perfect Appraisal Rights

A holder of shares for which appraisal rights are available that wishes to exercise such holder’s appraisal rights:

•       must not vote in favor of the merger agreement or consent thereto in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and

•       must deliver to Fargo prior to the vote on the merger agreement at the special meeting, a written demand for appraisal of the holder’s shares.

This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Fargo of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares. A holder of shares for which appraisal rights are available wishing to exercise such holder’s appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares until the consummation of the merger. Accordingly, a holder of shares for which appraisal rights are available who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to consummation of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares for which appraisal rights are available is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as this holder’s name appears on this holder’s stock certificates. If the shares for which appraisal rights are available are owned of record in a fiduciary capacity, for example, by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers. A record holder such as a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to the these shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and is sought. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares in brokerage accounts or other nominee forms. Those beneficial owners who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to:

Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Attention:  Jeffrey D. Upin, Secretary

Fargo Must Provide Each Stockholder that has Properly Asserted Appraisal Rights Notice

Within 10 days after the consummation of the merger, Fargo will notify each stockholder that has properly asserted appraisal rights under Section 262 of the DGCL and that has not voted in favor of the merger agreement of the date the merger became effective.

A Petition Must be Filed in the Delaware Chancery Court

Within 120 days after the consummation of the merger, but not later, Fargo, as the surviving corporation, or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Fargo common stock that are entitled to appraisal rights. Fargo is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of these shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Stockholders May Request Information

Within 120 days after the consummation of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Fargo a statement setting forth the aggregate number of shares for which appraisal rights are available not voted in favor of approval of the merger agreement for which demands for appraisal have been received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request therefor has been received by Fargo, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

A Court Will Determine Stockholders Entitled to Appraisal Rights, Fair Value and Allocation of Expenses

If a petition for an appraisal is filed on a timely basis, after a hearing on such petition, of which the Register in Chancery (if so ordered by the Delaware Chancery Court) will give notice to stockholders, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the “fair value” of the shares for which appraisal rights are available, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Fargo common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated, however, that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

No Right to Vote Appraisal Shares or Receive Dividends or Distributions on Appraisal Shares

Any holder of shares for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

Failure to Perfect Appraisal Rights

If any stockholder that properly demands appraisal of his, her or its shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, the shares of this stockholder will be converted into the right to receive the merger consideration of $25.50 per share. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if this stockholder delivers to Fargo a written withdrawal of his, her or its demand for appraisal. Any attempt to withdraw an appraisal demand more than 60 days after the completion of the merger will require the written approval of Fargo, as the surviving company.

Cash received pursuant to the exercise of your appraisal rights will be subject to income tax. We refer you to the information under the heading “The Merger—Material U.S. Federal Income Tax Consequences.”

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your rights. Under these circumstances, you will be entitled to receive the $25.50 merger consideration receivable with respect to your shares of Fargo common stock in accordance with the merger agreement.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Fargo common stock is traded on the Nasdaq National Market under the symbol “FRGO.”  The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by Nasdaq. These prices do not include adjustments for retail markups, markdowns or commissions.

	High	Low
Fiscal Year Ending December 31, 2006
Second Quarter (through , 2006)
First Quarter	$21.42	$16.10
Fiscal Year Ended December 31, 2005
Fourth Quarter	$21.90	$17.01
Third Quarter	$22.52	$16.12
Second Quarter	$20.46	$12.76
First Quarter	$15.25	$12.12
Fiscal Year Ended December 31, 2004
Fourth Quarter	$15.83	$9.71
Third Quarter	$11.50	$7.93
Second Quarter	$11.93	$8.74
First Quarter	$13.58	$9.75

On May 22, 2006, the last trading day before the announcement of the merger agreement, the high, low and closing sales prices per share of Fargo common stock as reported by Nasdaq were $16.53, $16.01 and $16.23, respectively. On                    , 2006, the last trading day before the date of this proxy statement, the high, low and closing sales prices per share of Fargo common stock as reported by Nasdaq were $      , $       and $      , respectively. You should obtain current market price quotations for Fargo common stock in connection with voting your shares.

On the record date for the special meeting, there were approximately        holders of record of Fargo common stock.

Fargo has not declared or paid any cash dividends on its common stock for the past four fiscal years. Fargo’s board of directors does not anticipate paying cash dividends in the near term.

Fargo has not during the past three years made an underwritten public offering of its common stock for cash that was registered under the Securities Act of 1933 or exempt from registration under the Securities Act.

INFORMATION REGARDING FARGO

We are a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. Our card issuance systems help reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials.

We manufacture three card printing technologies to meet the unique card and security needs of our users. These are:

1.                HDP (High Definition Printing), reverse image technology for high-level security and large applications especially when a card with electronics, either Radio Frequency Identification (RFID) proximity or integrated circuit chips, is used;

2.                DTC (Direct-to-Card), dye-sublimation technology for low to mid-level security and large applications, which is the most commonly used technology in identification card printing; and

3.                Inkjet printing, which is a familiar inkjet technology for low-level security and entry-level applications in a technology alliance with Hewlett-Packard.

We market and sell our products exclusively through a distribution channel of system integrators and independent distributors in more than 80 countries worldwide. We estimate that as of December 31, 2005, we have manufactured and sold more than 120,000 systems.

End users of our card identity systems create personalized cards for a wide variety of applications including:

•                    Government:   national and military identification; employee identification; access control; driver’s licenses; social services identification and stored value; inmate and corrections staff identification.

•                    Corporate:   access control; time and attendance tracking; employee identification; parking passes; visitor management.

•                    Education:   faculty and student identification, stored value for bookstores and cafeterias; library cards; dorm and equipment access.

•                    Transportation:   bus and train passes; airport security; employee identification.

•                    Trade and professional associations:   membership identification, loyalty and discount cards.

Since our inception in 1974, we have used our engineering expertise and knowledge of printing and data encoding to build a reputation for technological leadership in our industry. Historically, we have leveraged our engineering capabilities to develop systems for multiple markets, including bar code printers, color office printers and card personalization systems.

We own or have rights to certain trademarks that we use in connection with the sale of our products, including, but not limited to, the following: Fargo® , Persona®, HDP®, UltraCard®, DTC®, Build-a-Badge®, Smart Card®, Smart Shield®, Pro-L™, Pro-LX™, CardJet™, CardJet Printing Technology™, Fargo Certified Supplies™, Fargo Certified Software™, Holomark™, Verimark™, Polyguard™, RibbonTraq™, Visual Security Solutions™, C11™, C16™ and High Definition Printing™.

Our common stock is currently traded on the Nasdaq National Market under the symbol “FRGO.”  We were originally incorporated in North Dakota in 1979 and reincorporated as a Minnesota corporation in 1985. We reincorporated as a Delaware corporation shortly before our initial public offering of common stock in February 2000. Our principal executive offices are located at 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344, and our telephone number is (952) 941-9470.

Our web site address is www.fargo.com. Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, are available free of charge on our web site as soon as reasonably practicable after such material is filed with, or furnished to, the Securities and Exchange Commission. Such forms are also available at the Securities and Exchange Commission’s web site at www.sec.gov.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT OF FARGO

The following tables set forth information known to Fargo with respect to the beneficial ownership of Fargo common stock for (1) each person known by Fargo to beneficially own more than five percent of Fargo’s issued and outstanding common stock, (2) each of Fargo’s directors, (3) each of Fargo’s executive officers and (4) all of Fargo’s current executive officers and directors as a group. Percentages are calculated based on the number of shares of our common stock issued and outstanding as of May 31, 2006. This ownership information is as of May 31, 2006, unless otherwise indicated in the footnotes.

Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of May 31, 2006, there were 12,795,506 shares of common stock outstanding.

Stock Ownership of Certain Beneficial Owners

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Amount	Percent of Class
Schwartz Investment Counsel, Inc.(1)	790,300	6.18%
Theodore R. Duncan, Jr.(2)	770,000	6.02%
Thompson, Siegel & Walmsley, Inc.(3)	757,721	5.92%

(1)          This information is based on a Schedule 13F filed with the SEC on April 8, 2006 by Schwartz Investment Counsel, Inc. According to such 13F, Schwartz Investment Counsel, Inc. has sole voting power with respect to 790,300 of these shares and sole dispositive power with respect to 790,300 of these shares. Schwartz Investment Counsel, Inc. is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The address of Schwartz Investment Counsel, Inc. is 3707 W. Maple Road, Bloomfield Hills, Michigan 48301.

(2)          This information is based on information provided to the company by Nasdaq on March 8, 2006. The address for Theodore R. Duncan, Jr. is 1350 Indian Mound Trail, Vero Beach, Florida 32963.

(3)          This information is based on a Schedule 13F filed with the SEC on May 11, 2006 by Thompson, Siegel & Walmsley, Inc. According to such 13F, Thompson, Siegel & Walmsley, Inc. has sole voting power with respect to 532,560 of these shares, shared voting power with respect to 138,211 of these shares, no voting power with respect to 86,950 of these shares and sole dispositive power with respect to 757,721 of these shares. Thompson, Siegel & Walmsley, Inc. is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The address of Thompson, Siegel & Walmsley, Inc. is 5000 Monument Avenue, Richmond, Virginia 23230.

Stock Ownership of Directors and Management

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Amount	Percent of Class
Gary R. Holland(1)	427,504	3.32%
Edward H. Bersoff(2)	13,350	*
William H. Gibbs(3)	80,600	*
Kent O. Lillemoe(4)	40,850	*
David D. Murphy(5)	13,350	*
Elaine A. Pullen(6)	42,225	*
Edward J. Smith(7)	16,350	*
Kathleen L. Phillips(8)	44,295	*
Thomas C. Platner(9)	45,000	*
Paul W.B. Stephenson(10)	47,500	*
Jeffrey D. Upin(11)	50,000	*
All directors and executive officers as a group (11 persons)(12)	821,024	6.20%

                * Less than 1%.

       (1) Includes 80,000 shares that Mr. Holland has the right to acquire within 60 days by exercising options.

       (2) Represents 11,250 shares that Mr. Bersoff has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (3) Includes 69,375 shares that Mr. Gibbs has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (4) Includes 32,500 shares that Mr. Lillemoe has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (5) Represents 11,250 shares that Mr. Murphy has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (6) Represents 40,125 shares that Ms. Pullen has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (7) Includes 11,250 shares that Mr. Smith has the right to acquire within 60 days by exercising options and 2,100 shares of restricted stock.

       (8) Includes 43,000 shares that Ms. Phillips has the right to acquire within 60 days by exercising options.

       (9) Includes 45,000 shares that Mr. Platner has the right to acquire within 60 days by exercising options.

(10) Represents 47,500 shares that Mr. Stephenson has the right to acquire within 60 days by exercising options.

(11) Represents 50,000 shares that Mr. Upin has the right to acquire within 60 days by exercising options.

(12) The amount beneficially owned by all current directors and executive officers as a group includes 441,250 shares issuable under options that are currently exercisable or will become exercisable within the next 60 days. The address for all current directors and executive officers is Fargo’s corporate headquarters, 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344.

INFORMATION REGARDING ASSA ABLOY, INC. AND HID

Assa Abloy, Inc. is a leading global manufacturer and supplier of locking solutions and related products. Assa Abloy, Inc. is a wholly-owned subsidiary of Assa Abloy AB, which has over 150 subsidiary companies in over 40 countries worldwide with approximately 30,000 employees and annual revenues of approximately 3 billion Euros. Assa Abloy, Inc. was incorporated in the State of Oregon in 1986. Its business address is 110 Sargent Drive, New Haven, Connecticut 06511, telephone: (203) 624-5225.

HID Global Corporation is a wholly-owned subsidiary of Assa Abloy, Inc. that manufactures and supplies ID cards, card readers and access control systems based on radio frequency identification (RFID). HID Global Corporation was incorporated in the State of Delaware in 1991. Its business address is 9292 Jeronimo Road, Irvine, California 92618, telephone: (949) 598-1600.

Dakota Acquisition Sub, Inc. is a newly-formed Delaware corporation that is wholly-owned by HID. Dakota Acquisition Sub, Inc. was incorporated on in 2006 in preparation for the proposed merger and has not conducted any business activities to date other than activities incidental to its formation and in connection with the transaction contemplated by the merger agreement. Its business address is 9292 Jeronimo Road, Irvine, California 92618, telephone: (949) 598-1600.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of the stockholders of Fargo. If the merger is not completed for any reason, stockholder proposals intended to be presented in the proxy materials relating to the next annual meeting of stockholders of Fargo must have been received by Fargo on or before November 30, 2006 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

In accordance with Fargo’s Bylaws, a stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in Fargo’s proxy statement must notify Fargo by February 13, 2007. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next meeting will have discretionary authority to vote on the proposal. All proposals must contain specific information required by Fargo’s restated bylaws, a copy of which may be obtained by writing Fargo’s Corporate Secretary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005, incorporated in this proxy statement by reference to Fargo Electronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing therein.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn or postpone our special meeting, if a quorum is present, for a period of not more than thirty (30) days for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 000-29029. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549.

You may obtain information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 000-29029):

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•       Our Current Reports on Form 8-K dated May 23, 2006, May 23, 2006, May 24, 2006 and

We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

We will provide you, at no charge, a copy of the documents we incorporate by reference in this proxy statement upon your request. To obtain timely delivery, requests for copies should be made no later than                    , 2006 (five business days before the date of the special meeting). To request a copy of any or all of these documents, you should write or telephone us at:

Fargo Electronics, Inc.
6533 Flying Cloud Drive
Minneapolis, Minnesota 55344 USA
Attention: Paul Stephenson
Telephone: (952) 941-9470, ext. 142

These documents are also included in our SEC filings that are made electronically through the SEC’s EDGAR system and are available to the public at the SEC’s website at http://www.sec.gov.

Your vote is important. Whether or not you plan to attend the special meeting, please vote your shares of Fargo common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

You should rely only on the information contained in this proxy statement or to which we have referred you to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different. The mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

By Order of the Board of Directors

Gary R. Holland
Chairman of the Board of Directors, President and Chief Executive Officer
, 2006
Eden Prairie, Minnesota

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

Assa Abloy, Inc.,

HID Global Corporation,

Dakota Acquisition Sub, Inc.

AND

Fargo Electronics, Inc.

Dated as of May 22, 2006

A-i

A-ii

Section 8.8	Assignment	A-42
Section 8.9	Severability	A-43
Section 8.10	Performance by Sub	A-43
Section 8.11	Other Remedies; Specific Performance	A-43
Section 8.12	Defined Terms	A-43
Schedule A—Confidentiality Provisions

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2006 (this “Agreement”), is among Assa Abloy, Inc., an Oregon corporation (“Parent”), HID Global Corporation, a Delaware corporation (“Buyer”) and a wholly-owned subsidiary of Parent, Dakota Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and Fargo Electronics, Inc., a Delaware corporation (the “Company”) (Acquisition Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS:

A.    The respective Boards of Directors of the Company, Parent, Buyer and Acquisition Sub have each unanimously (i) determined that the Merger, as contemplated by this Agreement, is advisable to and in the best interests of their respective corporations, and in the case of the Company, its shareholders, and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement.

B.     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1   The Merger.   At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

Section 1.2   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger in a form to be agreed upon by the parties (the “Certificate of Merger”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or such later time as Buyer and the Company may mutually agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.3   Closing of the Merger.   The closing of the Merger (the “Closing “) will take place at the offices of Wiggin and Dana, 450 Lexington Avenue, New York, New York 10017, at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second (2nd) business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 6, except for such conditions that may only be satisfied by delivery of documents or certificates at the Closing, unless another time, date or place is agreed upon in writing by the Company and Buyer.

Section 1.4   Effects of the Merger.   The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5   Certificate of Incorporation and Bylaws.   At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read the same as the Certificate of Incorporation of Acquisition Sub in effect at the Effective Time, and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law;

provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Fargo Electronics, Inc..”  At the Effective Time, the bylaws of the Surviving Corporation shall be amended as necessary to read the same as the bylaws of Acquisition Sub in effect at the Effective Time, until thereafter amended in accordance with Applicable Law.

Section 1.6   Directors.   The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 1.7   Officers.   The officers of Acquisition Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 1.8   Conversion of Shares.   At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Acquisition Sub, the Company or any holder of shares of common stock, par value $.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) or any shares of stock of Acquisition Sub:

(a)    Each Share, together with the associated right (a “Company Right”) issued pursuant to the Right Agreement, dated February 9, 2000, between the Company and Norwest Bank, N.A., as agent (the “Company Rights Agreement”), that is issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 1.8(b) and (c) and any Appraisal Shares) shall be converted into the right to receive $25.50 in cash, without interest (the “Merger Consideration”).

(b)   Each Share, together with the associated Company Right, that is owned by Parent, Buyer or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)    Each Share, together with the associated Company Right, that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d)   Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(e)    Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which written objection to the Merger has been properly made in accordance with Section 262 of the DGCL (“Appraisal Shares”), will not be converted into the right to receive from Buyer the Merger Consideration otherwise payable with respect to such Shares at or after the Effective Time. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if a holder of Appraisal Shares (an “Appraisal Shareholder”) shall fail to validly perfect or shall waive or withdraw his or her objection or demand for payment of the fair value of his or her Shares, or if such Appraisal Shares (or such other shares with respect to which appraisal rights have not terminated) become ineligible for such payment or if a court of competent jurisdiction shall determine that such Appraisal Shareholder is not entitled to relief under Section 262 of the DGCL, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Appraisal Shares will cease to be Appraisal Shares (or, in the case of such other shares, the appraisal rights shall have terminated) and each such Share will be converted into the right to receive, and will be exchangeable for, the Merger Consideration into which such Appraisal Shares (or such other shares) would have been converted pursuant to Section 1.8, without interest. The Company shall promptly give Buyer notice of any objection to the Merger received by the Company from an Appraisal Shareholder, and Buyer shall have the reasonable opportunity, at its sole expense, to participate in all negotiations and proceedings with respect to such objection. The Company agrees that, except with the prior written consent of Buyer and Acquisition Sub, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such objection. Each Appraisal Shareholder or other shareholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the fair value of the Appraisal Shares (or other shares) will receive payment therefor after the fair value therefor has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Appraisal Shares (or other shares) will be retained by Buyer.

Section 1.9   Payment of Merger Consideration.

(a)    Prior to the Effective Time, for the benefit of the holders of Shares that are not Appraisal Shares (collectively, the “Holders”), Buyer shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company that is reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Section 1.9 (the “Paying Agent”). At or immediately prior to the Effective Time, Parent or Buyer shall deposit with, or cause Acquisition Sub to deposit with, the Paying Agent cash in an amount sufficient to permit the payment of the aggregate Merger Consideration to the Holders (assuming no Appraisal Shares) upon surrender of the Certificates (the “Exchange Fund”). The Paying Agent shall exchange the Shares, and their associated Company Rights, for the Merger Consideration in accordance with the terms of this Article I, through such reasonable procedures as the Paying Agent may adopt and as are acceptable to the Company.

(b)   As soon as reasonably practicable after the Effective Time (but not more than five (5) business days thereafter), Buyer shall cause the Paying Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the Shares, and their associated Company Rights, formerly represented by the Certificate shall have been converted pursuant to Section 1.8, and the Certificate so surrendered shall be cancelled. As soon as reasonably practicable after the Effective Time (but not more than five (5) business days thereafter), the Buyer shall cause to be delivered to the holders of Company Stock Options cash in the amount required under Section 1.10. In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered, if the Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the reasonable satisfaction of Buyer that the tax has been paid or is not applicable.

(c)    The Paying Agent may invest cash included in the Exchange Fund, as reasonably directed by Buyer, on a daily basis, in interest bearing accounts (U.S. Treasury money market accounts) with any financial institution rated A or higher by Standard and Poors and Moodys and having assets in excess of $50 billion. Any interest and other income resulting from such investment shall be the property of, and shall be paid to, Buyer. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the former Holders eighteen (18) months after the Effective Time shall be delivered to Buyer, upon demand of Buyer, and any former Holders who have not theretofore complied with this Article I shall thereafter look only to Buyer for payment of the Merger Consideration. To the fullest extent permitted by Applicable Law, none of Parent, Buyer, the Surviving Corporation, the Company or the Paying Agent shall be liable to any holder of Shares for cash properly delivered to a public official in connection herewith pursuant to any applicable abandoned property, escheat or similar law.

Section 1.10   Options.

(a)    At the Effective Time, each outstanding Company Stock Option, whether or not then exercisable, shall be cancelled in exchange for a single lump sum cash payment equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option as of the Effective Time, and (B) the number of Shares issuable upon exercise of such Company Stock Option (the “Option Merger Payment Amount”), less any applicable tax or other withholdings.

(b)   As soon as reasonably practicable following the date of this Agreement, the Company shall take any actions as may be required in order that (i) each outstanding Company Stock Option shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time, become fully exercisable for all of the Shares at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such Shares as fully-vested Shares and (ii) upon the Effective Time, all outstanding Company Stock Options, to the extent not exercised prior to the Effective Time, shall be cancelled (and each holder of a Company Stock Option shall cease to have any rights with respect thereto) in exchange for the consideration, if any, set forth in Section 1.10(a).

(c)    Effective as of the date hereof, the Company Board has taken action, under the Company’s 2001 Employee Stock Purchase Plan (as amended on December 8, 2005, the “Employee Stock Purchase Plan”):  (i) to terminate the current offering period and provide that all payroll deductions credited to the accounts of plan participants be returned to such participants, (ii) to suspend the Employee Stock Purchase Plan and not hold any offering periods under such plan unless and until the termination of this Agreement in accordance with its terms and (iii) to terminate the Employee Stock Purchase Plan, effective as of the Effective Time. Promptly after the execution of this Agreement (but in any event on or before May 31, 2006), the Company will provide notice to all plan participants of such termination of the current offering period which termination will be effective five days thereafter.

Section 1.11   Shareholders’ Vote on Merger.

(a)    Subject to Section 5.3, the Company, acting through its Board of Directors, shall, in accordance with Applicable Law, and for the sole purpose of considering and taking action upon the Merger and this Agreement, as promptly as practicable after the date of this Agreement, and in conjunction with Buyer, prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement pursuant to Regulation 14A (the “Proxy Statement”) in connection with approval of the Merger and adoption of this Agreement by vote of the shareholders of the Company and use its reasonable best efforts (i) to respond to any comments made by the SEC with respect to the Proxy Statement, (ii) to cause the Proxy Statement to be mailed to its shareholders, and (iii) to obtain the necessary approvals of the Merger and this Agreement by its shareholders.

(b)   Buyer shall provide the Company with the information concerning Parent, Buyer and Acquisition Sub required to be included in the Proxy Statement or reasonably requested by the Company.

(c)    The Company shall provide to Buyer and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC. In addition, the Company shall promptly provide to Buyer and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement (summaries in the case of comments received telephonically) and copies of any written responses and summaries of any telephonic notification of any verbal responses by the Company or its counsel. Except as required by Applicable Law, no filing of, or amendment or supplement to, or written correspondence to or oral communication with the SEC or its staff with respect to, the Proxy Statement will be made by or on behalf of the Company without providing Buyer and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, directors or officers, should be ascertained by the Company which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly notify Buyer, and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate it to the shareholders of the Company.

Section 1.12   Withholding.   Buyer or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options, as the case may be, such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent and transmitted by Buyer or the Paying Agent to the appropriate taxing authority with attribution to each specific holder.

Section 1.13   No Further Ownership Rights in Shares.   All amounts paid to Holders upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates.

Section 1.14   Closing of Company Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Buyer or Paying Agent, such Certificates shall be cancelled and exchanged as provided in this Article I.

Section 1.15   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Buyer or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, Buyer or the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 1.8.

Section 1.16   Further Assurances.   If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF PARENT, BUYER AND ACQUISITION SUB

Parent, Buyer and Acquisition Sub jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 2.1   Organization, Standing and Power.   Each of Parent, Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and each has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Buyer and Acquisition Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified that would not materially adversely affect Parent, Buyer or Acquisition Sub.

Section 2.2   Authority.

(a)    Each of Parent, Buyer and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Buyer and Acquisition Sub and the consummation by Parent, Buyer and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including all board and, if necessary, shareholder action) on the part of Parent, Buyer and Acquisition Sub, subject to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent, Buyer and Acquisition Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of the Agreement on the Company) constitutes the valid and binding obligation of Parent, Buyer and Acquisition Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)   The respective Boards of Directors of Parent, Buyer and Acquisition Sub have unanimously declared the Merger advisable and fair to and in the best interest of Parent, Buyer and Acquisition Sub and their respective shareholders, and approved and adopted this Agreement and the Merger in accordance with Applicable Law. Buyer, as the sole shareholder of Acquisition Sub, has approved and adopted this Agreement and the Merger in accordance with Applicable Law.

Section 2.3   Consents and Approvals; No Violation.   Except as set forth in the next sentence, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination or cancellation of any right of Parent, Buyer or Acquisition Sub or acceleration of any obligation of Parent, Buyer or Acquisition Sub or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Buyer or Acquisition Sub under, any provision of (a) the Certificate of Incorporation or the bylaws of Buyer, each as amended to date, (b) the Certificate of Incorporation or the bylaws of Acquisition Sub, each as amended to date, (c) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or any of its Subsidiaries, or (d) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Buyer or Acquisition Sub or any of their respective properties or assets, other than, in the case of clauses (c) or (d), any such violations, defaults, rights, losses, or other occurrences that, individually or in the aggregate, would not impair the ability of Parent, Buyer or Acquisition Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent, Buyer or Acquisition Sub in connection with the execution, delivery and performance of this Agreement by Parent, Buyer or Acquisition Sub or is necessary for the consummation by Parent, Buyer and Acquisition Sub of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required under foreign antitrust or similar laws, and (iv) such other consents, orders, authorizations, registrations, declarations, approvals and filings that will be obtained by Parent, Buyer or Acquisition Sub prior to the Effective Time or the failure of which to be obtained or made would not impair the ability of Parent, Buyer or Acquisition Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 2.4   No Financing.   Buyer has sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement.

Section 2.5   Litigation.   There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer or any of their respective Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent the consummation, of the Merger.

Section 2.6   Ownership of Sub.   Acquisition Sub is a direct or indirect wholly-owned subsidiary of Buyer.

Section 2.7   Accuracy of Information.   None of the information supplied by Parent, Buyer or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Letter (the “Company Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Section or subsection of the Company Letter relates; provided, however, that (a) any information set forth in one

Section or subsection of the Company Letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face and (b) certain matters disclosed in the Company Letter may not be material and are disclosed for informational purposes only) delivered by the Company to Buyer prior to the execution of this Agreement, the Company represents and warrants to Parent, Buyer and Acquisition Sub as of the date hereof as follows:

Section 3.1   Organization, Standing and Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to carry on its business as now being conducted, and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate would not have a Material Adverse Effect. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, has the requisite corporate power and authority to carry on its business as now being conducted, and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate would not have a Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified that would not have a Material Adverse Effect. The Company has delivered to Buyer accurate and complete copies of its Certificate of Incorporation and bylaws as currently in full force and effect (together, the “Company Charter”) and the comparable organizational documents of each Subsidiary, in each case as amended to the date hereof.

Section 3.2   Capital Structure.

(a)    The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of undesignated stock, par value $.01 per share (the “Undesignated Shares”). At the close of business on May 19, 2006, (i) 12,795,506 Shares and were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no Shares were held in the treasury of the Company, (iii) 882,400 Shares were reserved for issuance pursuant to, 644,541 stock options were outstanding under, and 12,600 restricted stock grants have been awarded under (but not issued), the Company’s stock plans listed in Section 3.2(a) of the Company Letter (the “Company Stock Option Plans”), (iv) 300,000 shares of Series C Preferred Stock, par value $.01 per share, were reserved for issuance in connection with the Company Rights and none are outstanding, and (v) 167,377 Shares were reserved under the Company Employee Stock Purchase Plan and none are outstanding.

(b)   Section 3.2(b) of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Option Plans (collectively, the “Company Stock Options”), including the holder, exercise price and number of Shares subject thereto. Except for the Company Stock Options, stock purchase rights pursuant to the Company Stock Option Plans and the Company Rights, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or shares of capital stock of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in Section 3.2(a), no shares of capital stock or other voting securities or equity interests of the Company are reserved for issuance or outstanding. There were no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive Shares on a deferred basis or other rights (other than Company Stock Options and the Company Rights) that are linked to the value of the Shares (collectively, “Company Stock-Based Awards”). All Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All Company Stock Options and all Shares issued pursuant to the exercise of options granted under the Company Stock Option Plans have been granted or issued, respectively, and all Shares to be issued pursuant to the Company Stock Option Plans prior to the Closing will be issued, in material compliance with the Securities Act of 1933, as amended (the “Securities Act”).

(c)    Section 3.2(c) of the Company Letter contains a correct and complete list as of the date of this Agreement of each Subsidiary of the Company (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company are directly or indirectly owned by the Company. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all Liens, options, rights of first refusal, agreements, or limitations on voting rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in the Company or any Subsidiary, except pursuant to the Company Rights. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. As of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act.

(d)   Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each corporation, partnership, joint venture, association or other entity in which the Company or any Subsidiary owns, directly or indirectly, any capital stock, voting securities or equity interest (other than a Subsidiary), including the percentage interest represented by the Company’s ownership in the entity, the nature of the ownership, and the date of acquisition of the ownership interest in any such entity.

(e)    There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any Shares.

(f)    The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby, (ii) ensure that (A) none of Parent, Buyer, Acquisition Sub or any of their “Affiliates” or “Associates” is an “Acquiring Person” or an “Adverse Person” (as such terms are defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as a result of the Merger, this Agreement and the transactions contemplated hereby, and (B) the provisions of the Company Rights Agreement, including the occurrence of a “Distribution Date” (as such term is defined in the Company Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby; and (iii) ensure that the Company Rights shall automatically terminate immediately prior to the Effective Time and shall thereupon be void and of no further force or effect.

Section 3.3   Authority.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Company’s shareholders to the extent required by the DGCL and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent, Buyer and Acquisition Sub and the validity and binding effect of the Agreement on Buyer and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)   The Board of Directors of the Company (the “Company Board”) has unanimously (i) declared the Merger advisable and fair to and in the best interest of the Company and its shareholders, and approved and adopted this Agreement in accordance with Applicable Law, (ii) adopted a resolution recommending that its shareholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and (iii) subject to Section 5.3, has not withdrawn or modified such declaration, approval or resolution.

Section 3.4   Consents and Approvals; No Violation.   Except as set forth in the next sentence, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination or cancellation of any right of the Company or acceleration of any obligation of the Company or result in the loss of a benefit to the Company under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (a) the Company Charter, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, with respect to clauses (b) and (c), for any such violations, defaults, losses or other occurrences that, individually or in the aggregate, are not material. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) any filings, authorizations, orders and approvals required under foreign antitrust, securities or similar laws, (iv) under the Exchange Act, (v) for compliance with any applicable requirements under any stock exchange and (vi) such other consents, orders, authorizations, registrations, declarations, approvals and filings that will be obtained prior to the Effective Time or the failure of which to be obtained or made would not impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5   SEC Reports; Financial Statements.

(a)    The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003 (as such documents have been amended since the time of their filing, the “Company SEC Reports”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (and all the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)  applicable to the Company SEC Reports and each Applicable Law as in effect on such date or dates. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The Company has filed a quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2006 and an annual report on Form 10-K for the fiscal year ended December 31, 2005 (the “Recent Company SEC Reports”). The financial statements of the Company included in the Recent Company SEC Reports (the “Financial Statements”) fairly presented in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”)  (except as may be indicated in the notes thereto and except that unaudited statements are subject to normal year-end adjustments and do not contain footnotes in substance or form to the extent omission thereof is permitted by Form 10-Q of the Exchange Act), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, other than the liabilities reflected in the Financial Statements and any liabilities or obligations that may be incurred by the Company in connection with the transactions contemplated by this Agreement. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The Company has provided to Buyer all copies of written communications between the Company and the SEC since January 1, 2003.

(b)   The Company will make available to Buyer a complete and correct copy of any amendments, modifications and any other documents that are required to be filed with or submitted to the SEC, but have not yet been filed with or submitted to the SEC, to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

(c)    Since January 1, 2003, neither the Company nor any Subsidiary of the Company has received from the SEC any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices.

(d)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications to the knowledge of the Company are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in all material respects within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated in all material respects to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.6   No Default.   None of the Company or any of its Subsidiaries is in material breach, default or violation (and to the knowledge of the Company, no event has occurred that with notice or the lapse of time or both would constitute a material breach, default or violation by the Company or any of its Subsidiaries) of any term, condition or provision of (i) the Company Charter or the organizational documents of any of its Subsidiaries or (ii) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to the Company or any Subsidiary of the Company or any of its properties or assets.

Section 3.7   Absence of Certain Changes or Events.   Except as disclosed in the Company SEC Reports:

(a)    Since December 31, 2005 (the “Company Balance Sheet Date”):  (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material agreement or other material transaction that is not in the ordinary course of business; (iii) the Company and its Subsidiaries have not sustained any material loss or material interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance); (iv) there has been no change in the authorized or issued capital stock of the Company, except for the issuance of Shares pursuant to Company Stock Option Plans; (v) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, except as contemplated by this Agreement; (vi) there has been no purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities; (vii) there has been no split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock; (viii) there has not been (A) any adoption of a new Company Stock Option Plan, (B) any amendment to a Company Stock Option Plan increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any material increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the Company Balance Sheet Date, (D) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of any material increase in severance or termination agreements in effect as of the Company Balance Sheet Date, or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer or other key employee; (ix) there has been no amendment of any term of any outstanding security of the Company or any Subsidiary; (x) there has been no change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP; or (xi) there has been no material tax election or any settlement or compromise of any material income tax liability.

(b)   Since the Company Balance Sheet Date, there has been no event, change, circumstance, violation, inaccuracy, occurrence, state of facts, development or effect (each, an “Event”), or series of

Events (whether or not any such Event constitutes a breach of a representation, warranty or covenant made by the Company herein) that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

(c)    Since the Company Balance Sheet Date, the Company has not incurred any liabilities (including tax liabilities) of any nature, whether absolute or contingent, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP, other than liabilities incurred in the ordinary course.

Section 3.8   Permits and Compliance.   Each of the Company and its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted (collectively, the “Company Permits”), except where the failure to have any such Company Permits would not be materially adverse to the Company. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

Section 3.9   Tax Matters.

(a)    For purposes of this Agreement:  (i) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty with respect thereto, imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any Tax, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)   The Company and its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all U.S. federal and all state, local and foreign Tax Returns required to have been filed by them, and such Tax Returns are correct and complete in all material respects.

(c)    The Company and each of its Subsidiaries has timely paid (taking account of extensions to pay that have been properly obtained) all Taxes required to have been paid by them on or before the date that the payment of such Taxes were due or an adequate reserve for such Taxes was established pursuant to Section 3.9(i).

(d)   The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes.

(e)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes that remains open or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    No federal, state, local, or foreign audits or administrative proceedings, of which the Company or any Subsidiary has notice, are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any proposed audit or proceeding from the Internal Revenue Service (“IRS”) or any other taxing authority.

(g)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company.

(h)   The Company does not have any obligation with respect to Taxes of another Person (pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) or any liability for Taxes of any predecessor entity.

(i)    The unpaid Taxes of the Company and its Subsidiaries, as of the date of the Company’s most recent balance sheet, do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth or included in the Company’s most recent balance sheet.

(j)     There are no Liens for taxes on any of the assets of the Company or any of its Subsidiaries other than for taxes not yet due and payable.

(k)   Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(l)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)  Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or (F) any comparable provisions of state, local, domestic or foreign tax law, other than any amounts that are reflected in a reserve for Taxes on the most recent financial statements of the Company included in the Company SEC Reports;

(n)   Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2).

(o)   No claim has ever been made in writing by an authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(p)   The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(q)   Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(r)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)    The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(t)    Since the Company Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Effective Time pursuant to Section 481 of the Code, or otherwise; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; or (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), other than any amounts that are reflected in a reserve for Taxes on the most recent financial statements of the Company included in the Company SEC Reports.

Section 3.10   Actions and Proceedings.   Except for any matter disclosed in any of the Company SEC Reports, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or to which the Company or any of its Subsidiaries is a party, or against or involving any of its or their properties, assets or business or any Company Benefit Plan. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or, to the knowledge of the Company, investigations pending or threatened against or involving the Company or any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ properties, assets or business or any Company Benefit Plan.

Section 3.11   Material Contracts.

(a)    The Company has filed as exhibits to, or incorporated by reference in, the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, and subsequent Form 10-Qs each “material contract” required to be filed pursuant to Item 601(b)(10)(ii) of Regulation S-K promulgated by the SEC.

(b)   Section 3.11(b) of the Company Letter contains a complete and accurate list, as of the date hereof, of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”):  (i) each material contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of the Company or any of its Subsidiaries; (ii) each material contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of a Person to the Company or any of its Subsidiaries; (iii) material contracts for the sale of any of the assets of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any assets of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business; (iv) contracts the effect of which is that the Company or any of its Subsidiaries may not compete in any way whatsoever with any Person or otherwise having an adverse effect on the right of the Company and its Subsidiaries to manufacture, sell or distribute any products or services or to purchase or otherwise obtain any components or parts; (v) contracts with any current or, if still in effect, former officer or director of the Company; (vi) indentures, credit agreements, mortgages, promissory notes, and other contracts relating to the borrowing of money; and (vii) each “material contract” required to be filed pursuant to Item 601(b)(10)(ii) of Regulation S-K promulgated by the SEC as an exhibit to a registration statement on Form S-1 under the Securities Act or an annual report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement.

(c)    Each Material Contract is a legal, valid and binding agreement of the Company or its Subsidiaries; neither the Company nor any of its Subsidiaries is in default under any Material Contract and none of such Material Contracts has been cancelled by the other party thereto. Each Material Contract is enforceable by the Company and in full force and effect, except to the extent that any such contract has expired in accordance with its terms. To the knowledge of the Company, no party has repudiated any provision of any Material Contract and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any of its Subsidiaries party thereto which would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder.

Section 3.12   ERISA.

(a)    Section 3.12(a) of the Company Letter contains a complete and accurate list of each employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or contract maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or contract mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Option Plans, the “Company Benefit Plans”) and each agreement with any employee, officer or director for (i) consulting, change of control, termination or indemnification agreement or (ii) benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance) (“Company Benefit Agreement”) . Each Company Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act, as amended (“ERISA”) is sometimes referred to herein as a “Company Welfare Plan” .

(b)   The Company has provided or will make available to Buyer complete and accurate copies of:  (i) the plan documents for each Company Benefit Plan or, at the Company’s option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States, a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans, descriptions thereof) and Company Benefit Agreements, (ii) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.

(c)    Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(d)   (i) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (ii) none of the Company or any of its Subsidiaries has received notice of, and to the knowledge of the Company there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability and (iii) to the knowledge of the Company, there are no facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(e)    All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Reports.

(f)    With respect to each Company Benefit Plan:  (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged in any transaction or acted in any manner, or failed to act in a manner that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other Applicable Law.

(g)    Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan, other than for continuation coverage required under Section 4980(B)(f) of the Code.

(h)   None of the execution and delivery of this Agreement, the obtaining of Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement other than full vesting of any benefits in the event Buyer requires that the Company terminate the Company’s 401(k) plan or other Company Benefit Plan prior to the Effective Time or (C) result in any breach or violation of, or a default under, the terms of any Company Benefit Plan or Company Benefit Agreement.

(i)    Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and misclassifying under Applicable Law such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or agreement to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

(j)     No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Company Employees, the Company has previously provided or will provide to Buyer (i) annual base salary as of the date hereof, actual bonus earned for the 2005 calendar year and target annual bonus for the 2006 calendar year and (ii) a list, as of the date hereof, of all outstanding Company Stock Options and Company Stock-Based Awards granted under the Company Stock Option Plans or otherwise, together with (as applicable) the number of Shares subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof, and (iii) estimated current annual cost of welfare benefits.

(k)   Neither the Company nor any Commonly Controlled Entity contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Company Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(l)    No current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

Section 3.13   Compliance with Worker Safety Laws.   The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws, permits and licenses relating to public and worker health and safety.

Section 3.14   Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by the Company or any of its Subsidiaries (the “Company Employees”), and, to the knowledge of the Company, there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any Person pursuant to the National Labor Relations Act or any comparable state agency or foreign law, pending or threatened with respect to any of the Company Employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b)   The Company has delivered to Buyer a list of the names of each employee of the Company and each Subsidiary of the Company, together with such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person.

Section 3.15   Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, uniform resource locators (“URLs”), trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and all reissues, divisions, renewals, extensions provisionals, continuations, and continuations-in-part thereof (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) mask work and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, including all registrations and applications to register any of the foregoing, and any other rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); (v) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, which in each case derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure (collectively, “Trade Secrets”); and (vi) data base rights, moral rights, and any other proprietary, intellectual or industrial property rights of any kind or nature.

(b)   Section 3.15(b)(1) of the Company Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”), Section 3.15(b)(2) of the Company Letter sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, “Company Patents”) and Section 3.15(b)(3) of the Company Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP. The Company Registered IP that is material to the businesses of the Company or any of its Subsidiaries as presently conducted is valid, subsisting and enforceable, and no written notice or claim challenging the validity or enforceability of any of the Company Registered IP has been received by the Company or any of its Subsidiaries, within the prior three (3) years, excluding any notices or claims that have been fully resolved. Other than abandoned patent applications and/or closed patent applications files (i) the Company has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.

(c)    The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries that is material to the businesses of the Company and its Subsidiaries as presently conducted, and to maintain the confidentiality of Trade Secrets of the Company or its Subsidiaries that are material to the businesses of the Company and its Subsidiaries as presently conducted. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or any of its Subsidiaries in their existing products or in products currently under development have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been delivered to Buyer) or using another commercially reasonable form providing for confidentiality, and assignment to the Company, of such Intellectual Property.

(d)   The Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company’s and its Subsidiaries’ businesses and where the failure to own or possess such licenses or other valid rights to use such Intellectual Property would have a Material Adverse Effect. Any such license or other right to Intellectual Property (an “Inbound License Agreement”) is a legal, valid and binding agreement of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any Inbound License Agreement, and none of such Inbound License Agreements has been cancelled by the other party thereto other than any such defaults or cancellations that would not have a Material Adverse Effect. Each Inbound License Agreement is enforceable and in full force and effect. To the knowledge of the Company, no party has repudiated any material provision of any Inbound License Agreement and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any of its Subsidiaries party thereto which would entitle the other party to an Inbound License Agreement to terminate the same or declare a default or event of default thereunder. None of the Intellectual Property owned by the Company or its Subsidiaries that is material to the businesses of the Company and its Subsidiaries as presently conducted is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or its Subsidiaries.

(e)    Section 3.15 (e) of the Company Letter sets forth, as of the date hereof, a list of all Inbound License Agreements, other than packaged commercially available software programs generally available to the public pursuant to non-exclusive “shrink-wrap” and similar end-user licenses. The rights licensed under each Inbound License Agreement will be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or its Subsidiaries prior to the Closing. Any and all license fees, royalties, or other amounts that have accrued and become due with respect to any licensed Intellectual Property pursuant to an Inbound License Agreement have been paid in full. Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries that is material to the businesses of the Company and its Subsidiaries as presently conducted or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.

(f)    To the knowledge of the Company, none of the products or services currently being distributed, sold or offered by the Company and its Subsidiaries infringes upon, misappropriates or violates in any material respect any Intellectual Property of any third party and neither the Company nor any of its Subsidiaries to the Company’s knowledge has received any notice or claim asserting that any such infringement, misappropriation, or violation has occurred, excluding any notices or claims that have been fully resolved. To the knowledge of the Company, (i) no third party is misappropriating, violating or infringing in any material respect any Intellectual Property owned by the Company or its Subsidiaries that is material to the businesses of the Company and its Subsidiaries as presently conducted, and (ii) no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries that are material to the businesses of the Company and its Subsidiaries as presently conducted.

Section 3.16   Required Vote of Company Shareholders.   The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class, is required to adopt this Agreement (the “Company Shareholder Approval”). No other vote of the security holders of the Company is required by law, the Company Charter or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.17   Environmental Matters.

(a)    For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, urea formaldehyde foam insulation, asbestos-containing materials, polychlorinated biphenyls, chlorofluorocarbons and other ozone-depleting substances, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any statute, ordinance or regulation, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b)   The Company, its Subsidiaries, and to the knowledge of the Company their respective predecessors and affiliates, have been and presently are in material compliance with all applicable Environmental Laws and have obtained, complied with and are in compliance with all material Environmental Permits, if any, required for their current operations.

(c)    Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective predecessors or affiliates, has (i) released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties other than in material compliance with applicable Environmental Laws, (ii) prior to and after, as applicable, the period of ownership or operation of any currently or formerly owned, leased or operated properties, there were no releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder, (iii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties arising from the Company’s, its Subsidiaries’, or their respective predecessors’ and affiliates’ operations, or (iv) any knowledge, nor has it received any written or oral notice (A) of any violation of or material liability under any Environmental Laws, (B) requiring the investigation of, response to or remediation under Environmental Laws of Hazardous Substances at or arising from any of the Company’s, its Subsidiaries’, or their respective predecessors’ and affiliates’ current or former properties or operations or (C) demanding payment for response to or remediation of Hazardous Substances under Environmental Laws at or arising from any of the Company’s, its Subsidiaries’, or their respective predecessors’ and affiliates’ current or former properties or operations.

(d)   There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company, any of its Subsidiaries, or any of their respective predecessors or affiliates.

(e)    Neither the Company nor any of its Subsidiaries is the subject of any outstanding order issued by any Governmental Entity pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries is the subject of any pending action alleging noncompliance with or potential liability under any Environmental Law.

Section 3.18   Insurance.   The Company has current insurance policies for directors and officers, errors and omissions, commercial general liability, and products liability (collectively, the “Insurance Policies”). The current annual cost of the Company’s directors and officers insurance does not exceed $135,000. The Company has made any and all payments currently due and required to maintain the

Insurance Policies in full force and effect. With respect to each Insurance Policy: (i) the policy is in full force and effect in all material respects; (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy. The Company has provided the insurance proposals to Buyer, which materials represent the terms and costs of the insurance policies actually purchased.

Section 3.19   Transactions with Affiliates.

(a)    For purposes of this Section 3.19, the term “Affiliated Person” means (i) any holder of more than five percent (5%) of the outstanding Shares, (ii) any director or executive officer of the Company, (iii) any member of the immediate family of any of such person, or (iv) any Person that is controlled by any of the foregoing.

(b)   Since the Company Balance Sheet Date and except as disclosed in the Company SEC Reports or to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance, other than (A) expenses or similar advances made in the ordinary course of business, (B) in connection with the exercise of options to purchase Shares pursuant to the existing terms of any Company Stock Options and consistent with past practice, or (C) other transactions permitted by, and in accordance with, the Company Stock Option Plans and consistent with past practice to, any Affiliated Person.

(c)    Except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K and except as disclosed in the Company SEC Reports, (i) the contracts of the Company and its Subsidiaries do not include any obligation or commitment between the Company or any of its Subsidiaries and any Affiliated Person, (ii) the assets of the Company or any of its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any of its Subsidiaries, and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any such Subsidiary to any Affiliated Person.

Section 3.20   Accuracy of Information.   The Proxy Statement will comply, as of its mailing date, with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The representations and warranties contained in this Section 3.20 do not apply to statements or omissions included in or incorporated by reference in the Proxy Statement based upon information furnished to the Company by Parent, Buyer or Acquisition Sub specifically for use therein.

Section 3.21   Title to and Sufficiency of Assets.

(a)    As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their material assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, “Liens”), except for Permitted Liens. Such assets, together with all assets held by the Company and its Subsidiaries under leases and licenses of Intellectual Property, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company and its Subsidiaries in substantially the same manner as presently conducted. Buildings, machinery, equipment and other tangible assets that the Company and its Subsidiaries own are free from any material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

(b)   Neither the Company nor any of its Subsidiaries owns, or has owned at any time, any real property. Set forth in Section 3.21(b) of the Company Letter is a complete list and description of all real property that will be leased by the Company as of the Effective Time (collectively, the “Leased Real Property”).

(c)    True and complete copies of all leases for the Leased Real Property (including all amendments, modifications and supplements thereto) in the Company’s or any of its Subsidiaries’ possession or control have been made available to Buyer. Each of the Company and its Subsidiaries is in material compliance with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company or any of its Subsidiaries is a party and under which it is in occupancy are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party.

(d)   The premises demised to the Company or any of its Subsidiaries under the Leased Real Property are reasonably adequate for the operation of the businesses of the Company and its Subsidiaries in substantially the same manner as presently conducted.

(e)    As used herein, “Permitted Liens” shall mean: (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or delinquent or which are being contested in good faith; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business, which are either for sums not yet delinquent or are immaterial in amount or which are being contested in good faith and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or its Subsidiaries.

Section 3.22   Brokers.   No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Raymond James & Associates, Inc., which will be paid prior to closing.

Section 3.23   Certain Business Practices.   Neither the Company nor any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 3.24   Opinion of Financial Advisors.   The Company has received the opinion of Raymond James & Associates, Inc., dated the date hereof, to the effect that, as of such date, and based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares, a signed copy of which opinion has been, or will promptly be, delivered to Buyer.

Section 3.25   State Takeover Laws.   The Company Board has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Company Board) necessary to exempt the Company, its Subsidiaries and affiliates, the Merger, this Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL. To the knowledge of the Company, no other state takeover, combination or similar statutes, laws, rules or regulations (together with Section 203 of the DGCL, “Takeover Statutes”) are applicable to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.26   No Additional Representations.   The Company does not make, and has not made, any representations or warranties relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement that are made by the Company. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations and warranties in any presentation of the business of the Company in connection with the transactions contemplated hereby, and accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company. No Person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1   Conduct of Business by the Company Pending the Merger.   Except as contemplated by this Agreement, as set forth in the Company Letter or as expressly permitted by clauses (a) through (t) of this Section 4.1, during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course in substantially the same manner as currently conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. In addition to and without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter, during the Pre-Closing Period the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed, do or agree to do any of the following:

(a)    (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption or repurchase at cost of shares repurchased from employees upon termination of employment or in connection with the exercise of a Company Stock Option);

(b)   issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

(c)    amend the Company Charter or any organizational documents of any of the Company’s Subsidiaries;

(d)   directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, limited partnership, association or other business organization or entity or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business, except as allowed under Section 5.3;

(e)    alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary of the Company (other than any wholly-owned Subsidiary or foreign Subsidiary that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary’s organization);

(f)    sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory or other assets and other commercial transactions made in the ordinary course of business consistent with past practice;

(g)    incur any Indebtedness, guarantee any such Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person (other than any Indebtedness entered into in the ordinary course of business consistent with past practice or pursuant to the terms of any Company Benefit Plan);

(h)   adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the business operates to be suspended, lapsed or revoked;

(i)    except as provided in Section 4.1(i) of the Company Letter or as otherwise provided in this Agreement, (i) hire additional employees (except for hirings in the ordinary course of business consistent with past practice of the Company) (ii) increase the compensation payable or to become payable to its directors, officers or key employees (except for increases in the ordinary course of business consistent with past practice of the Company for executive officers or key employees who are not officers of the Company or as was required under employment agreements in effect as of the date of the Company Balance Sheet Date), (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or (iv) except as provided in (i), (ii) or (iii) of this Section 4.1(i) or except as may be required or appropriate to comply with Applicable Law, amend any Company Benefit Plan;

(j)     make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

(k)   commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other material litigation or proceedings (other than for the routine collection of amounts owed) or settle or compromise any other material claims or litigation (other than in circumstances where (i) the costs of settlement are fully covered by insurance, existing loss reserves, or a combination of both, and (ii) the terms of settlement are limited to cash payment and customary releases);

(l)    except for sales of inventory and other commercial transactions in the ordinary course of business and the hiring of employees in the ordinary course of business as permitted in Section 4.1(i), enter into, renew, terminate or amend any Material Contract in any material respect;

(m)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

(n)   create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in Section 4.1(g));

(o)   except as set forth in Section 4.1(o) of the Company Letter, make or authorize any capital expenditure or expenditures more than $500,000 in the aggregate in excess of amounts set forth in the Company’s capital budget as of the date hereof;

(p)   (i) enter into any license, distribution, marketing or sales agreements; (ii) enter into any commitment to any person to (A) develop software, (B) incorporate any software into any of the Company’s or its Subsidiaries’ products other than pursuant to valid license agreements executed in the ordinary course of business with royalty rates and license terms consistent with past practice, or (C) enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Buyer or its affiliates; (iii) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices, or (iv) grant “most favored nation” pricing to any Person, to the extent that any of the foregoing are not consistent with past business practice, provided, however, that with respect to the agreements described in clause (ii) (C) of this Section 4.1(p), in no event may any such agreement be an exclusive arrangement;

(q)   allow any insurance policy relating to the Company’s and its Subsidiaries’ business to be amended or terminated without replacing such policy with a policy providing at least substantially equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(r)    except as provided in Section 5.5, as provided in Section 4.1(r) of the Company Letter or otherwise pursuant to this Agreement, enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

(s)    enter into, modify, amend or terminate any agreement, or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, or assigned would reasonably be expected to have a Material Adverse Effect; or

(t)    enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1   Access to Information.

(a)    During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Company and each of its Subsidiaries shall afford to Buyer and its accountants, counsel, financial advisors and other representatives of Buyer, reasonable access to the respective properties, offices, books and records of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, make reasonably available to Buyer all personnel of the Company or its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Buyer; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s or any of its Subsidiaries’ personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company, any of its Subsidiaries or their respective businesses. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer or its representatives if such disclosure would, in the Company’s reasonable discretion based upon advice of Company outside counsel, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. All information obtained by or on behalf of Buyer pursuant to this Section 5.1 shall be kept confidential in accordance with the letter agreement dated April 10, 2006 between Buyer and the Company (the “Confidentiality Agreement”).

(b)   The Company will, and will cause its Subsidiaries to, provide Buyer and its agents and representatives with reasonable access to its employees during normal working hours following the date of this Agreement, and after consultation with the Company, among other things, permit Buyer to deliver offers of continued employment contingent upon Closing and to provide information to such employees about Buyer; provided, that the Company and its agents and representatives shall review and approve any such information to be delivered to such employees and shall be permitted to participate in any and all such activities.

(c)    During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, permit Buyer’s senior officers to meet with the controller and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Buyer may deem necessary or appropriate for Buyer to satisfy its obligations under the Sarbanes-Oxley Act.

Section 5.2   Fees and Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, except as otherwise provided in Sections 7.5 and 7.6.

Section 5.3   Superior Proposals; No Solicitation, Etc.

(a)    Except as permitted under subparagraphs (b) or (e) below, from the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, advisors, agents and representatives (collectively, the “Representatives”) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Buyer, Acquisition Sub, and their respective Representatives) conducted heretofore with respect to any Proposal or Alternative Transaction and request and obtain the prompt return or destruction of all confidential information previously furnished in connection therewith. Except as permitted under subparagraphs (b) or (e) below, the Company will not, and will cause its Subsidiaries not to, release any third party from, or waive any rights under, the confidentiality and stand still provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party and will enforce the Company’s and its Subsidiaries’ rights under such agreements. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its Representatives to (directly or indirectly through another person) (i) solicit, initiate, facilitate or knowingly encourage any Proposal or any Alternative Transaction, or (ii) enter into or otherwise directly or indirectly participate in any discussions (other than with Buyer, Acquisition Sub or their respective Representatives) or negotiations with respect to, or furnish to any Person any information with respect or in response to, any Proposal or Alternative Transaction.

(b)   Notwithstanding Section 5.3(a), at any time prior to obtaining Company Shareholder Approval, the Company Board may, subject to compliance with the other terms of this Section 5.3, (i) in respect to any tender offer, take and disclose a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (ii) make any other disclosure to the Company’s shareholders when the Company is advised by outside legal counsel that the failure to make such disclosure is reasonably likely to result in a breach of the fiduciary duties of the Company Board under Applicable Laws and that is not in violation of this Section 5.3(b); and (iii) in response to a bona fide written Proposal which was made after the date hereof and did not result from a breach of this Section 5.3, (A) inform any third party of the terms of this Section 5.3, including making a copy of this Section 5.3 available to any third party, (B) furnish public or non-public information with respect to the Company and any Subsidiary to the Person making the Proposal, subject to first entering into a confidentiality agreement with the Person making the Proposal (which confidentiality agreement includes confidentiality provisions no less restrictive than those attached hereto as Schedule A and provided all such information furnished to such person has previously been disclosed to Buyer), and (C) participate in discussions and negotiations with respect to such Proposal if and only to the extent that, in the case of both clauses (B) and (C), the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to do so is reasonably likely to result in a breach of its fiduciary duties under Applicable Laws, and, in the case of clause (C), the Company Board shall have determined in good faith that such Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(c)    As used in this Agreement:

           (i)  “Alternative Transaction” means any of (A) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Parent, Buyer or Acquisition Sub, directly or indirectly, acquires or would acquire more than fifteen percent (15%) of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (B) any transaction or series of transactions pursuant to which any Person (or group of Persons) other than Parent, Buyer or Acquisition Sub acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiary of the Company) representing more than fifteen percent (15%) of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries on a consolidated basis immediately prior to such transaction or transactions, or (C) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction or series of transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of Shares immediately prior to such transaction or transactions do not, in the aggregate, own at least eighty-five percent (85%) of the outstanding shares of capital stock and outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof;

          (ii)  “Proposal” means an offer from a third party or parties to enter into an Alternative Transaction, or any inquiry, proposal or offer that might reasonably be expected to lead to an Alternative Transaction; and

        (iii)  “Superior Proposal” means a proposed Alternative Transaction that if consummated would result in such third party (or the holders of its equity) owning, directly or indirectly, more than eighty percent (80%) of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with Raymond James & Associates, Inc., or another financial advisor of nationally recognized reputation) (A) to be more favorable to the shareholders of the Company from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account all the terms and conditions of such Superior Proposal and this Agreement, including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise), and (B) to be reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Alternative Transaction.

(d)   In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly (and in no event later than within twenty-four (24) hours) after receipt of a Proposal notify Buyer orally and in writing of the receipt of a Proposal, the terms and conditions of any such Proposal (which shall include any changes thereto and the identity of the Person making the Proposal) and of any discussions, explorations or negotiations sought to be entered into or continued by such person with the Company, any of its Subsidiaries, or any of their Representatives. The Company shall provide Buyer with updates on a reasonably current basis, and in any event at least once every two (2) calendar days, of the status (including any change to the terms and conditions thereof) of any such Proposal and any decision to furnish information or participate in discussions or negotiations as permitted by Section 5.3(b).

(e)    Neither the Company Board nor any committee thereof will: (i) (A) withdraw (or modify in a manner adverse to Buyer) the recommendation by the Company Board or any such committee in favor of this Agreement and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the shareholders of the Company reject this Agreement or the Merger, or (D) resolve, agree or propose publicly to take any such actions; (ii) adopt or approve (or recommend the adoption or approval of) any Proposal or Alternative Transaction, or withdraw its approval of this Agreement or the Merger, or resolve or agree to take any such actions; (iii) without limiting Section 5.3(e)(i), propose publicly to adopt or approve any Proposal or Alternative Transaction, or propose publicly to withdraw its approval of this Agreement or the Merger or resolve or agree to take any such actions; (iv) fail to (A) include in the Proxy Statement the unanimous recommendation of the Company Board in favor of the adoption and approval of the Agreement and the approval of the Merger, (B) reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) calendar days after Buyer requests in writing that such unanimous recommendation be affirmed, or (C) send to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after a tender or exchange offer relating to its securities by a Person is first published, sent or given, a statement disclosing that the Company Board unanimously recommends rejection of such tender or exchange offer; or (v) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or another agreement constituting or related to an Alternative Transaction or Proposal (each, an “Alternative Acquisition Agreement”) (other than a confidentiality agreement referred to in Section 5.3(b)) or resolve or agree to take any such actions (each Company Board or committee action set forth in clauses (i)-(v) of this Section 5.3(e) being referred to herein as a “Company Adverse Recommendation Change”), unless such Alternative Transaction or Proposal is determined by the Company Board to constitute a Superior Proposal and the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties under Applicable Laws, in which case, the Company Board may effect a Company Adverse

Recommendation Change, and may terminate this Agreement pursuant to Section 7.1(g) and substantially concurrently therewith enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that the Company may not exercise its right to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(g): (x) until after the third (3rd) business day following Buyer’s receipt of written notice from the Company advising Buyer that the Company Board has received a Superior Proposal and that the Company Board will, subject to any action taken by Buyer pursuant to this Section 5.3(e), cause the Company to accept such Superior Proposal, which notice shall specify in reasonable detail the reasons such Superior Proposal is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement and to which shall be attached the most current version of the agreement relating to such Superior Proposal (a “Notice of Superior Proposal”) (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new three (3) day period), and (y) unless after such third (3rd) business day such Superior Proposal remains a Superior Proposal after taking into account any changes to the terms of this Agreement proposed by Buyer in response to such Notice of Superior Proposal. Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with Section 7.1(f) or 7.1(g), nothing in this Section 5.3 will affect the rights and obligations of the Company and of Parent, Buyer or Acquisition Sub under any other provision of this Agreement, including the obligation of the Company to seek the Company Shareholder Approval pursuant to Section 5.6.

Section 5.4   Cooperation.

(a)    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following:  (i) cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any Governmental Entities; (ii) cooperate in the preparation and filing of the Proxy Statement, and any amendments thereto; (iii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Buyer or the Company, for the consummation of the transactions contemplated by this Agreement and keep Buyer reasonably informed of the status of such consents; and (iv) contest and/or resolve any legal proceeding relating to the Merger (provided that if there is or may be a conflict between this clause (iv) and Section 5.4(c), then the provisions of Section 5.4(c) are applicable). If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

(b)   Buyer and the Company will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard, but without limitation, each party hereto shall inform the other of any material communication between such party and any Governmental Entity, including the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity, regarding the transactions contemplated herein and permit the other party to review in advance any proposed communication by such party to any such Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. The parties will provide each other with copies of all correspondence, filings or written communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby and thereby, except to the extent such disclosure would (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(c)    Notwithstanding any other provision of this Agreement, Buyer is and shall be under no obligation to take any action to resolve any objections, or to contest, minimize, avoid or eliminate any impediment, so as to obtain clearance under any antitrust, competition or trade regulation law that may be raised or asserted by any United States or non-United States governmental, regulatory or administrative antitrust authority or any other Person that might prevent the parties from closing the transactions contemplated by this Agreement. Without limiting the foregoing, the Buyer need not take or agree to any action that involves or might involve effecting the sale, divesture or disposition of any of the assets, properties or businesses of any of Buyer, any of its affiliates, the Company or any of its Subsidiaries, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets and properties.

Section 5.5   Company Stock Options.   The Company shall, prior to the Effective Time, take all action necessary to effectuate the treatment of Company Stock Options set forth in Section 1.10.

Section 5.6   Shareholder Approval; Shareholder Statement.   Subject to Section 5.3(e) of this Agreement, the Company shall call and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining, and shall use its reasonable best efforts to obtain, the Company Shareholder Approval. The Company Board will unreservedly and unanimously recommend that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, subject to Section 5.3(e) of this Agreement.

Section 5.7   Public Announcement.   Buyer and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

Section 5.8   Notification of Certain Matters.

(a)    Between the date of this Agreement and the Effective Time, Buyer shall use its reasonable efforts to give prompt notice to the Company, and the Company shall use its reasonable efforts to give prompt notice to Buyer, of:  (i) the occurrence or non-occurrence of any event of which it is aware and which would be reasonably likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Buyer or the Company in any material respect to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any change or event which has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)   The Company shall have the right from time to time prior to the Closing Date to supplement or amend the Company Letter with respect only to any event, condition or matter arising after the execution of this Agreement which, if existing at the date of this Agreement, would have been required to be set forth or described in the Company Letter. Any such supplemental or amended disclosure shall be deemed to cure any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VI have been satisfied; provided that, if such event, condition or matter has had or would reasonably be expected to have a Material Adverse Effect, Buyer shall have the right to terminate this Agreement by providing written notice of such termination to the Company within ten (10) days of receipt of such supplement or amendment. If Buyer fails to terminate this Agreement in accordance with the immediately preceding sentence within such ten (10) day period, (i) the supplement or amendment shall be deemed accepted by Parent, Buyer and Acquisition Sub, (ii) any breach of any representation or warranty made in this Agreement caused by the event, condition or matter disclosed in the supplement or amendment shall be deemed to have been waived by Parent, Buyer and Acquisition Sub, and (iii) the Company Letter shall be deemed to be supplemented or amended in accordance therewith.

Section 5.9   Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 5.10 Indemnification.

(a)    From and after the Closing Parent and Buyer shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10, without limit as to time. After the Effective Time, each of Buyer and the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time, including the authorization of this Agreement and the transactions contemplated hereby, to the maximum extent permitted by Applicable Law or provided in the Company Charter and any indemnity agreements, all as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Parent and Buyer will cause the Surviving Corporation to maintain in effect tail coverage that the Company has purchased in connection with the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “D&O Insurance”). If the D&O Insurance cannot be maintained, expires or is terminated or cancelled during a period of not less than six (6) years from and after the Effective Time, Parent, Buyer and the Surviving Corporation will cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of twice the amount per annum the Company paid in its last full fiscal year, on terms and conditions substantially similar to the existing D&O Insurance.

(b)   In the event Buyer or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.10, proper provision shall be made so that the successors and assigns of Buyer and the Surviving Corporation assume the obligations set forth in this Section 5.10; provided that, in the case of any such assignment by Buyer or the Surviving Corporation, Buyer and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement. In addition, if the Surviving Corporation is financially unable to satisfy its indemnification obligations under this Section 5.10, Buyer shall be deemed to have assumed and therefore be obligated to discharge such indemnification obligations to the same extent that the Surviving Corporation is so obligated.

Section 5.11   Section 16 Matters.   Buyer, Acquisition Sub and the Company agree to cooperate fully in the structuring and timing of any dispositions and acquisitions of equity securities by directors and officers (as defined in Rule 16a-1 under the Exchange Act) of the Company pursuant to the transactions contemplated by this Agreement and to take, and cause their respective boards of directors or compensation committees to take, prior to the Effective Time, any and all such actions as may be reasonably necessary to afford an exemption from liability under Section 16(b) of the Exchange Act for such acquisitions and dispositions.

Section 5.12   Employee Benefit Matters.

(a)    The Surviving Corporation shall provide the Company Employees retained by the Surviving Corporation with employee benefits no less favorable in the aggregate than the better of (i) benefits provided to Buyer’s similarly situated employees and (ii) benefits provided to Company Employees under the Company Benefit Plans and Company Benefit Agreements; provided that the Surviving Corporation shall be under no obligation to retain any Company Employee or group of Company Employees (subject to Applicable Law and the severance terms or other provisions of existing employment agreements), and provided that clause (ii) above shall terminate six (6) months after the Closing Date. With respect to each employee benefit plan of Buyer or the Surviving Corporation (collectively, “Buyer Benefit Plan”) in which Company Employees participate after the Effective Time, for all purposes (other than benefit accrual under a defined benefit pension plan), including for purposes of entitlement to severance benefits and vacation or other leave entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer and the Surviving Corporation; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Benefit Plan, nor shall it be recognized with respect to any equity incentive award granted on or after the Closing Date. To the extent (A) permitted by Applicable Law and (B) that Company Employees are covered by the Buyer Benefit Plan, Buyer shall cause any and all pre-existing conditions, eligibility waiting periods and evidence of insurability requirements under the Buyer Benefit Plan to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Benefit Plan in which they are eligible to participate after the Effective Time.

(b)   The parties hereto acknowledge and agree that all provisions contained in this Section 5.12 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company, the Surviving Corporation or Buyer. After the Effective Time, nothing contained in this Section 5.12 shall interfere with Buyer’s or the Surviving Corporation’s right to amend, modify or terminate any Company Benefit Plan or Buyer Benefit Plan in accordance with Applicable Law and the terms of such plans, or to terminate the employment of any employee of the Company or the Surviving Corporation for any reason. In the event the Company’ 401(k) plan is terminated, participants in such plan shall be offered the opportunity to transfer or make a direct rollover of any distribution from such Company 401(k) plan into a Buyer Benefit Plan that is a qualified retirement plan and such transfer or rollover may include outstanding participant loans (to the extent permitted by such Buyer Benefit Plan).

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)   Shareholder Approval.   This Agreement shall have been duly approved and adopted by the requisite vote of the shareholders of the Company in accordance with Applicable Law and the Company Charter.

(b)   HSR, Etc. Approvals.   The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other material foreign, federal or state antitrust, competition or fair trade law shall have expired or been terminated, or in the case of foreign law, approval shall have been obtained.

(c)   No Proceeding.   There shall not be threatened or pending any suit, action, proceeding or investigation by a Governmental Entity seeking to restrain or prohibit the consummation of the Merger or the performance of any of the transactions contemplated by this Agreement.

(d)   No Order.   No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Section 6.2   Conditions to the Company’s Obligation to Effect the Merger.   The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)   Representations.   The representations and warranties of Buyer made in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) has not materially impaired and would not materially impair the ability of Parent, Buyer and Acquisition Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(b)   Performance.   Buyer shall have performed all obligations and agreements in all material respects and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)   Certificate.   The Company shall have received from Buyer a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer thereof.

Section 6.3   Conditions to Buyer’s Obligation to Effect the Merger.   The obligations of Parent, Acquisition Sub, and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent, Buyer, Acquisition Sub in its sole discretion:

(a)   Representations.   (i) The representations and warranties of the Company made in Sections 3.2 (a) and (b), 3.3(a), 3.4, 3.10 and 3.11(b)(iii) and (iv) of this Agreement, or any certificate delivered pursuant hereto in respect of such Sections, shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except in either case where the failure to be true and correct is not material (without giving further effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); and (ii) all the other representations and warranties of the Company made in this Agreement, or any certificate delivered pursuant hereto and in respect of such other representations and warranties, shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)   Performance.   The Company shall have performed all obligations and agreements in all material respects and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)   Appraisal Rights.   The Company shall not have received any notice that holders, which alone or in the aggregate own or beneficially own five percent (5%) or more of the Shares then outstanding, have purported to assert appraisal rights.

(d)   Certificate.   Buyer shall have received from the Company a certificate to the effect set forth in Sections 6.3(a), (b) and (c), signed by a duly authorized officer thereof.

(e)   No MAE.   No Material Adverse Effect shall have occurred or shall be reasonably expected to occur.

(f)   Proceedings.   There shall not be threatened or pending any suit, action, proceeding or investigation by a Governmental Entity or any other Person (i) seeking to prohibit or impose any material limitations on the ownership or operation of the properties or business of Parent, Buyer, Acquisition Sub, the Company or any of their respective Subsidiaries or affiliates, or (ii) which has the effect, or is reasonably likely to have the effect, directly or indirectly, of (A) limiting in a material way the reasonably expected benefits of the Merger for Buyer, (B) compelling the sale, divestiture or disposition of any of Parent’s, Buyer’s, Acquisition Sub’s, the Company’s or any of their Subsidiaries’ or affiliates’ assets, properties or business where such would reasonably likely be materially adverse, or (C) imposing any material limitation on the ability of any of Parent, Buyer, Acquisition Sub, the Company, or any of their respective Subsidiaries or affiliates to conduct their business or to own or exercise control of such assets, properties and business.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1   Termination.   This Agreement may be terminated at any time prior to the Closing Date by action taken or authorized by the Board of Directors of the terminating party in accordance with the following:

(a)    by mutual written consent of Buyer and the Company;

(b)   by either Buyer or the Company, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the party so requesting termination shall have complied with Section 5.4;

(c)    by either Buyer or the Company if the Merger shall not have been consummated prior to October 31, 2006; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)   by the Company if:  (i) the Company is not in material breach of any of its representations, warranties or covenants under this Agreement and (ii) Parent, Buyer or Acquisition Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any certificate delivered pursuant hereto and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.2, (B) in the case of a breach or failure capable of being cured, has not been cured within twenty (20) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company;

(e)    by Buyer:  (i) if Buyer is not in material breach of any of its representations, warranties or covenants under this Agreement and the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.3, (B) in the case of a breach capable of being cured, has not been cured within twenty (20) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Buyer; or (ii) in accordance with Section 5.8(b);

(f)    by Buyer, if there shall have been a Company Adverse Recommendation Change;

(g)    by the Company at such time as there shall have been a Company Adverse Recommendation Change in response to a Superior Proposal and after compliance with Section 5.3(e);

(h)   by Buyer or the Company if, upon a vote thereon at the Company Shareholder Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Shareholder Approval;

(i)    by Buyer, if there shall have been a Material Adverse Effect; or

(j)     by Buyer, if a material breach by the Company of Section 5.3 or 5.6 shall have occurred.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2   Effect of Termination.   In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Buyer, Acquisition Sub or their respective officers or directors (except for the last sentence of Section 5.1(a), Section 5.2, Section 5.7, this Section 7.2, Sections 7.5, 7.6 and 7.7, and Article VIII, each of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party from any liability for any breach of a representation, warranty, or covenant contained in this Agreement prior to such termination.

Section 7.3   Amendment.   Subject to compliance with Applicable Law, this Agreement may be amended by the Company and Buyer (on behalf of itself, Acquisition Sub and Parent), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4   Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other party, and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.5   Company Termination Fees.

(a)    The Company will pay to Buyer, by wire transfer of immediately available funds, an amount equal to Ten Million Nine Hundred Fifty Thousand Dollars ($10,950,000.00) (the “Termination Fee”) if this Agreement is terminated by Buyer pursuant to Section 7.1(f) or by the Company pursuant to Section 7.1(g). Payment of the Termination Fee shall be made by wire transfer immediately at the effective time of termination upon termination by the Company pursuant to Section 7.1(g), and shall be made by wire transfer within five (5) business days following the date of termination upon termination by Buyer pursuant to Section 7.1(f).

(b)   In the event that (i) this Agreement is terminated by Buyer or the Company pursuant to Section 7.1(c), other than because of the failure to satisfy Section 6.1(b) where the failure was not due to a breach of this Agreement, or is terminated by Buyer or the Company pursuant to Section 7.1(h), or is terminated by Buyer pursuant to any of Sections 7.1(e), 7.1(i), or 7.1(j); (ii) at any time after the date of this Agreement and prior to the Company Shareholder Meeting, a potential Alternative Transaction shall have been made known to the Company (privately or otherwise) or publicly disclosed by any Person; and (iii) within fifteen (15) months after termination pursuant to Section 7.1(c), 7.1(e), 7.1(h), 7.1(i) or 7.1(j) the Company consummates any Alternative Transaction then the Company shall pay the Termination Fee (minus the amount, if any, previously paid pursuant to Section 7.5(c)) to Buyer, by wire transfer of same day funds, upon consummation of the transaction in respect of the Alternative Transaction, as may be applicable (provided that for purposes of this Section 7.5(b), the term “Alternative Transaction” shall have the meaning assigned in Section 5.3(c), except that the references to “more than fifteen percent (15%)” shall be deemed to be references to “more than fifty percent (50%)”).

(c)    (i) If this Agreement is terminated by Buyer or the Company pursuant to Section 7.1(h), then the Company shall pay Buyer an amount equal to one-third (1/3) of the Termination Fee; and (ii) If this Agreement is terminated by Buyer pursuant to Section 7.1 (j), then the Company shall pay Buyer an amount equal to the sum of (A) the Buyer’s Expenses (not to exceed Three Million Dollars ($3,000,000.00) in the aggregate) for which Buyer has not theretofore been reimbursed by the Company and (B) one-third (1/3) of the Termination Fee.

Section 7.6   Buyer Termination Fees.   In the event this Agreement is terminated by the Company pursuant to Section 7.1(d), then Buyer shall pay the Company an amount equal to the sum of the Company’s Expenses, not to exceed One Million Five Hundred Dollars ($1,500,000.00) in the aggregate.

Section 7.7   Expenses.   The term “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, expert and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, analysis, preparation, negotiation, execution and performance of this Agreement, the Proxy Statement and the transactions contemplated hereby. Company’s payment of the Expenses and the fee provided for in Section 7.5(c) shall be made within two (2) business days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Buyer’s Expenses (which itemization may be supplemented and updated from time to time by Buyer until the ninetieth (90th) day after Buyer delivers such notice of demand for payment). Buyer’s payment of the Company’s Expenses pursuant to Section 7.6 shall be made within two (2) business days after delivery to Buyer of notice of demand for payment and a documented itemization setting forth in reasonable detail all the Company’s Expenses (which itemization may be supplemented and updated from time to time by the Company until the ninetieth (90th) day after the Company delivers such notice of demand for payment).

Section 7.8   Interest.   If not paid when due, amounts payable pursuant to Sections 7.5 and 7.6 shall bear interest at the rate of ten percent (10%) per annum or the highest rate allowed by law, whichever is less, together with all reasonable costs of collection. The Company and Buyer acknowledge that the agreements contained in Sections 7.5 and 7.6: (a) reflect reasonable compensation to the Company and Buyer respectively for undertaking the transactions contemplated hereby and risking the loss of benefits of the transaction under the circumstances contemplated by this Sections 7.5 and 7.6 respectively, (b) were agreed for the purpose of inducing Buyer and the Company, respectively, to execute this Agreement and undertake its obligations hereunder, and (c) are an integral part of the transactions contemplated by this Agreement, and without these agreements, the Company and Buyer would not have entered into this Agreement. Payment of the fees and expenses described in Sections 7.5 and 7.6 shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon electronic confirmation of delivery by facsimile, or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to Parent, Buyer or Acquisition Sub, to:

President
HID Global Corporation
9292 Jeronimo Road
Irvine, CA 92618
Attn: Denis Hebert
Facsimile: 949-598-1680

with a copy (which shall not constitute notice) to:

General Counsel
Assa Abloy AB
Box 70340, 107 23 Stockholm
Besöksadress
Klarabergsviadukten 90
Attn:  Jacob Wahlberg
Facsimile: +46 (0) 8 506 485 87

and

Wiggin and Dana LLP
One Century Tower
265 Church Street
New Haven, CT 06510-1832
Attn:  D. Terence Jones, Esq.
Facsimile:  203-782-2889

(b)   if to the Company, to:

Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344
Attn: Jeffrey Upin
Facsimile: 952-946-8412

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
45 S. 7th Street
Suite 3300, Plaza VII
Minneapolis, MN 55402
Attn:  Bruce A. Machmeier, Esq.
Facsimile: 612-607-7100

Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

Section 8.2   Interpretation.

(a)    When a reference is made in this Agreement to a paragraph, section, article or exhibit, such reference shall be to a paragraph, section, article or exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” and words of similar import are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement has been negotiated and written in the English language and the English text hereof shall be the controlling text in the event of any discrepancy that may exist between the English text and any translation therefrom. The parties agree that this Agreement shall be interpreted according to its plain meaning and not strictly for or against any party. No party to this Agreement has relied upon the advice of any other party or that party’s agents as to the legal, tax or other consequences of this Agreement. Prior drafts of this Agreement shall not be used in order to interpret or construe any provisions or terms of this Agreement.

(b)   “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Buyer or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

(c)    “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

(d)   “Applicable Laws” or “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, executive order, or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents.

(e)    “affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(f)    “business day” means any day other than a day on which the SEC is closed.

(g)    “Indebtedness” means, without duplication, (i) all obligations for borrowed money (including unfunded credit commitments), (ii) all other obligations generally recognized as indebtedness (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several or secured or unsecured, but excluding in any event any trade accounts payable in the ordinary course of business, (iii) any reimbursement obligations in respect of letters of credit, surety bonds or obligations in respect of bankers acceptances, whether or not matured, (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and (vi) all capital lease obligations; provided, however, that “Indebtedness” shall not include any intercompany obligation between or among the Company and its Subsidiaries.

(h)   “knowledge,” with respect to (i) the Company shall mean the actual, conscious knowledge of the executive officers of the Company, and (ii) Parent, Buyer or Acquisition Sub shall mean the actual, conscious knowledge of the officers of Parent, Buyer or Acquisition Sub involved in the negotiation and execution of this Agreement.

(i)    “Material Adverse Effect” means any Event or series of Events, individually or in the aggregate, that has been or that could reasonably be expected to:  (i) be materially adverse to the business, operations, or condition (financial or otherwise, including the capitalization, assets (including intangible assets), liabilities, operations, revenues, results of operations, cash flow or prospects) of the Company and its Subsidiaries, taken as a whole, but shall not include any of the foregoing caused by, arising out of, related to or otherwise attributable to: (A) economic, political, or regulatory conditions generally affecting the industry in which the Company and its Subsidiaries operate to the extent that such do not disproportionately affect the Company; (B) any change in Applicable Laws or GAAP, (C) the announcement or pendency of the Merger; (D) the Company’s compliance with its obligations, or the satisfaction of the conditions to the Merger, set forth in this Agreement; (E) any action taken by the Company or any of its Subsidiaries with the prior written consent of Buyer; (F) Buyer’s refusal to permit the Company upon Company’s good faith request to Buyer to take any of the actions set forth in Section 4.1, (G) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and discussed hereunder or disclosed in the Company Letter, subject to Section 5.8(b); or (H) any fact disclosed in the Company Letter, subject to Section 5.8(b); or (ii) prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated in this Agreement.

Section 8.3   Counterparts; Facsimile Signatures.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement, any ancillary agreements, or any amendments thereto shall be valid and have the same force and effect as a manually signed original.

Section 8.4   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the exhibits and schedules hereto and the Company Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, arrangements, communications and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except pursuant to Section 5.10, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. For the avoidance of doubt, shareholders of Buyer and the Company are not third party beneficiaries under this Agreement and shall have no right to rely on the representations and warranties contained herein as characterizations of the actual state of facts or condition of the Company or any of its Subsidiaries.

Section 8.5   Nonsurvival of Representations, Warranties and Covenants.   The respective representations, warranties and covenants of the Company and Parent, Buyer and Acquisition Sub contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing Date; provided that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing, including Section 5.10 and Section 5.12.

Section 8.6   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

Section 8.7   Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such action in such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 8.7(a) shall be deemed effective service of process on such party.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.7(b).

(c)    In any dispute, whether resolved by litigation or other dispute resolution mechanism, arising from or related to this Agreement or the transactions contemplated herein, the substantially prevailing party shall be entitled to recover from the other party (as part of the arbitral award or order) its reasonable attorneys’ fees and other costs of the resolution of such dispute.

Section 8.8   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 8.9   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.10   Performance by Sub and Buyer.   Parent hereby agrees to cause Buyer to comply with its obligations hereunder and whenever this Agreement requires Buyer to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Buyer to take such action. Parent and Buyer hereby jointly and severally agree to cause Acquisition Sub to comply with its obligations hereunder and to cause Acquisition Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Acquisition Sub to take any action, such requirement shall be deemed to include an undertaking of Parent and Buyer to cause Acquisition Sub to take such action.

Section 8.11   Other Remedies; Specific Performance.   Notwithstanding the payments provided for in Sections 7.5 and 7.6:

(a)    any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; and

(b)   the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond or other security in connection with any such proceeding.

Section 8.12   Defined Terms.   Each of the following terms is defined in the Section identified below:

Acquisition Sub	Preamble
affiliate	Section 8.2(e)
Affiliated Person	Section 3.19(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(e)
Alternative Transaction	Section 5.3(c)(i)
Applicable Laws	Section 8.2(d)
Appraisal Shareholder	Section 1.8(e)
Appraisal Shares	Section 1.8(e)
business day	Section 8.2(f)
Buyer	Preamble
Buyer Benefit Plan	Section 5.12(a)
Certificate of Merger	Section 1.2
Certificates	Section 1.9(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 1.12
Commonly Controlled Entity	Sectino 3.12(a)

Company	Preamble
Company Adverse Recommendation Change	Section 5.3(e)
Company Balance Sheet Date	Section 3.7(a)
Company Benefit Agreement	Section 3.12(a)
Company Benefit Plans	Section 3.12(a)
Company Board	Section 3.3(b)
Company Charter	Section 3.1
Company Employee Stock Purchase Plan	Section 1.10(c)
Company Employees	Section 3.14(a)
Company Letter	Preamble to Article III
Company Patents	Section 3.15(b)
Company Permits	Section 3.8
Company Registered Copyrights	Section 3.15(b)
Company Registered IP	Section 3.15(b)
Company Registered Marks	Section 3.15(b)
Company Right	Section 1.8(a)
Company Rights Agreement	Section 1.8(a)
Company SEC Reports	Section 3.5(a)
Company Shareholder Approval	Section 3.16
Company Shareholder Meeting	Section 5.6
Company Stock Option Plans	Section 3.2(a)
Company Stock Options	Section 3.2(b)
Company Stock-Based Awards	Section 3.2(b)
Company Welfare Plan	Section 3.12(a)
Confidentiality Agreement	Section 5.1(a)
Constituent Corporations	Preamble
Copyrights	Section 3.15(a)
D&O Insurance	Section 5.10(a)
DGCL	Section 1.1
Effective Time	4, Section 1.2
Environmental Law	Section 3.17(a)
Environmental Permit	Section 3.17(a)
ERISA	Section 3.12(a)
Event	Section 3.7(b)
Exchange Fund	Section 1.9(a)
Financial Statements	Section 3.5(a)
GAAP	Section 3.5(a)
Governmental Entity	Section 2.3
Hazardous Substances	Section 3.17(a)
Holders	Sectin 1.9(a)
HSR Act	Section 2.3
Inbound License Agreement	Section 3.15(d)
Indebtedness	Section 8.2(g)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.15(a)
IRS	Section 3.9(f)
knowledge	Section 8.2(h)
Leased Real Property	Sectin 3.21(b)
Liens	Section 3.21(a)
Marks	Section 3.15(a)

Mask Works	Section 3.15(a)
Material Adverse Effect	Section 8.2(i)
Material Contracts	Section 3.11(b)
Merger	Section 1.1
Merger Consideration	Section 1.8(a)
Notice of Superior Proposal	Section 5.3(e)
Option Merger Payment Amount	Section 1.10(a)
Parent	Preamble
Patents	Section 3.15(a)
Paying Agent	Section 1.9(a)
Permitted Liens	Section 3.21(e)
Person	Section 8.2(c)
Pre-Closing Period	Section 5.1(a)
Proxy Statement	Section 1.11(a)
Recent Company SEC Reports	Section 3.5(a)
Representatives	Section 5.3(a)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 1.11(a)
Securities Act	Section 3.2(b)
Share	Section 1.8
Shares	Section 1.8
Subsidiary	Section 8.2(b)
Superior Proposal	Section 5.3(c)(iii)
Surviving Corporation	Section 1.1
Tax Return	Section 3.9(a)
Taxes	Section 3.9(a)
Termination Fee	Section 7.5(a)
Trade Secrets	Section 3.15(a)

[Next page is signature page]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

FARGO ELECTRONICS, INC.
a Delaware corporation
By:	/s/ GARY R. HOLLAND
Name: Gary R. Holland
Title: President, Chairman and CEO
DAKOTA ACQUISITION SUB, INC.
a Delaware corporation
By:	/s/ DENIS HÉBERT
Name: Denis Hébert
Title: Director
HID GLOBAL CORPORATION
a Delaware corporation
By:	/s/ DENIS HÉBERT
Name: Denis Hébert
Title: President and CEO
ASSA ABLOY, INC.
an Oregon corporation
By:	/s/ THANASIS MOLOKOTOS
Name: Thanasis Molokotos
Title: President

SCHEDULE A

Confidentiality Provisions
(Section 5.3(b)(ii))

You have contacted Fargo Electronics, Inc. (the “Company”) concerning your possible negotiated purchase of all or a portion of the stock, assets or business of the Company, or any related transactions as may be mutually agreed between your organization and the Company (the “Possible Transaction”). You have requested information from the Company in connection with your consideration of a Possible Transaction with the Company. The Due Diligence Materials (as defined below) will be provided to you exclusively for the purpose of evaluating your interest in the Possible Transaction. This letter confirms the agreement (the “Agreement”) between the Company and you and, based on the following terms and conditions, we are willing to make such information available to you:

Disclosure of Due Diligence Materials

As a condition to our furnishing Due Diligence Materials to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that either we or our representatives furnish to you in connection with the Possible Transaction involving the Company, whether furnished orally or in writing (whatever the form or data storage medium) or gathered by inspection and regardless of whether specifically identified as “confidential”, together with all notes, analyses, compilations, forecasts, studies or other documents or records prepared by you, or by your directors, officers, agents, representatives (including attorneys, accountants, lenders and financial advisors) or employees (collectively the “Representatives”) which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the “Due Diligence Materials”). You recognize and acknowledge the competitive value of the Due Diligence Materials and the damage that could result to the Company if the Due Diligence Materials were used or disclosed except as authorized by this Agreement.

The term “Due Diligence Materials” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement or (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that to your knowledge such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives.

Use of Due Diligence Materials

You agree that the Due Diligence Materials will be used solely for the purpose of evaluating the Possible Transaction. You agree that the Due Diligence Materials will be kept strictly confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to those of your Representatives who need to know such information for the sole purpose of evaluating the Possible Transaction between you and the Company (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each agree to treat such information confidentially in accordance with this Agreement), and (ii) any other disclosure of such information may be made if the Company consents in writing prior to any disclosure. Without limiting the generality of the foregoing, in the event that the Possible Transaction is not consummated neither you or your Representatives shall use any of the Due Diligence Materials for any purpose.

You will be responsible for any actions by your Representatives (including your employees who, subsequent to the first date of disclosure of Due Diligence Materials hereunder, become former employees) inconsistent with the direction required of you and the agreement required of them pursuant to clause (i) of the provisos in the preceding paragraph. You agree, at your sole expense, to take all reasonable measures, including but not limited to court proceedings, to restrain your Representatives (and former employees) from unauthorized disclosure or use of the Due Diligence Materials. In addition, by signing this letter you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been advised) that the United States securities laws restrict persons with material non-public information about a company, obtained directly or indirectly from that company, from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and that the Due Diligence Material may contain material non-public information.

If at any time you consider a transaction that would involve participation directly or indirectly by a third party that is not a “Representative” within the meaning of this Agreement, you agree that such third party will execute a confidentiality agreement subject to the Company’s written approval prior to disclosure to such party of any Due Diligence Materials.

Non-Disclosure of Possible Transaction; Compelled Disclosure

The public disclosure of your potential interest in the Possible Transaction could have a material adverse effect on the Company’s business. Accordingly, you agree that, without the prior written consent of the Company, you will not disclose, and will direct your Representatives not to disclose, to any person other than your Representatives the fact that the Due Diligence Materials exist or have been provided to you, that you are considering the Possible Transaction or that discussions or negotiations are taking place concerning the Possible Transaction, or any of the terms, conditions or other facts with respect to any such possible transaction, including, without limitation, the status thereof, unless (i) in the opinion of your counsel such disclosure is required by you in order that you comply with any law, order, decree or governmental or stock exchange request and prior to such disclosure, and as far in advance as is reasonably practicable, you consult with the Company and its legal counsel concerning the information you propose to disclose or (ii) such information is made publicly available other than as a result of wrongful disclosure by you or your Representatives. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the news media and any corporation, governmental agency, partnership, stock exchange, association, group, individual or other entity.

In the event that you or any of your Representatives receive a request or are required (by deposition interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the information contained in the Due Diligence Materials, you or your Representatives, as the case may be, agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) assist the Company at the Company’s expense in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, you or your Representatives, as the case may be, may without liability under this Agreement disclose to any tribunal only that portion of the Due Diligence Materials which you are advised by counsel is legally required to be disclosed; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and use your reasonable efforts, at the Company’s expense, to obtain assurances that confidential treatment will be accorded to such information.

Return of Documents

Upon the Company’s request you and your Representatives shall promptly deliver to the Company or destroy all written Due Diligence Materials provided by the Company (whatever the form or data storage medium), except for that portion of the Due Diligence Materials that consists of or contains notes, analyses compilations, forecasts, studies or other documents or records prepared by or on behalf of you or your Representatives, which will continue to be subject to the terms of this Agreement. Compliance with this paragraph shall be certified in writing to the Company by an authorized officer supervising the return or destruction of written materials pursuant hereto. Notwithstanding the return or destruction of the Due Diligence Materials, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Appendix B

Raymond James

May 21, 2006

Board of Directors
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.01 (the “Common Stock”) of Fargo Electronics, Inc. (the “Company”), of the consideration to be received by such holders in connection with the proposed Merger (the “Merger”) of the Company with a merger subsidiary of HID Corporation (“Acquisition Sub”) pursuant and subject to the Draft Agreement and Plan of Merger among the Company and Assa Abloy, Inc., its wholly owned subsidiary HID Corporation and Acquisition Sub dated as of May 22, 2006 (the “Agreement”). Under the terms of the Agreement, at the closing of the Merger, the Company will be merged with Acquisition Sub, and each outstanding share of Common Stock of the Company will be converted into a right to receive $25.50 per share.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.                reviewed the financial terms and conditions as stated in the Agreement;

2.                reviewed the Company’s Annual and Quarterly Reports filed on Forms 10-K and 10-Q for the year ended December 31, 2005 and the quarter ended March 31, 2006, respectively;

3.                reviewed other Company financial and operating information requested from and/or provided by the Company;

4.                reviewed certain other publicly available information on the Company, including all material Form 8-Ks from January 1, 2004 to May 19, 2006; and

5.                discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With the consent of the Company, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, HID Corporation, Assa Abloy AB or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with the Company’s consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 19, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did

B-1

not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of Assa Abloy AB stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Assa Abloy AB at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Company’s shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or Assa Abloy AB for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the close of business of May 21, 2006, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

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Appendix C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary R. Holland and Jeffrey D. Upin, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Fargo Electronics, Inc. held of record by the undersigned on               , 2006, at the Special Meeting of Stockholders to be held on               , 2006, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.

If you wish to vote in accordance with the board of directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

You may vote your Proxy in three ways

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-   -    —QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on                            , 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.       .com/   /—QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on                     , 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to                                                                   .

If you vote by Phone or Internet, please do not mail your Proxy Card

☒Please mark your votes as in this example.

1.                                       Proposal to approve the Agreement and Plan of Merger dated as of May 22, 2006 among Fargo Electronics, Inc., Assa Abloy, Inc., HID Global Corporation and Dakota Acquisition Sub, Inc.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.                                       Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                       In their discretion, the Proxies are authorized to vote upon such other business, as may properly come before the meeting.

☐	FOR	☐	WITHHELD

Dated:                                       , 2006

Signature

Signature if held jointly